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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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TriMas Corporation
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS
To be held May 11, 2017

To the Shareholders of TriMas Corporation:
The 2017 Annual Meeting of Shareholders (the “Annual Meeting”) of TriMas Corporation (the “Company”) will be held on Thursday, May 11, 2017 at TriMas Corporation headquarters, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304, at 8:00 a.m. Eastern Time for the following purposes to:

1.	elect three directors to serve until the Annual Meeting of Shareholders in 2020;

2.	ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017;

3.	approve the TriMas Corporation 2017 Equity and Incentive Compensation Plan;

4.	approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers (“NEOs”);

5.	recommend, on a non-binding advisory basis, the frequency of future non-binding advisory votes to approve the compensation paid to the Company’s NEOs; and

6.	transact other business as may properly come before the meeting.

We encourage you to read this proxy and our 2016 Annual Report and learn more about TriMas online at www.trimascorp.com. There you will find further information about our performance and how we are working to increase shareholder value.

Finally, we want to encourage you to vote regardless of the size of your holdings. Every vote is important and your participation helps us do a better job of understanding and acting on what matters to you as a shareholder. You can cast your vote by internet, by telephone, or by mailing a printed proxy card as outlined in this document.

/s/ Samuel Valenti	/s/ Thomas A. Amato
Samuel Valenti III	Thomas A. Amato
Chairman of the Board	President and Chief Executive Officer

Bloomfield Hills, Michigan
This notice of Annual Meeting, proxy statement, and form of proxy are being distributed and made available on or about April 5, 2017.
Even if you intend to be present at the Annual Meeting in person, please sign and date the enclosed proxy card or voting instruction card and return it in the accompanying envelope, or vote via telephone or internet (as indicated on your proxy card or voting instruction card), to ensure the presence of a quorum. Any proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 11, 2017

The Proxy Statement and 2016 Annual Report of TriMas Corporation are available at: http://ir.trimascorp.com

PROXY STATEMENT FOR 2017 ANNUAL MEETING OF SHAREHOLDERS

This proxy statement contains information regarding the 2017 Annual Meeting of Shareholders (the “Annual Meeting”) of TriMas Corporation (“TriMas” or the “Company”) to be held at 8:00 a.m. Eastern Time on Thursday, May 11, 2017 at TriMas headquarters, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304. The Company’s Board of Directors (the “Board”) has fixed the close of business on March 14, 2017 as the record date (“Record Date”) for determining the shareholders that are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. The Board is soliciting proxies for use at such meeting and at any adjournment or postponement of such meeting. The Company first mailed this proxy statement to its shareholders on or about April 5, 2017. The Company will bear the cost of soliciting proxies.

Proxy Summary
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

General Information
Meeting: Annual Meeting of Shareholders
Meeting Location: TriMas Corporation Headquarters, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304
Date: 8:00 a.m. Eastern Time on Thursday, May 11, 2017
Record Date: March 14, 2017
Common Shares Outstanding as of Record Date: 45,711,986
Stock Symbol: TRS
Stock Exchange: Nasdaq
Registrar and Transfer Agent: Computershare
State and Year of Incorporation: Delaware (1986)
Corporate Website: www.trimascorp.com
Investor Relations Website: http://ir.trimascorp.com

Corporate Governance
Board Meetings in fiscal 2016: 7
Standing Board Committees (Meetings in fiscal 2016): Audit 5; Compensation 5; and Governance and Nominating 4
Separate Chair and CEO: Yes
Board Independence: 7 of 8 directors
Independent Directors Meet without Management: Yes
Staggered Board: Yes
Shareholder Rights Plan: No
Simple Majority to Amend Charter and Bylaws: Yes
Director and Officer Share Ownership Guidelines : Yes
Hedging, Pledging, and Short Sale Policy: Yes

Items to be Voted On
Proposal No. 1: Elect three directors
Proposal No. 2: Ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal 2017
Proposal No. 3:  Approve the TriMas Corporation 2017 Equity and Incentive Compensation Plan
Proposal No. 4:  Approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers (“NEOs”)
Proposal No. 5:  To recommend, on a non-binding advisory basis, the frequency of future non-binding advisory votes to approve the compensation paid to the Company’s NEOs

Board Recommendation FOR ALL FOR FOR FOR FOR EVERY YEAR

Executive Compensation
CEO: Thomas A. Amato (age 53; tenure as CEO: less than one year)
Fiscal 2016 CEO Total Direct Compensation:
Base Salary: $625,000 / Target Short-Term Incentive: $0 / Target Long-Term Incentives: $1,137,090
Key Elements of our Executive Compensation Program for Fiscal 2016:
•
Base Salary: represented 35% of our CEO's and, on average, 34% of our other NEOs' target compensation for 2016.
•
Short-Term Incentive: annual incentive focused on corporate financial metrics that are directly tied to our annual business plan. Metrics include sales, operating profit margin, cash flow generation, and earnings per share. This represented on average, 20% of our NEOs’ target compensation for 2016 (excluding our CEO, who did not participate in this program for 2016).
•
Long-Term Equity Incentives:  100% stock options for our CEO and 50% performance stock units ("cliff" vesting; shares earned, if any, based on relative total shareholder return over a three-year period) and 50% service-based restricted stock units (vest in three equal installments on the first three anniversaries of award grant date) for our other NEOs. Long-term equity incentives represented 65% of 2016 target compensation for our CEO and 46% for our other NEOs (on average).
Recoupment Policy: Yes

Fiscal 2016 Highlights
•
Launched new TriMas Business Model with increased business connectivity and improved analytics to drive future performance.
•
Mitigated the impact of 8.1% sales decline through the implementation of cost savings initiatives, and completion of the $22 million Financial Improvement Plan.
•
Achieved sales growth in strategic platform of Packaging.
•
Generated $80.5 million of cash flow from operating activities.
•
Decreased total debt by 10.7% to $374.7 million as of December 31, 2016.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board is divided into three classes, each class consisting of approximately one-third of the Company’s directors. Class II directors’ terms will expire at the Annual Meeting. Messrs. Richard M. Gabrys, Eugene A. Miller, and Herbert K. Parker have consented to stand for re-election to serve until the 2020 annual meeting of shareholders. If any of them should become unavailable, the Board may designate a substitute nominee. In that case, the proxy holders named as proxies in the accompanying proxy card will vote for the Board’s substitute nominee.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE THREE DIRECTORS LISTED BELOW WHO STANDS FOR RE-ELECTION, TO SERVE UNTIL THE 2020 ANNUAL MEETING.

Vote Required
The three individuals who receive the most votes cast at the Annual Meeting will be elected as directors, provided a quorum of at least a majority of the outstanding shares of the Company’s common stock (the “Common Stock”) is represented at the meeting. However, we have adopted a majority voting policy that is applicable in uncontested director elections. This means that the plurality standard will determine whether a director nominee is elected, but our majority voting policy will further require that the number of votes cast “for” a director must exceed the number of votes “withheld” from that director or the director must submit his or her resignation. The Board, taking into account the recommendation of the Corporate Governance and Nominating Committee, would then determine whether to accept or reject the resignation. A proxy card marked “Withhold” or “For All Except” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will have no effect on the election of directors.
Additional information regarding the directors and director nominees of the Company is set forth below.
Directors and Director Nominees
The Board currently consists of eight members divided into three classes serving staggered terms.

Name	Age	Title	Committees*	Term Ending	Class(2)
Richard M. Gabrys(1)	75	Director	A**, C, G	2017	II
Eugene A. Miller(1)	79	Director	A, C, G**	2017	II
Herbert K. Parker (1)	59	Director	A, C, G	2017	II
Nick L. Stanage	58	Director	A, C, G	2018	III
Daniel P. Tredwell	59	Director	A, C, G	2018	III
Samuel Valenti III	71	Chair of the Board	A, C**, G	2018	III
Nancy S. Gougarty	61	Director	A, C, G	2019	I
Thomas A. Amato	53	Director, President, and Chief Executive Officer	N/A	2019	I
______________________________________
*A = Audit Committee; C = Compensation Committee; G = Governance and Nominating Committee
**Chair of Committee

(1)	Standing for re-election at the Annual Meeting.

(2)	Class II term expires at the Annual Meeting; Class III term expires at the 2018 annual meeting of shareholders; Class I term expires at the 2019 annual meeting of shareholders.

Director Background, Experience, and Qualifications
The following sets forth the business experience during at least the past five years of each director nominee and each of the directors whose term of office will continue after the Annual Meeting.
In addition, the following includes a brief discussion of the specific experience, qualifications, attributes, and skills that led to the conclusion that the directors and nominees should serve on the Board at this time. The Corporate Governance and Nominating Committee considers the experience, mix of skills, and other qualities of the existing Board to ensure appropriate Board composition. The Corporate Governance and Nominating Committee believes that directors must have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. In addition, it seeks to ensure the Board includes members with diverse backgrounds, skills, and experience, including appropriate financial and other expertise relevant to the Company’s business.
As more fully reflected in the chart and description below, the Board believes that the directors and nominees have an appropriate balance of knowledge, experience, attributes, skills, and expertise as a whole to ensure the Board appropriately fulfills its oversight responsibilities and acts in the best interests of shareholders. The Board believes that each director satisfies its criteria for demonstrating excellence in his or her chosen field, high ethical standards and integrity, and sound business judgment. In addition, the Board has seven independent directors in accordance with the applicable independence rules of Nasdaq, and such directors are also independent of the influence of any particular shareholder or shareholder groups whose interests may diverge from the interests of the shareholders as a whole. Further, each director or nominee brings a strong background and set of skills to the Board, giving the Board, as a whole, competence and experience in a wide variety of areas.

Experience/Qualifications	Gabrys	Miller	Parker	Stanage	Tredwell	Valenti	Gougarty	Amato
Leadership	x	x	x	x	x	x	x	x
Finance/Accounting	x	x	x	x	x	x	x	x
Industry/Global Operations/Industrial Manufacturing			x	x	x		x	x
Public Relations					x	x
Government					x
Strategy/Portfolio Structuring	x	x	x	x	x	x	x	x
International			x	x	x		x	x
Governance/Risk Management	x	x	x	x	x	x	x	x
Succession/Leadership Development	x	x	x	x	x	x	x	x
Investor		x	x	x	x	x	x	x
Engineering				x			x	x
Capital Allocation			x		x	x		x
Executive Compensation		x			x	x
Sales/Marketing				x			x	x
On April 13, 2016, the Company and Engaged Capital, LLC (“Engaged”) and various parties affiliated with Engaged entered into an Amended and Restated Agreement (“Agreement”) revising the terms of the Settlement Agreement dated as of February 24, 2015. Under the terms of the Agreement, the Company agreed, among other things, that the Company’s Board shall take all necessary actions to re-nominate Herbert Parker on the Company’s slate for election as a Class II director at the 2017 annual meeting of the Company’s shareholders and to recommend, support, and solicit proxies for the election of Mr. Parker in the same manner as for the Company’s other nominees standing for election to the Board at the Annual Meeting. The Company also agreed to provide Engaged an extension of one year, to be exercised within 45 days prior to and 10 days after the Annual Meeting, to request that the Company appoint Glenn Welling as a director or, if he is unwilling or unable to serve on the Board, a person that is mutually agreed upon by the Company and Engaged.
Engaged is also subject to standstill provisions under the Agreement. Such provisions generally remain in effect until ten days prior to the expiration of the advance notice period for the nomination of directors at the Company’s 2019 annual meeting of shareholders (the “Standstill Period”). These provisions restrict Engaged’s ability to engage in certain proxy solicitations, make certain shareholder proposals, call meetings of shareholders, solicit consents from shareholders, obtain additional representation on the Board, or seek to remove any of the Company’s directors.

The Agreement further provides that, during the Standstill Period, except as specified in the Agreement, Engaged will cause all shares of Common Stock then beneficially owned by Engaged or its affiliates to be present for quorum purposes and to be voted as recommended by the Board on any matter to be voted on at any annual meeting of shareholders during the Standstill Period.

Richard M. Gabrys
Director since 2006
Age 75

Professional Experience
Mr. Gabrys has served as the president and chief executive officer of Mears Investments, LLC, a private family investment company, since 2005. Mr. Gabrys retired from Deloitte & Touche LLP in 2004 after 42 years, where he served a variety of public companies, financial services institutions, public utilities, and health care entities. Mr. Gabrys was vice chair of Deloitte’s United States Global Strategic Client Group and served as a member of its Global Strategic Client Council. From 2006 to 2007, Mr. Gabrys served as the interim dean of the School of Business Administration of Wayne State University.

Other Boards and Appointments
Mr. Gabrys is a member of the board of directors of CMS Energy Company, an integrated energy company. Mr. Gabrys is chair of the audit committee, a member of the executive committee, and a member of the governance and public responsibility committee for CMS Energy. From 2006 to 2016, Mr. Gabrys served on the board of directors of La-Z-Boy Inc., a furniture manufacturer and retailer, where he also served as lead director and a member of the audit committee and governance committee from 2011 to 2015. From 2007 to 2011, he served on the board of Massey Energy Company, a coal producer. Mr. Gabrys also serves on the boards of several non-profit organizations, including Karmanos Cancer Institute, Alliance for Safer Streets in Detroit (Crime Stoppers), Detroit Regional Chamber, and the Detroit Institute of Arts. He is a member of the advisory board of Renaissance Venture Capital Fund, an affiliate of Business Leaders for Michigan, a non-profit executive leadership organization.
Director Qualifications
Mr. Gabrys has extensive knowledge and expertise in financial reporting, accounting, and Sarbanes-Oxley compliance for public companies. His experiences serving as a director of other significant corporations contributes to his leadership skills, the breadth of his experience in auditing, finance, and other areas of risk oversight as well as experience in mergers and acquisitions. Mr. Gabrys continues to maintain an active CPA license in Michigan.

Eugene A. Miller
Director since 2005
Age 79

Professional Experience
Mr. Miller is the retired chair and chief executive officer of Comerica Incorporated and Comerica Bank, a financial services company, in which positions he served from 1993 to 2002, prior to which time he held various positions of increasing responsibility at Comerica Incorporated and Comerica Bank (formerly The Detroit Bank) beginning in 1955.

Other Boards and Appointments
Mr. Miller was a director of Handleman Company from 2002 to 2012 and DTE Energy Company from 1989 to 2013.
Director Qualifications
Mr. Miller has extensive knowledge and expertise in management, executive compensation, and governance matters related to public companies. His experiences serving as chair and chief executive officer of Comerica and as a public company director also provide him with subject matter expertise in risk management, finance, and professional standards.

Herbert K. Parker
Director since 2015
Age 59

Professional Experience
Mr. Parker is the retired executive vice president – operational excellence of Harman International Industries, Inc., a worldwide leader in the development, manufacture, and marketing of high quality, high-fidelity audio products, lighting solutions, and electronic systems. Mr. Parker joined Harman International in June 2008 as executive vice president and chief financial officer, and held the position of executive vice president - operational excellence from January 2015 through March 2016. Previously, Mr. Parker served in various senior financial positions with ABB Ltd. (known as ABB Group), a global power and technology company, from 1980 to 2006, including as the chief financial officer of the global automation division from 2002 to 2005 and the Americas region from 2006 to 2008. Mr. Parker began his career as a staff accountant with C-E Systems. Mr. Parker graduated from Lee University with a Bachelor of Science degree in Accounting.

Other Boards and Appointments
Mr. Parker served as a director of TMS International Corp., the largest provider of outsourced industrial services to steel mills in North America, from February 2012 until October 2014.
Director Qualifications
Mr. Parker has extensive experience in financial reporting, accounting, and Sarbanes-Oxley compliance for public companies. His experience serving as a financial executive with multiple public companies provides him with subject matter expertise in finance, asset management, and other areas of risk oversight.

Nick L. Stanage
Director since 2013
Age 58

Professional Experience
In November 2009, Mr. Stanage joined Hexcel Corporation, a worldwide manufacturer of advanced material solutions, carbon fiber, reinforcement fabrics, and tooling materials, as president. In 2012, he became chief operating officer and in 2013 he was appointed chief executive officer. Prior to joining Hexcel, Mr. Stanage served as president of the heavy vehicle products group at Dana Holding Corporation, a manufacturer of high quality automotive product solutions, from 2005 to 2009. From 1986 to 2005, Mr. Stanage held positions of increasing responsibility in engineering, operations, and marketing with Honeywell Inc. (formerly AlliedSignal Inc.), a provider of energy, chemical, and mechanical technology solutions.

Other Boards and Appointments
In August 2013, Mr. Stanage joined the board of directors of Hexcel and in January 2014 he was appointed board chair.
Director Qualifications
Mr. Stanage brings extensive knowledge and experience in executive leadership and operational and management issues relevant to manufacturing environments. He has subject matter expertise in the areas of engineering and production.

Daniel P. Tredwell
Director since 2002
Age 59

Professional Experience
Mr. Tredwell is one of the co-founders and managing member of CoveView Advisors LLC, an independent financial advisory firm, and Cove View Capital LLC, a credit opportunities investment fund, since 2009. He also served as Managing Member of Heartland Industrial Partners, L.P., an investment firm, since 2006. He has almost three decades of private equity and investment banking experience. Mr. Tredwell served as a managing director at Chase Securities Inc., an investment banking, security brokerage, and dealership service company (and predecessor of J.P. Morgan Securities, Inc.), until 1999 and had been with Chase Securities since 1985.

Other Boards and Appointments
Mr. Tredwell is a director of Companhia de Tecidos Norte De Minas (Coteminas) and Springs Global Participações S.A., each of which are Brazil based manufacturers of textiles and textile products. From 2001 to 2013, Mr. Tredwell served on the board and as chairman of the compensation committee of Springs Industries, Inc., and from 2000 to 2010, he served on the board of Metaldyne Corporation, and was also a board and audit committee member for its successor, Asahi Tec Corporation of Japan, each designers and suppliers of metal formed components.
Director Qualifications
Mr. Tredwell has extensive knowledge and subject matter expertise in finance, banking, acquisitions and divestitures, economics, asset management, and business development. Through his membership on the board of directors of several global corporations (including as the chair of audit and compensation committees), Mr. Tredwell also brings expertise in risk management, corporate oversight, and audit.

Samuel Valenti III
Chair and Director since 2002
Age 71

Professional Experience
Mr. Valenti is currently chair of Valenti Capital LLC. Mr. Valenti was employed by Masco Corporation, a home improvement and building products manufacturer, from 1968 through 2008. From 1988 through 2008, Mr. Valenti was president and a member of the board of Masco Capital Corporation, and was vice president-investments of Masco Corporation from 1974 to 1998.

Other Boards and Appointments
Mr. Valenti was appointed to the board of Horizon Global Corporation (“Horizon”), a manufacturer of towing, trailering, and cargo management components, in June 2015, serving as co-chair of the board from June 2015 until June 2016. He also serves as a member of the audit, compensation, and nominating and governance committees of Horizon. Horizon was previously a subsidiary of the Company that became an independent public company pursuant to a spin-off that was effective as of June 30, 2015 (the “Spin Off”). Mr. Valenti was named a director of American Axle & Manufacturing Holdings, Inc., a manufacturer of automotive driveline and drivetrain components and systems, in October 2013. He also serves as a member of the audit committee and the strategy committee for American Axle. Mr. Valenti is the former chair of the investment advisory committee of the State of Michigan retirement system and served on the Harvard Business School Advisory Council. He currently serves on the advisory council at the University of Notre Dame and the advisory board at the University of Michigan Business School Zell-Lurie Institute. Mr. Valenti is a member of Business Leaders for Michigan and serves as chair of the Renaissance Venture Capital Fund.
Director Qualifications
As chair of the Company’s board since 2002 and as an executive of Masco for 40 years, Mr. Valenti has extensive knowledge and expertise in the management of diversified manufacturing businesses and subject matter expertise in the areas of finance, economics, corporate governance, and asset management.

Nancy S. Gougarty
Director since 2013
Age 61

Professional Experience
In July 2016, Ms. Gougarty became chief executive officer and a director of Westport Fuel Systems, Inc., a producer of natural gas engines and fuel system components for on and off-highway commercial vehicles, as well as passenger automobiles. From July 2013 to July 2016, Ms. Gougarty was president and chief operating officer of Westport Innovations, a global leader in alternative fuel, low-emissions transportation technologies. Ms. Gougarty served as the vice president for TRW Automotive Corporation, a worldwide automotive supplier, operations in the Asia-Pacific region from 2008 to 2012. Joining TRW in 2005, her previous positions included vice president of product planning, business planning, and business development, and vice president of braking, electronics, and modules for Asia Pacific. Ms. Gougarty has held additional leadership positions in the automotive sector, including managing director for General Motors’ joint venture in Shanghai, director for Delphi Packard, Asia Pacific, global account director for General Motors, and vice president for Delphi Automotive Systems, Japan and Korea.

Other Boards and Appointments
Ms. Gougarty joined the Westport Innovations board of directors in February 2013 and resigned in July 2013 upon her appointment as Westport Innovations’ president and chief operating officer. Ms. Gougarty is currently a director of AB SKF, a leading global technology provider.
Director Qualifications
Ms. Gougarty has extensive operational leadership experience and expertise directing the development and implementation of strategic and operational plans and international operations.

Thomas A. Amato
President, CEO, and Director since 2016
Age 53

Professional Experience
Mr. Amato was appointed as president and chief executive officer of the Company, effective July 28, 2016. Mr. Amato was also appointed as a Class I member of the Board effective July 28, 2016. Mr. Amato brings more than 25 years of broad industrial experience, having served in several leadership positions at global, multi-billion dollar businesses. From October 2009 through December 2015, he served as chairman, chief executive officer, and president of Metaldyne, LLC, an engineered products manufacturing company, and from August 2014 through December 2015, as co-president and chief integration officer of Metaldyne Performance Group, a global manufacturing company. Prior to October 2009, he also served as chairman, chief executive officer, and president of Metaldyne Corporation, a global components manufacturer, and co-chief executive officer of Asahi Tec Corporation, a Japanese casting and forging company. Prior to this, Mr. Amato worked at MascoTech in positions of increasing responsibility, including as vice president of corporate development at the Company. Mr. Amato obtained a Master of Business Administration from the University of Michigan in Ann Arbor, Michigan, and a Bachelor of Science in Chemical Engineering from Wayne State University in Detroit, Michigan.

Other Boards and Appointments
In March 2017, Mr. Amato joined the board of directors of Ametek, Inc. From June 2008 until May 2012, Mr. Amato served as a director of Asahi Tec Corporation.
Director Qualifications
Mr. Amato has extensive knowledge and experience in industrial operations and leadership. His experience serving as chief executive officer and president of Metaldyne also provides him with subject matter expertise in international operations, investor relations, and business development.

The Board of Directors and Committees
Since June 2002, the Company has separated the roles of the Board Chair and Chief Executive Officer. The Board believes that separating these roles offers distinct benefits to the Company, including curtailing the potential for conflict of interest and facilitating objective Board evaluation of the Company’s management. Mr. Valenti has served as Board Chair since 2002 and has been an independent director since November 2008.

Board of Directors Risk Management Functions
As part of its oversight function, the Board monitors how management operates the Company, in part via its committee structure. When granting authority to management, approving strategies, and receiving management reports, the Board considers, among other things, the risks and vulnerabilities the Company faces. The Audit Committee considers risk issues associated with the Company’s overall financial reporting, disclosure process, and legal compliance, as well as reviewing policies on risk control assessment and accounting risk exposure. In addition to its regularly scheduled meetings, the Audit Committee meets with the corporate audit team, and the independent registered public accounting firm in executive sessions at least quarterly, and with the general counsel and chief compliance officer as determined from time to time by the Audit Committee. Each of the Compensation Committee and the Corporate Governance and Nominating Committee considers risk issues associated with the substantive matters addressed by the committee.
During 2016, the Board held seven meetings, the Audit Committee held five meetings, the Compensation Committee held five meetings, and the Governance and Nominating Committee held four meetings.
Corporate Governance
The Company’s Board of Directors currently consists of eight directors, divided into three classes as equal in number as possible. The members of each class serve for staggered, three year terms. Upon the expiration of the term of a class of directors, directors in that class may be asked to stand for re-election for a three year term at the annual meeting in the year in which their term expires.
Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the Company’s directors.
The Board has determined, after considering all of the relevant facts and circumstances, that Messrs. Gabrys, Miller, Parker, Stanage, Tredwell, and Valenti, and Ms. Gougarty are “independent” from management in accordance with the Nasdaq listing standards and the Company’s Corporate Governance Guidelines. To be considered independent, the Board must determine that a director does not have any direct or indirect material relationships with the Company and must meet the criteria for independence set forth in the Company’s Corporate Governance Guidelines. With respect to Mr. Valenti, who is also a member of the board of directors of Horizon, the Board determined that his service on the board of directors of Horizon does not impair his independence after giving consideration to the transitional relationships between the companies that were put in place in connection with the Spin Off, including pursuant to a Separation and Distribution Agreement, a Tax Sharing Agreement, an Employee Matters Agreement, a Transition Services Agreement, and a Noncompetition and Nonsolicitation Agreement. If discussions arise regarding current or future relationships between the Company and Horizon, Mr. Valenti would not participate in such discussions or any related Board approvals. With respect to Mr. Tredwell, the Board considered that the Company has agreed to pay certain fees related to an ongoing environmental matter to Heartland Industrial Partners, L.P. (in an amount less than $120,000).
During 2016, all current directors attended at least 75%, in aggregate, of the meetings of the Board and all committees of the Board on which they served. All of the current directors who were serving on the Board at the time of the 2016 Annual Meeting of Shareholders attended the 2016 Annual Meeting. All directors are expected to attend all meetings, including the Annual Meeting. In addition to attending Board and committee meetings, directors fulfill their responsibilities by consulting with the president and chief executive officer and other members of management on matters that affect the Company.
Independent directors hold regularly scheduled executive sessions in which independent directors meet without the presence of management. These executive sessions generally occur around regularly scheduled meetings of the Board. For more information regarding the Company’s Board and other corporate governance procedures, see “Corporate Governance.” For information on how you can communicate with the Company’s non-management directors, see “Communicating with the Board.”
Audit Committee. The Audit Committee is responsible for providing independent, objective oversight and review of the Company’s auditing, accounting, and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of the Company’s internal audit function. In addition, the Audit Committee is responsible for (1) selecting the Company’s independent registered public accounting firm, (2) approving the overall scope of the audit, (3) assisting the Board in monitoring the integrity of the Company’s financial statements, our independent registered public accounting firm’s qualifications and independence, the performance of the Company’s independent registered public accounting firm and the Company’s internal audit function, and compliance with relevant legal and regulatory requirements, (4) annually reviewing the Company’s independent registered public accounting firm’s report describing the auditing firm’s internal quality control procedures and any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent registered public accounting firm, (6) discussing earnings press releases and any financial information or earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately and periodically, with management, internal auditors, and the independent registered public accounting firm, (9) reviewing with the independent auditor any audit problems or difficulties and management’s response, (10) setting clear hiring policies for employees or former employees of the independent registered public accounting firm, (11) handling such other matters that are specifically delegated to the Audit Committee by applicable law or regulation or by the Board, and (12) reporting regularly to the full Board. See “Report of the Audit Committee.” The Audit Committee’s charter is available on the Company’s website, www.trimascorp.com, in the Corporate Governance subsection of the Investor page. The Audit Committee last updated its charter on November 5, 2015.
Each of the directors on the Audit Committee is financially literate. The Board has determined that each of Messrs. Gabrys, Miller, Parker, and Tredwell qualifies as an “audit committee financial expert” within the meaning of Securities and Exchange Commission (“SEC”) regulations and that each member on the Audit Committee has the accounting and related financial management expertise required by the Nasdaq listing standards and that each is “independent” from management in accordance with Nasdaq listing standards and the Company’s Corporate Governance Guidelines.
Compensation Committee. The Compensation Committee is responsible for developing and maintaining the Company’s compensation strategies and policies, including (1) reviewing and approving the Company’s overall executive and director compensation philosophy and the executive and director compensation programs to support the Company’s overall business strategy and objectives, (2) overseeing the management continuity and succession planning process (except as otherwise within the scope of the Corporate Governance and Nominating Committee) with respect to the Company’s officers, and (3) preparing any report on executive compensation required by the applicable rules and regulations of the SEC and other regulatory bodies.
The Compensation Committee is responsible for monitoring and administering the Company’s compensation and employee benefit plans and reviewing, among other things, base salary levels, incentive awards, and bonus awards for officers and key executives, and such other matters that are specifically delegated to the Compensation Committee by applicable law or regulation, or by the Board. The Compensation Committee’s charter reflects such responsibilities and is available on the Company’s website, www.trimascorp.com, in the Corporate Governance subsection of the Investors page. The Compensation Committee last updated its charter on November 5, 2015. Each of the directors on the Compensation Committee is “independent” from management in accordance with Nasdaq listing standards (including those standards particular to Compensation Committee membership) and the Company’s Corporate Governance Guidelines. See also “Compensation Discussion and Analysis - Role of the Compensation Committee.”
Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for identifying and nominating individuals qualified to serve as Board members and recommending directors for each Board committee. Generally, the Corporate Governance and Nominating Committee will re-nominate incumbent directors who continue to satisfy its criteria for membership on the Board, who it believes will continue to make important contributions to the Board, and who consent to continue their service on the Board.
In recommending candidates to the Board, the Corporate Governance and Nominating Committee reviews the experience, mix of skills, and other qualities of a nominee to assure appropriate Board composition after taking into account the current Board members and the specific needs of the Company and the Board. The Board looks for individuals who have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. The Corporate Governance and Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Corporate Governance and Nominating Committee believe that it is essential that the Board members represent diverse viewpoints. As required by Nasdaq, SEC, or such other applicable regulatory requirements, a majority of the Board will be comprised of independent directors.
The Corporate Governance and Nominating Committee generally relies on multiple sources for identifying and evaluating nominees, including referrals from the Company’s current directors and management. The Corporate Governance and Nominating Committee also works with a third-party search firm to identify potential candidates to serve on the Board. The Corporate Governance and Nominating Committee does not solicit director nominations, but will consider recommendations by shareholders with respect to elections to be held at an annual meeting, so long as such recommendations are sent on a timely basis to the Corporate Secretary of the Company and are in accordance with the Company’s bylaws. The Corporate Governance and Nominating Committee will evaluate nominees recommended by shareholders against the same criteria. The Company did not receive any nominations of directors by shareholders for the Annual Meeting. See “How and when may I submit a shareholder proposal or director nomination for the 2018 Annual Meeting of Shareholders?” for more information.
The Corporate Governance and Nominating Committee is also responsible for recommending to the Board appropriate Corporate Governance Guidelines applicable to the Company and overseeing governance issues.
The Corporate Governance and Nominating Committee’s charter is available on the Company’s website, www.trimascorp.com, in the Corporate Governance subsection of the Investors page. The Corporate Governance and Nominating Committee last updated its charter on November 5, 2015.
Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee is an employee of the Company. Ms. Gougarty and Messrs. Gabrys, Miller, Parker, Stanage, Tredwell, and Valenti are the current members of the Company’s Compensation Committee.

Retirement Age; Term Limits. The Corporate Governance Guidelines provide that a director (excluding directors serving on the Board as of February 25, 2013) is expected to submit his or her resignation from the Board at the first annual meeting of shareholders following the director’s 75th birthday. The Board may accept or reject such resignation in its discretion after consultation with the Corporate Governance and Nominating Committee. The Board has not established term limits for the directors.
Assessment of Board and Committee Performance. The Board evaluates its performance annually. In addition, each Board committee performs an annual self-assessment to determine its effectiveness. The results of the Board and committee self-assessments are discussed with the Board and each Committee, respectively.
DIRECTOR COMPENSATION
The Compensation Committee is responsible for reviewing director compensation and making recommendations to the Board with respect to that compensation, as appropriate. The Compensation Committee and Board believe that directors should receive a mix of cash and equity over their tenure. The combination of cash and equity compensation is intended to provide incentives for directors to continue to serve on the Board and to attract new directors with outstanding qualifications. Directors may make an annual election to defer receipt of Board compensation, provided the election is made prior to the fiscal year in which the deferral is effective.
Annual Cash Retainer and Meeting Fees. For 2016, each independent director received an annual cash retainer of $100,000 and a meeting fee of $1,000 for each Board or committee meeting attended. The chair of the Board and of each of the Audit, Compensation, and Corporate Governance and Nominating Committees received an additional annual cash retainer in the amounts of $125,000, $15,000, $10,000, and $5,000, respectively.
The Company implemented a director retainer share election program effective January 1, 2014, to permit directors to make an annual election to receive unrestricted stock for deferred or non-deferred compensation for board service in lieu of cash at the time payment is made each quarter. For 2016, three of the seven independent directors elected to defer receipt of all or part of their Board compensation.
Equity Compensation. As part of the independent directors’ annual compensation package, each independent director receives an annual grant on March 1st of restricted stock units with a grant date fair market value of $100,000, with each grant subject to the director’s continued service on the Board for a one-year vesting period. In March 2016, the Company made the annual grant to each of the independent directors on the same terms.
Director Stock Ownership. We have established stock ownership guidelines for our independent directors to more closely tie their interests to those of shareholders. Under these guidelines, all such directors are required to own, within five years after initial election to the Board as an independent director, shares of Company stock having a value equal to three times their annual cash retainer (excluding any additional retainers for Board and committee chair service). Unrestricted stock, service-based restricted stock units, and vested in-the-money options are counted toward fulfillment of this ownership requirement. As of December 31, 2016, each independent director was in compliance with his or her stock ownership requirements. If an independent director does not meet the stock ownership guidelines, the Compensation Committee may consider such fact in determining the award of future equity awards to such director.
Indemnification. The Company has entered into indemnification agreements with each of its directors. These agreements require the Company to indemnify such individuals for certain liabilities to which they may become subject as a result of their affiliation with the Company.
Other. The Company reimburses all directors for expenses incurred in attending Board and committee meetings. The Company does not provide any perquisites to directors.

2016 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Samuel Valenti III	249,346	99,994	349,340
Richard M. Gabrys	133,000	99,994	232,994
Nancy S. Gougarty(1)	118,000	99,994	217,994
Eugene A. Miller(1)	124,827	99,994	224,821
Nick L. Stanage	118,000	99,994	217,994
Daniel P. Tredwell	117,000	99,994	216,994
Herbert K. Parker(1)	118,000	99,994	217,994
Marshall A. Cohen(3)	45,365	—	45,365
________________________________________

(1)	Ms. Gougarty and Messrs. Miller and Parker elected to defer 100%, 50%, and 100%, respectively, of their 2016 fees earned as permitted under the Company’s Director Retainer Share Election Program.

(2)
The amounts in this column reflect the grant date fair value (computed in accordance with Financial Accounting Standards Board Accounting Standards Codification, or FASB ASC, Topic 718) of the service-based restricted stock units granted to our non-employee directors during 2016. Messrs. Valenti, Gabrys, Miller, Stanage, Tredwell, and Parker, and Ms. Gougarty each received 5,882 restricted stock units effective on March 1, 2016. These awards were granted under the Company’s 2011 Omnibus Incentive Compensation Plan and vested one year from the date of grant (because the directors did not terminate service on the Board prior to the vesting date).

(3)	Mr. Cohen ceased to be a director as of the 2016 Annual Meeting held on May 12, 2016.

The table below sets forth as to each non-employee director the aggregate number of stock options and restricted stock units outstanding as of December 31, 2016. All of the stock options set forth in the table are fully vested.

Name	Option Awards	Stock Awards
Samuel Valenti III	—	5,882
Richard M. Gabrys	28,427	5,882
Nancy S. Gougarty	—	5,882
Eugene A. Miller	28,427	5,882
Nick L. Stanage	—	5,882
Daniel P. Tredwell	—	5,882
Herbert K. Parker	—	5,882
Corporate Governance
The Board has adopted Corporate Governance Guidelines, a copy of which can be found at the Company’s website, www.trimascorp.com, in the Corporate Governance subsection of the Investors page. These guidelines address, among other things, director responsibilities, qualifications (including independence) and compensation, and access to the Board. The Corporate Governance and Nominating Committee is responsible for overseeing and reviewing these guidelines and recommending any changes to the Board.
Code of Conduct. Effective January 1, 2012, the Board adopted a revised Code of Conduct that applies to all directors and all employees, including the Company’s principal executive officer, principal financial officer, and other persons performing similar executive management functions. The Code of Conduct is posted on the Company’s website, www.trimascorp.com, in the Corporate Governance subsection of the Investors page. All amendments to the Company’s Code of Conduct, if any, will be also posted on the Company’s website, along with all waivers, if any, of the Code of Conduct involving senior officers.

A copy of the Company’s committee charters, Corporate Governance Guidelines, and Code of Conduct will be sent to any shareholder, without charge, upon written request sent to the Company’s executive offices: TriMas Corporation, Attention: Senior Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304.

Communicating with the Board
Any shareholder or interested party who desires to communicate with the Board or any specific director, including the Chair, non-management directors, or committee members, may write to: TriMas Corporation, Attention: Board of Directors, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304.
Depending on the subject matter of the communication, management will:

•	forward the communication to the director or directors to whom it is addressed (matters addressed to the Chair of the Audit Committee will be forwarded unopened directly to the Chair);

•
attempt to handle the inquiry directly where the communication does not appear to require direct attention by the Board or an individual member (e.g., the communication is a request for information about the Company or is a stock-related matter); or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
To submit concerns regarding accounting matters, shareholders and other interested persons may also call the Company’s toll free, confidential hotline number published at www.trimascorp.com in the Corporate Governance subsection of the Investors page, in the document entitled Code of Conduct. Concerns may be expressed on a confidential and anonymous basis.
Communications made through the confidential hotline number are reviewed by the Audit Committee at each regularly scheduled meeting; other communications will be made available to directors at any time upon their request.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee represents and assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s internal audit function and independent registered public accounting firm, and risk assessment and risk management. The Audit Committee manages the Company’s relationship with the independent registered public accounting firm (which reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding as determined by the Audit Committee from the Company for such advice and assistance.
The Company’s management is primarily responsible for the Company’s internal control and financial reporting process. The Company’s independent registered public accounting firm, Deloitte, is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing opinions on the conformity of reporting those audited financial statements with United States generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee monitors the Company’s financial reporting process and reports to the Board on its findings.
In this context, the Audit Committee hereby reports as follows:
1.    The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2016 with the Company’s management;
2.    The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301 issued by the Public Company Accounting Oversight Board (“PCAOB”);
3.    The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding its independence; and
4.    Based on the review and discussions referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC.
The undersigned members of the Audit Committee have submitted this Report to the Board.

The Audit Committee Richard M. Gabrys, Chair Nancy S. Gougarty Eugene A. Miller Herbert K. Parker Nick L. Stanage Daniel P. Tredwell Samuel Valenti III

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

The Audit Committee has appointed Deloitte as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2017. Deloitte served as the Company’s independent registered public accounting firm for the fiscal years ending December 31, 2016 and December 31, 2015. Representatives of Deloitte are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, make a statement.

The appointment of Deloitte as the independent registered public accounting firm for the Company is being presented to the shareholders for ratification. The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the total shares of Common Stock present in person or represented by proxy, provided that a quorum of at least a majority of the outstanding shares are present or represented at the meeting. If you abstain from voting on this matter, your abstention will have the same effect as a vote against the matter. If you hold your shares through a broker and you do not instruct the broker on how to vote on this “routine” proposal, your broker will nevertheless have authority to vote your shares on this “routine” proposal in your broker’s discretion. Proxies submitted pursuant to this solicitation will be voted “FOR” the ratification of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017, unless specified otherwise.
Fees Paid to Independent Auditor
The following table presents fees billed by Deloitte for professional audit services rendered related to the audits of the Company’s annual financial statements for the years ended December 31, 2016 and 2015, respectively, and fees for other services rendered during those periods.

	2016 ($)	2015 ($)
Audit Fees	1,100,000	1,260,000
Audit-related Fees	—	700,000
Tax Fees	330,000	7,000
All Other Fees	—	—
Total	1,430,000	1,967,000
Audit and Audit-Related Fees
Integrated audit fees billed for services rendered in connection with the audit of the Company’s annual financial statements and the effectiveness of the Company’s financial controls over financial reporting were approximately $1.1 million for 2016 and $1.3 million for 2015. In 2015, audit-related fees of $0.7 million were incurred primarily related to procedures performed in connection with the Spin Off.
Tax Fees
The Company engaged Deloitte to assist with its U.S. tax compliance reviews in 2016. Except for the amounts disclosed above, there were no tax fees billed by Deloitte during 2016 or 2015, as the Company retained another firm to provide tax advice.
The Audit Committee has determined that the rendering of all non-audit services by Deloitte in 2016 and in 2015 is compatible with maintaining auditor independence.
We have been advised by Deloitte that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm.
On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the committee approves the engagement of the independent registered public accounting firm. No services are undertaken which are not pre-approved. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. All of the services provided by Deloitte, our independent auditor in 2015 and 2016, including services related to audit, audit-related fees, tax fees, and all other fees described above, were approved by the Audit Committee under its pre-approval policies.
The Audit Committee’s policies permit the Company’s independent accountants, Deloitte, to provide audit-related services, tax services, and non-audit services to the Company, subject to the following conditions:
(1) Deloitte will not be engaged to provide any services that may compromise its independence under applicable laws and regulations, including rules and regulations of the SEC and the PCAOB;
(2) Deloitte and the Company will enter into engagement letters authorizing the specific audit-related services or non-audit services and setting forth the cost of such services;
(3) The Company is authorized, without additional Audit Committee approval, to engage Deloitte to provide (a) audit-related and tax services, including due diligence and tax planning related to acquisitions where Deloitte does not audit the target company, to the extent that the cost of such engagement does not exceed $250,000, (b) due diligence and tax planning related to acquisitions where Deloitte audits the target company, to the extent the cost of such engagement does not exceed $20,000, and (c) services not otherwise covered by (a) or (b) above to the extent the cost of such engagements does not exceed $150,000; provided, however, that the aggregate amount of all such engagements under (a), (b), and (c) may not exceed $350,000 in any calendar quarter; and
(4) The Chair of the Audit Committee will be promptly notified of each engagement, and the Audit Committee will be updated quarterly on all engagements, including fees.

PROPOSAL 3 - APPROVAL OF THE TRIMAS CORPORATION 2017 EQUITY AND INCENTIVE COMPENSATION PLAN

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE TRIMAS CORPORATION 2017 EQUITY AND INCENTIVE COMPENSATION PLAN

General
We are asking shareholders to approve the TriMas Corporation 2017 Equity and Incentive Compensation Plan (the “2017 Plan”). On March 8, 2017, upon recommendation by the Compensation Committee, the Board unanimously approved and adopted, subject to the approval of the Company’s shareholders at the Annual Meeting, the 2017 Plan to replace our 2011 Omnibus Incentive Compensation Plan, as amended (the “2011 Plan”). Our shareholders first approved the 2011 Plan at the Company’s 2011 Annual Meeting of Shareholders. At the Company’s 2013 Annual Meeting of Shareholders, our shareholders approved the First Amendment to increase the number of shares authorized for issuance under the 2011 Plan by 2,000,000 shares. At the Company’s 2016 Annual Meeting of Shareholders, our shareholders re-approved the material terms for “qualified performance-based compensation” under the 2011 Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). In addition to the 2011 Plan, the Company has also maintained our 2006 Long Term Equity Incentive Plan, as amended (the “2006 Plan”). The 2006 Plan was adopted by the Board in November 2006. Amendments to the 2006 Plan were adopted by the Board in 2006, 2007, 2008, and 2010, including shareholder-approved increases in the number of shares authorized for issuance under the 2006 Plan in 2007, 2008, and 2010. As of November 1, 2016, no new awards could be granted under the 2006 Plan, but all grants made prior to such date continued in effect subject to their terms and the terms of the 2006 Plan. We refer to the 2011 Plan and the 2006 Plan, together, as the “Predecessor Plans.”
The Board is recommending that the Company’s shareholders vote in favor of the 2017 Plan, which will succeed in their entirety the Predecessor Plans. The 2017 Plan will continue to afford the Compensation Committee the ability to design compensatory awards that are responsive to the Company’s needs and includes authorization for a variety of awards designed to advance the interests and long-term success of the Company by encouraging stock ownership among officers and other key employees of the Company and its subsidiaries, non-employee directors of the Company, and certain non-employees who provide employee-type services.
If the 2017 Plan is approved by shareholders, it will be effective as of the day of the Annual Meeting, and no further grants will be made on or after such date under the 2011 Plan. Outstanding awards under the 2011 Plan, however, will continue in effect in accordance with their terms. If the 2017 Plan is not approved by our shareholders, no awards will be made under the 2017 Plan, and the 2011 Plan will remain in effect, and our ability to grant certain performance-based awards may be limited.
Shareholder approval of the 2017 Plan would constitute approval of the Common Stock, par value $0.01 per share, available for awards under the 2017 Plan and constitute approval of the material terms for “qualified performance-based compensation” under the 2017 Plan for purposes of Section 162(m) of the Code. Section 162(m) of the Code generally disallows a deduction for certain compensation paid to our chief executive officer and certain other executive officers in a taxable year to the extent that compensation to any such covered employee exceeds $1 million for such year. However, some types of compensation, including “qualified performance-based compensation” under Section 162(m) of the Code, are not subject to the deduction limit if the compensation satisfies the requirements of Section 162(m) of the Code. The deduction limit does not apply to compensation paid under a shareholder approved plan that meets certain requirements for “qualified performance-based compensation” under Section 162(m) of the Code. While we believe it is in the best interests of the Company and our shareholders to have the ability to potentially grant “qualified performance-based compensation” under Section 162(m) of the Code under the 2017 Plan, we may decide to grant compensation to covered employees that will not qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code. Moreover, even if we intend to grant compensation that qualifies as “qualified performance-based compensation” for purposes of Section 162(m) of the Code under the 2017 Plan, we cannot guarantee that such compensation will so qualify or ultimately will be deductible by us.
Generally, compensation attributable to stock options, appreciation rights, and other performance-based awards may be deemed to qualify as “qualified performance-based compensation” under Section 162(m) of the Code if: (1) the grant is made by a committee of outside directors for purposes of Section 162(m) of the Code; (2) the plan under which the award is granted states the maximum number of shares with respect to which share-based awards and the maximum amount of cash awards that may be granted to any individual during a specified period of time; and (3) the amount of compensation an individual may receive under the awards is based solely on the achievement of one or more pre-established performance goals which incorporate business criteria approved by shareholders (or, in the case of stock options or appreciation rights, the increase in the value of the shares after the date of grant). Shareholder approval of this proposal is intended to satisfy the shareholder approval requirements under Section 162(m) of the Code.
We are seeking shareholder approval of the material terms for “qualified performance-based compensation” under the 2017 Plan, including the performance measures and applicable individual grant limits under the 2017 Plan, as well as the individuals eligible to receive awards under the 2017 Plan, to have the flexibility to potentially grant awards under the 2017 Plan that may be fully deductible for federal income tax purposes. If our shareholders approve the material terms for “qualified performance-based compensation” under the 2017 Plan, assuming that all other Section 162(m) requirements are met, we may be able to obtain tax deductions with respect to awards issued under the 2017 Plan to our Section 162(m) executive officers without regard to the limitations of Section 162(m) through the 2022 Annual Meeting of Shareholders (in other words, for five years).
The actual text of the 2017 Plan is attached to this proxy statement as Appendix A. The following description of the 2017 Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Appendix A.
Why We Recommend That You Vote for this Proposal
The 2017 Plan authorizes the Compensation Committee to provide equity-based compensation in the form of stock options, appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance shares, performance units, dividend equivalents, and certain other awards denominated or payable in, or otherwise based on, shares of Common Stock or factors that may influence the value of our shares, plus cash incentive awards, for the purpose of attracting and retaining non-employee directors and officers and other key employees and service providers of the Company and its subsidiaries, and to provide to such persons incentives and rewards for service or performance. Some of the key features of the 2017 Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below in this subsection.
We believe our future success depends in part on our ability to attract, motivate, and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the 2017 Plan is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use share-based awards to recruit and compensate our employees and directors.
The use of shares of our Common Stock as part of our compensation program is also important to our continued success because equity-based awards are an essential component of our compensation program for key employees, as they link compensation with long-term shareholder value creation and reward participants based on the Company’s performance. As discussed in further detail in the “Compensation Discussion and Analysis,” equity compensation represents a significant portion of the compensation package for our chief executive officer and other named executive officers. Because our equity awards generally vest over multiple years, the value ultimately realized from these awards depends on the long-term value of shares of our Common Stock. Our equity compensation program also helps us to attract and retain talent in a highly competitive market, targeting individuals who are motivated by pay-for-performance.
As of the Record Date, 187,811 shares of Common Stock remained available for issuance under the 2011 Plan. If the 2017 Plan is not approved, we may be compelled to increase significantly the cash component of our employee and director compensation, which may not necessarily align employee and director compensation interests with the investment interests of our shareholders as well as alignment provided by equity-based awards. Replacing equity awards with cash also would increase cash compensation expense and use cash that could be better utilized if reinvested in our businesses or returned to our shareholders.
The following includes aggregated information regarding our view of the overhang and dilution associated with the Predecessor Plans and the potential shareholder dilution that would result if our proposed share authorization under the 2017 Plan is approved. The information below is as of the Record Date. As of that date, there were approximately 45,711,986 shares of our Common Stock outstanding:
Under the Predecessor Plans:

•	Outstanding full-value awards (restricted stock, RSUs, and performance stock units): 676,409 shares of Common Stock (approximately 1.48 percent of our outstanding shares of Common Stock);

•
Outstanding stock options: 206,854 shares of Common Stock (approximately 0.45 percent of our outstanding shares of Common Stock), with weighted average remaining term of 7.3 years and weighted average exercise price of $13.19;

•
In summary, total shares of Common Stock subject to outstanding awards as described above (full-value awards and stock options): 883,263 shares of Common Stock (approximately 1.93 percent of our outstanding shares of Common Stock);

•
Total shares of Common Stock available for future awards under the 2011 Plan: 187,811 shares of Common Stock (approximately 0.41 percent of our outstanding shares of Common Stock); however, as noted above, no further grants will be made under the 2011 Plan upon the effective date of the 2017 Plan; and

•
The total number of shares of Common Stock subject to outstanding awards (883,263 shares of Common Stock), plus the total number of shares of Common Stock available for future awards under the 2011 Plan (187,811 shares of Common Stock), represents a current overhang percentage of 2.34 percent (potential dilution of our shareholders represented by the Predecessor Plans).

Under the 2017 Plan:

•
Proposed shares of Common Stock available for awards under the 2017 Plan: 2,000,000 shares of Common Stock, which represents about 4.38 percent of our outstanding shares of Common Stock. This percentage reflects the dilution of our shareholders that would occur if the 2017 Plan is approved.

Total potential overhang or dilution under the 2017 Plan:

•
The total shares of Common Stock subject to outstanding awards as of the Record Date (883,263 shares of Common Stock), plus the proposed new shares of Common Stock available for awards under the 2017 Plan (2,000,000 shares of Common Stock), represent a total overhang of 2,883,263 shares (6.31 percent) under the 2017 Plan.

Based on the closing price on the Nasdaq for our shares of Common Stock on the Record Date of $21.20 per share, the aggregate market value as of the Record Date of the new 2,000,000 shares of Common Stock requested under the 2017 Plan was $42,400,000.

In fiscal years 2014, 2015, and 2016, we granted awards under the Predecessor Plans covering 356,413 shares of Common Stock, 576,860 shares of Common Stock, and 687,509 shares of Common Stock, respectively. Based on our basic weighted average of shares of Common Stock outstanding for those three years of 44,881,925, 45,123,626, and 45,407,316, respectively, for the three-fiscal-year period 2014-2016, our average burn rate, not taking into account forfeitures, was 1.20% (our individual years’ burn rates were 0.79% for fiscal 2014, 1.28% for fiscal 2015, and 1.51% for fiscal 2016).
In determining the number of shares to request for approval under the 2017 Plan, our management team worked with Meridian and the Compensation Committee to evaluate a number of factors including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the 2017 Plan.
If the 2017 Plan is approved, we intend to utilize the shares authorized under the 2017 Plan to continue our practice of incentivizing key individuals through equity grants. We currently anticipate that the shares requested in connection with the approval of the 2017 Plan combined with the shares available for future awards will last for about four years, based on our historic grant rates and the approximate current share price, but could last for a shorter period of time if actual practice does not match historic rates or our share price changes materially. As noted in “Summary of Material Terms of the 2017 Plan,” our Compensation Committee would retain full discretion under the 2017 Plan to determine the number and amount of awards to be granted under the 2017 Plan, subject to the terms of the 2017 Plan, and future benefits that may be received by participants under the 2017 Plan are not determinable at this time.
We believe that we have demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity compensation awards dilute shareholders’ equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of shareholder interests, as described above.
In evaluating this proposal, shareholders should consider all of the information in this proposal.
2017 Plan Highlights
Administration. The 2017 Plan will generally be administered by the Compensation Committee.
Reasonable 2017 Plan Limits. Subject to adjustment as described in the 2017 Plan, total awards under the 2017 Plan are limited to 2,000,000 shares, (1) minus, as of the effective date of the 2017 Plan, one share for every one share subject to an award granted under the Predecessor Plans between December 31, 2016 and the effective date, and (2) plus any shares made available under the 2017 Plan as described below. These shares may be shares of original issuance or treasury shares or a combination of the two.
The 2017 Plan also provides that, subject to adjustment as described in the 2017 Plan:

•	the aggregate number of shares of Common Stock actually issued or transferred upon the exercise of incentive stock options will not exceed 2,000,000 shares of Common Stock;

•
no participant will be granted stock options and/or SARs, in the aggregate, for more than 750,000 shares of Common Stock during any calendar year, except that such limit is multiplied by two for a participant’s first calendar year of service with the Company or any subsidiary;

•
no participant will be granted awards of restricted stock, RSUs, performance shares, and/or other stock-based awards that are Qualified Performance-Based Awards, in the aggregate, for more than 750,000 shares of Common Stock during any calendar year, except that such limit is multiplied by two for a participant’s first calendar year of service with the Company or any subsidiary;

•
no participant in any calendar year will receive an award of performance units and/or other awards payable in cash (other than cash incentive awards) that are Qualified Performance-Based Awards, having an aggregate maximum value as of their respective grant dates in excess of $4,000,000, except that such limit is multiplied by two for a participant’s first calendar year of service with the Company or any subsidiary;

•
no participant in any calendar year will receive cash incentive awards that are Qualified Performance-Based Awards having an aggregate maximum value in excess of $4,000,000, except that such limit is multiplied by two for a participant’s first calendar year of service with the Company or any subsidiary; and

•
no non-employee director will be granted, in any period of one calendar year, awards under the 2017 Plan having an aggregate maximum value at the date of grant (calculating the value of any such awards based on the grant date fair value for financial reporting purposes), taken together with any cash fees payable to the non-employee director for the calendar year, in excess of (1) with respect to the non-executive chairperson of the Board, $600,000 and (2) with respect to any other non-employee director, $500,000. Notwithstanding the foregoing, in the event of extraordinary circumstances (as determined by the Board) the amounts set forth in the preceding sentence will be increased to $750,000 with respect to the non-executive chairperson of the Board and $650,000 with respect to any other non-employee director, as applicable, provided that such increase may apply only if any non-employee director receiving additional compensation as a result of such extraordinary circumstances does not participate in the determination that extraordinary circumstances exist, in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.

A “Qualified Performance-Based Award” is any cash incentive award or award of performance shares, performance units, restricted stock, restricted stock units, or Other Awards (as defined below) to a covered employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.
Allowances for Conversion Awards and Assumed Plans. Shares of Common Stock issued or transferred under awards granted under the 2017 Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted stock, RSUs, or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added to) the aggregate share limit or other 2017 Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2017 Plan, under circumstances further described in the 2017 Plan, but will not count against the aggregate share limit or other 2017 Plan limits described above.
Limited Share Recycling Provisions. Subject to certain exceptions described in the 2017 Plan, if any award granted under the 2017 Plan is canceled or forfeited, expires or is settled for cash (in whole or in part), or is unearned, the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under the 2017 Plan. The following shares of Common Stock will not be added (or added back, as applicable) to the aggregate share limit under the 2017 Plan: (1) shares of Common Stock withheld by us in payment of the exercise price of a stock option granted under the 2017 Plan, (2) shares of Common Stock tendered or otherwise used in payment of the exercise price of a stock option granted under the 2017 Plan, and (3) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options granted under the 2017 Plan. Further, all shares of Common Stock covered by SARs that are exercised and settled in shares, whether or not all shares of Common Stock covered by the SARs are actually issued to the participant upon exercise, will not be added back to the aggregate number of shares available under the 2017 Plan. In addition, shares of Common Stock withheld by us or tendered or otherwise used to satisfy a tax withholding obligation (A) with respect only to awards other than stock options or SARs, will be added (or added back, as applicable) to the aggregate share limit under the 2017 Plan on and after May 11, 2017 until May 10, 2027 but (B) will not be added (or added back, as applicable) to the aggregate share limit under the 2017 Plan on or after May 11, 2027. If a participant elects to give up the right to receive compensation in exchange for shares of Common Stock based on fair market value, such shares of Common Stock will not count against the aggregate number of shares available under the 2017 Plan.
Minimum Vesting Periods. The 2017 Plan provides that, except for awards under which up to an aggregate of 5% of the aggregate number of shares of Common Stock available under the 2017 may be granted:

•
Time-based restrictions on stock options, SARs, restricted shares, restricted stock units, and other share-based awards may not lapse solely by the passage of time sooner than after one year, unless the Compensation Committee specifically provides for continued vesting or for those restrictions to lapse sooner, including (1) by virtue of the retirement, death, or disability of a participant or (2) in the event of a change in control; and

•
If restrictions on stock options, SARs, restricted shares, restricted stock units, and other share-based awards lapse upon the achievement of management objectives, the applicable performance period must be at least one year, and the performance period for performance shares, performance units, and cash incentive awards must be at least one year, unless the Compensation Committee specifically provides for continued vesting, earlier lapse, or modification, including by virtue of the retirement, death, or disability of a participant or in the event of a change in control.

No Repricing Without Shareholder Approval. The repricing of options and SARs (outside of certain corporate transactions or adjustment events described in the 2017 Plan or in connection with a “change in control”) is prohibited without shareholder approval under the 2017 Plan.
Change in Control Definition. The 2017 Plan includes a definition of “change in control,” which is set forth below.

Other Features.

•
The 2017 Plan also provides that, except with respect to certain converted, assumed, or substituted awards as described in the 2017 Plan, no stock options or SARs will be granted with an exercise or base price less than the fair market value of a share our of Common Stock on the date of grant.

•	The 2017 Plan is designed to allow awards made under the 2017 Plan to be Qualified Performance-Based Awards.

Section 162(m)
As discussed above, one reason for submitting this proposal to shareholders is to obtain shareholder approval of the material terms for “qualified performance-based compensation” under the 2017 Plan for purposes of Section 162(m) of the Code. Such shareholder approval is expected to enable us to structure certain awards so that they may be able to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.
In particular, the 2017 Plan includes a list of performance measures upon one or more of which the Compensation Committee must condition a grant or vesting of a Qualified Performance-Based Award pursuant to the 2017 Plan, which measures are as follows (including relative or growth achievement regarding such metrics):

•
Profits (e.g., gross profit, gross profit growth, operating income, earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, net income (before or after taxes), consolidated net income, net earnings, net sales, cost of sales, basic or diluted earnings per share (before or after taxes), residual or economic earnings, net operating profit (before or after taxes), or economic profit);

•
Cash Flow (e.g., actual or adjusted earnings before or after interest, taxes, depreciation and/or amortization (including EBIT and EBITDA), free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, operating cash flow, total cash flow, cash flow in excess of cost of capital or residual cash flow, or cash flow return on investment);

•	Returns (e.g., profits or cash flow returns on: assets, investment, capital, invested capital, net capital employed, equity, or sales);

•	Working Capital (e.g., working capital targets, working capital divided by sales, days’ sales outstanding, days’ sales inventory, or days’ sales in payables);

•	Profit Margins (e.g., profits divided by revenues or gross margins and material margins divided by revenues);

•	Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, or total debt ratio);

•
Sales Growth, Gross Margin Growth, Cost Initiative, and Stock Price Metrics (e.g., revenue, net revenue, revenue growth, net revenue growth, revenue growth outside the United States, gross margin and gross margin growth, material margin and material margin growth, stock price appreciation, total return to stockholders, sales and administrative costs divided by sales, or sales and administrative costs divided by profits); and

•
Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, vitality index, market penetration, market share, geographic business expansion goals, expense targets or cost reduction goals, general and administrative expense savings, selling, general and administrative expenses, objective measures of client/customer satisfaction, employee satisfaction, employee retention, management of employment practices and employee benefits, supervision of litigation and information technology, productivity ratios, economic value added (or another measure of profitability that considers the cost of capital employed), product quality, sales of new products, or goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

In addition to the performance measures, the 2017 Plan also includes certain individual grant limits for equity or incentive awards that can be granted pursuant to the 2017 Plan, as further described above under the heading “2017 Plan Highlights.”
Summary of Material Terms of the 2017 Plan
Administration: The 2017 Plan will generally be administered by the Compensation Committee (or its successor), or any other committee of the Board designated by the Board to administer the 2017 Plan. References to the “Committee” in this proposal refer to the Compensation Committee or such other committee designated by the Board, as applicable. The Committee may from time to time delegate all or any part of its authority under the 2017 Plan to a subcommittee. Any interpretation, construction, and determination by the Committee of any provision of the 2017 Plan, or of any agreement, notification, or document evidencing the grant of awards under the 2017 Plan, will be final and conclusive. To the extent permitted by applicable law, the Committee may delegate to one or more of its members or to one or more officers, or to one or more agents or advisors of the Company, such administrative duties or powers as it deems advisable. In addition, the Committee may by resolution, subject to certain restrictions set forth in the 2017 Plan, authorize one or more officers of the Company to (1) designate employees to be recipients of awards under the 2017 Plan, and (2) determine the size of such awards. However, the Committee may not delegate such responsibilities to officers for awards granted to non-employee directors or certain employees who are subject to the reporting requirements of Section 16 of the Exchange Act or subject to Section 162(m) of the Code.
Eligibility: Any person who is selected by the Committee to receive benefits under the 2017 Plan and who is at that time an officer or other key employee of the Company or any of its subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) is eligible to participate in the 2017 Plan. In addition, certain persons who provide services to the Company or any of its subsidiaries that are equivalent to those typically provided by an employee (provided that such persons satisfy the Form S-8 definition of “employee”), and non-employee directors of the Company, may also be selected by the Committee to participate in the 2017 Plan. As of the Record Date, there were approximately 120 employees, zero consultants, and seven non-employee directors of the Company expected to participate in the 2017 Plan.
Shares Available for Awards under the 2017 Plan: Subject to adjustment as described in the 2017 Plan, the number of shares of Common Stock available under the 2017 Plan for awards of:

•	stock options or appreciation rights;

•	restricted stock;

•	restricted stock units;

•	performance shares or performance units;

•	other stock-based awards under the 2017 Plan; or

•	dividend equivalents paid with respect to awards under the 2017 Plan;

will be, in the aggregate, 2,000,000 shares of Common Stock, (1) minus, as of the effective date, one share for every one share subject to an award granted under the Predecessor Plans between December 31, 2016 and the effective date, and (2) plus any shares of Common Stock that become available under the 2017 Plan as a result of forfeiture, cancellation, expiration, cash settlement, or less-than-maximum earning of awards (the “Available Shares”). The Available Shares may be shares of original issuance, treasury shares, or a combination of the foregoing.
Other Share Limits Under the 2017 Plan: The 2017 Plan also includes certain other share limits, as described above under “2017 Plan Highlights.”
Up to 5% of the aggregate number of shares of Common Stock available for awards under the 2017 Plan, as may be adjusted pursuant to the 2017 Plan, may be used for awards that do not at grant comply with the applicable one-year minimum vesting and performance period requirements for such awards.
Share Counting: The aggregate number of shares of Common Stock available under the 2017 Plan will be reduced by one share of Common Stock for every one share of Common Stock subject to an award granted under the 2017 Plan.
Subject to certain exceptions described in the 2017 Plan, if any award granted under the 2017 Plan is canceled or forfeited, expires, is settled for cash (in whole or in part), or is unearned, the shares of Common Stock subject to the award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under the 2017 Plan. If, after December 31, 2016, any shares of Common Stock subject to an award granted under the Predecessor Plans are forfeited, or an award granted under the Predecessor Plans is canceled or forfeited, expires, or is settled in cash (in whole or in part), or is unearned, the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount be available for awards under the 2017 Plan.
The 2017 Plan further provides that the following shares of Common Stock will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under the 2017 Plan: (1) shares of Common Stock withheld by us in payment of the exercise price of a stock option granted under the 2017 Plan, (2) shares of Common Stock tendered or otherwise used in payment of the exercise price of a stock option granted under the 2017 Plan, (3) shares of Common Stock subject to an appreciation right granted under the 2017 Plan that are not actually issued in connection with the settlement of such appreciation right on exercise, and (4) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options granted under the 2017 Plan. In addition, shares of Common Stock withheld by us or tendered or otherwise used to satisfy a tax withholding obligation (A) with respect only to awards other than stock options or SARs, will be added (or added back, as applicable) to the aggregate share limit under the 2017 Plan on and after May 11, 2017 until May 10, 2027 but (B) will not be added (or added back, as applicable) to the aggregate share limit under the 2017 Plan on or after May 11, 2027. Further, if under the 2017 Plan a participant has elected to give up the right to receive compensation in exchange for shares of Common Stock based on fair market value, such shares of Common Stock will not count against the aggregate number of shares of Common Stock available under the 2017 Plan.

Shares of Common Stock issued or transferred pursuant to awards granted under the 2017 Plan in substitution for or in conversion of, or in connection with the assumption of, awards held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, and shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2017 Plan, but will not be added to the share limits under the 2017 Plan if (1) such award is canceled or forfeited, expires, or is settled for cash (in whole or in part), (2) such shares of Common Stock are withheld by us, tendered, or otherwise used in payment of the exercise price of a stock option or to satisfy a tax withholding obligation, or (3) such shares of Common Stock are not actually issued in connection with the settlement of an appreciation right on exercise.
Types of Awards Under the 2017 Plan: Pursuant to the 2017 Plan, the Company may grant stock options (including stock options intended to be “incentive stock options” as defined in Section 422 of the Code (“Incentive Stock Options”)), appreciation rights, restricted stock, RSUs, performance shares, performance units, cash incentive awards, and certain other awards based on or related to shares of our Common Stock.
Generally, each grant of an award under the 2017 Plan will be evidenced by an award agreement, certificate, resolution or other type or form of writing, or other evidence approved by the Committee (an “Evidence of Award”), which will contain such terms and provisions as the Committee may determine, consistent with the 2017 Plan. A brief description of the types of awards which may be granted under the 2017 Plan is set forth below.
Stock Options: A stock option is a right to purchase shares of Common Stock upon exercise of the stock option. Stock options granted to an employee under the 2017 Plan may consist of either an Incentive Stock Option, a non-qualified stock option that is not intended to be an “incentive stock option” under Section 422 of the Code, or a combination of both. Incentive Stock Options may only be granted to employees of the Company or certain of our related corporations. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, Incentive Stock Options and non-qualified stock options must have an exercise price per share that is not less than the fair market value of a share of Common Stock on the date of grant. The term of a stock option may not extend more than ten years after the date of grant. The Committee may provide in an Evidence of Award for the automatic exercise of a stock option.
Each grant of a stock option will specify the applicable terms of the stock option, including the number of shares of Common Stock subject to the stock option and the required period or periods of the participant’s continuous service before any stock option or portion of a stock option will become exercisable (subject to the minimum vesting requirements described above). Stock options may provide for continued vesting or the earlier exercise of the stock options, including in the event of retirement, death, or disability of the participant or in the event of a change in control.
Any grant of stock options may specify management objectives that must be achieved as a condition to the exercise of the stock options. Each grant will specify whether the consideration to be paid in satisfaction of the exercise price will be payable (1) in cash, by check acceptable to the Company, or by wire transfer of immediately available funds; (2) by the actual or constructive transfer to the Company of shares of Common Stock owned by the participant with a value at the time of exercise that is equal to the total exercise price; (3) subject to any conditions or limitations established by the Committee, by a net exercise arrangement pursuant to which the Company will withhold shares of Common Stock otherwise issuable upon exercise of a stock option; (4) by a combination of the foregoing methods; or (5) by such other methods as may be approved by the Committee. To the extent permitted by law, any grant may provide for deferred payment of the exercise price from the proceeds of a sale through a bank or broker of some or all of the shares to which the exercise relates. Stock options granted under the 2017 Plan may not provide for dividends or dividend equivalents.
Appreciation Rights: The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of appreciation rights. An appreciation right is a right to receive from us an amount equal to 100%, or such lesser percentage as the Committee may determine, of the spread between the base price and the value of shares of our Common Stock on the date of exercise.
Each grant of an appreciation right will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to the 2017 Plan and will contain such other terms and provisions, consistent with the 2017 Plan, as the Committee may approve. Each grant of appreciation rights will specify the period or periods of continuous service by the participant with the Company or any subsidiary that is necessary before the appreciation rights or installments of such appreciation rights will become exercisable (subject to the minimum vesting requirements described above). Appreciation rights may provide for continued vesting or earlier exercise, including in the case of retirement, death, or disability of the participant, or in the event of a change in control. Any grant of appreciation rights may specify management objectives that must be achieved as a condition of the exercise of such appreciation rights. An appreciation right may be paid in cash, shares of Common Stock, or any combination of the two.

Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of appreciation rights held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the base price of an appreciation right may not be less than the fair market value of a share of Common Stock on the date of grant. The term of an appreciation right may not extend more than ten years from the date of grant. The Committee may provide in an Evidence of Award for the automatic exercise of an appreciation right. Appreciation rights granted under the 2017 Plan may not provide for dividends or dividend equivalents.
Restricted Stock: Restricted stock constitutes an immediate transfer of the ownership of shares of Common Stock to the participant in consideration of the performance of services, entitling such participant to dividend, voting, and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer determined by the Committee for a period of time determined by the Committee or until certain management objectives specified by the Committee are achieved (subject to the minimum vesting requirements described above). Each such grant or sale of restricted stock may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per share of Common Stock on the date of grant.
Any grant of restricted stock may specify management objectives that, if achieved, will result in termination or early termination of the restrictions applicable to the restricted stock. Any grant of restricted stock will require that any and all dividends or distributions paid on restricted stock that remain subject to a substantial risk of forfeiture be automatically deferred and/or reinvested in additional restricted stock, which will be subject to the same restrictions as the underlying restricted stock. Any such dividends or other distributions on restricted stock will be deferred until, and paid contingent upon, the vesting of such restricted stock. Each grant of restricted stock will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to the 2017 Plan and will contain such terms and provisions, consistent with the 2017 Plan, as the Committee may approve.
Notwithstanding the minimum vesting requirements described above, restricted stock may provide for continued vesting or the earlier termination of restrictions on such restricted stock, including in the event of retirement, death, or disability of the participant, or in the event of a change in control, except in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the participant or a change in control) to the extent such provisions would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.
Restricted Stock Units: Restricted stock units awarded under the 2017 Plan constitute an agreement by the Company to deliver shares of Common Stock, cash, or a combination of the two, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of management objectives) during the restriction period as the Committee may specify (subject to the minimum vesting requirements described above). Each grant or sale of restricted stock units may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of shares of our Common Stock on the date of grant.
Notwithstanding the minimum vesting requirements described above, restricted stock units may provide for continued vesting or the earlier lapse or other modification of the restriction period, including in the event of retirement, death, or disability of the participant, or in the event of a change in control, except in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the participant or a change in control) to the extent such provisions would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.
During the restriction period applicable to restricted stock units, the participant will have no right to transfer any rights under the award and will have no rights of ownership in the shares of Common Stock underlying the restricted stock units and no right to vote them. Rights to dividend equivalents may be extended to and made part of any restricted stock unit award at the discretion of and on the terms determined by the Committee, on a deferred and contingent basis, either in cash or in additional shares of Common Stock, but dividend equivalents or other distributions on shares of Common Stock under the restricted stock units will be deferred until and paid contingent upon vesting of such restricted stock units. Each grant or sale of restricted stock units will specify the time and manner of payment of the restricted stock units that have been earned. A restricted stock unit may be paid in cash, shares of Common Stock or any combination of the two.
Each grant of a restricted stock unit award will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to the 2017 Plan and will contain such terms and provisions, consistent with the 2017 Plan, as the Committee may approve.
Cash Incentive Awards, Performance Shares, and Performance Units: Performance shares, performance units, and cash incentive awards may also be granted to participants under the 2017 Plan. A performance share is a bookkeeping entry that records the equivalent of one share of Common Stock, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the Committee. Each grant will specify the number or amount of performance shares or performance units, or the amount payable with respect to a cash incentive award being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors. However, no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the participant or a change of control) where such action would result in the loss of the otherwise available exemption under Section 162(m) of the Code.
These awards, when granted under the 2017 Plan, become payable to participants upon of the achievement of specified management objectives and upon such terms and conditions as the Committee determines at the time of grant. Each grant may specify with respect to the management objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of performance shares or performance units, or the amount payable with respect to a cash incentive award, that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels but falls short of maximum achievement. Each grant will specify the time and manner of payment of a cash incentive award, performance shares, or performance units that have been earned. Any grant may specify that the amount payable with respect to such grant may be paid by the Company in cash, in shares of Common Stock, in restricted stock or RSUs, or in any combination thereof.
Any grant of performance shares or performance units may provide for the payment of dividend equivalents in cash or in additional shares of Common Stock, subject to deferral and payment on a contingent basis based on the participant’s earning of the performance shares or performance units, as applicable, with respect to which such dividend equivalents are paid.
The performance period with respect to each cash incentive award or grant of performance shares or performance units will be a period of time (not less than one year) determined by the Committee and within which the management objectives relating to such award are to be achieved. Notwithstanding the minimum vesting requirements described in this paragraph, the performance period may be subject to continued vesting or earlier lapse or modification, including in the event of retirement, death, or disability of the participant, or in the event of a change in control. However, no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the participant or a change in control) where such action would result in the loss of the otherwise available exemption under Section 162(m) of the Code.
Each grant of performance shares, performance units, or a cash incentive award will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to the 2017 Plan and will contain such other terms and provisions of such award, consistent with the 2017 Plan, as the Committee may approve.
Other Awards: The Committee may grant to any participant shares of Common Stock or such other awards (“Other Awards”) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares of Common Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon performance of the Company or specified subsidiaries, affiliates, or other business units or any other factors designated by the Committee, and awards valued by reference to the book value of the shares of Common Stock or the value of securities of, or the performance of the subsidiaries, affiliates, or other business units of the Company. The terms and conditions of any such awards will be determined by the Committee (subject to the minimum vesting requirements described above). Shares of Common Stock delivered under an award in the nature of a purchase right granted under the 2017 Plan will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, shares of Common Stock, other awards, notes, or other property, as the Committee determines.
In addition, the Committee may grant cash awards, as an element of or supplement to any other awards granted under the 2017 Plan. The Committee may also grant shares of Common Stock as a bonus, or may grant other awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the 2017 Plan or under other plans or compensatory arrangements, subject to terms determined by the Committee in a manner than complies with Section 409A of the Code.
Notwithstanding the minimum vesting requirements described above, Other Awards may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death, or disability of the participant, or in the event of a change in control. However, no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the participant or a change in control) where such action would result in the loss of the otherwise available exemption under Section 162(m) of the Code. The Committee may provide for the payment of dividends or dividend equivalents on Other Awards in cash or in additional shares of Common Stock, subject to deferral and payment on a contingent basis based on the participant’s earning of the Other Awards with respect to which such dividends or dividend equivalents are paid.
Change in Control: The 2017 Plan includes a definition of “change in control.” In general, except as may be otherwise prescribed by the Committee in an Evidence of Award, a change in control will be deemed to have occurred if (subject to certain limitations and as further described in the 2017 Plan): (1) a person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 35% or more of the combined voting power of our then-outstanding securities, excluding any person who becomes such a beneficial owner in connection with certain of the transactions described in clause (3) below; (2) individuals who constituted the Board cease for any reason to constitute at least a majority of the Board, unless their replacements are approved as described in the 2017 Plan (subject to certain exceptions); (3) the Company closes a merger, consolidation, wind-up, reorganization, restructuring, or a similar event or series of events resulting in a substantial change in its ownership or leadership, as further described in the 2017 Plan, other than any such event or series of events effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities; or (4) the Company’s shareholders approve its complete liquidation or dissolution or the Company closes a sale or disposition of all or substantially all of its assets resulting in a substantial change in its ownership or leadership, as further described in the 2017 Plan.
Management Objectives; Qualified Performance-Based Awards: The 2017 Plan permits the Company to grant both Qualified Performance-Based Awards and awards that are not intended to be Qualified Performance-Based Awards, and provides that any of the awards set forth above may be granted subject to the achievement of specified management objectives.
Management objectives are defined as the measurable performance objective or objectives established pursuant to the 2017 Plan for participants who have received grants of performance shares, performance units, or cash incentive awards or, when so determined by the Committee, stock options, appreciation rights, restricted stock, restricted stock units, dividend equivalents, or Other Awards. Management objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or of one or more of the subsidiaries, divisions, departments, regions, functions, or other organizational units within the Company or its subsidiaries. The management objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions, or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves.
The Committee may grant awards subject to management objectives that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. Under the 2017 Plan, the management objectives applicable to any Qualified Performance-Based Award to a covered employee must be based on one or more, or a combination, of the metrics set forth above under the heading “Section 162(m).”
Additionally, in the case of a Qualified Performance-Based Award, each such management objective must be objectively determinable to the extent required under Section 162(m) of the Code, and, unless otherwise determined by the Committee and to the extent consistent with Section 162(m) of the Code, will exclude the effects of certain designated items identified at the time of grant. Management objectives that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (GAAP) or financial metrics that are based on, or able to be derived from GAAP, and may be adjusted when established (or to the extent permitted under Section 162(m) of the Code, at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP. If the Committee determines that a change in the business, operations, corporate structure, or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, the Committee may in its discretion modify such management objectives or the acceptable levels of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a participant’s death or disability or a change in control of the Company) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.
Transferability of Awards: Except as otherwise provided by the Committee, no stock option, appreciation right, restricted stock, restricted stock unit, performance share, performance unit, cash incentive award, Other Award, or dividend equivalents paid with respect to awards made under the 2017 Plan will be transferrable by a participant except by will or the laws of descent and distribution. In no event will any such award granted under the 2017 Plan be transferred for value. Except as otherwise determined by the Committee, stock options and appreciation rights will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law or court supervision.
The Committee may specify on the grant date that all or part of the shares of Common Stock that are subject to awards under the 2017 Plan will be subject to further restrictions on transfer.
Adjustments; Corporate Transactions: The Committee will make or provide for such adjustments in: (1) the number of and kind of shares of Common Stock covered by outstanding stock options, appreciation rights, restricted stock, restricted stock units, performance shares, and performance units granted under the 2017 Plan; (2) if applicable, the number of and kind of shares of Common Stock covered by Other Awards granted pursuant to the 2017 Plan; (3) the exercise price or base price provided in outstanding stock options and appreciation rights, respectively; (4) cash incentive awards; and (5) other award terms, as the Committee in its sole discretion, exercised in good faith determines to be equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization, or other change in the capital structure of the Company; (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase securities; or (c) any other corporate transaction or event having an effect similar to any of the foregoing.
In the event of any such transaction or event, or in the event of a change in control of the Company, the Committee may provide in substitution for any or all outstanding awards under the 2017 Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or appreciation right with an exercise price or base price, respectively, greater than the consideration offered in connection with any such transaction or event or change in control of the Company, the Committee may in its discretion elect to cancel such stock option or appreciation right without any payment to the person holding such stock option or appreciation right. The Committee will make or provide for such adjustments to the numbers of shares of Common Stock available for issuance under the 2017 Plan and the share limits of the 2017 Plan as the Committee in its sole discretion may in good faith determine to be appropriate in connection with such transaction or event. However, any adjustment to the limit on the number of shares of Common Stock that may be issued upon exercise of Incentive Stock Options will be made only if and to the extent such adjustment would not cause any option intended to qualify as an Incentive Stock Option to fail to so qualify.
Prohibition on Repricing: Except in connection with certain corporate transactions or changes in the capital structure of the Company or in connection with a change in control, the terms of outstanding awards may not be amended to (1) reduce the exercise price or base price of outstanding stock options or appreciation rights, respectively, or (2) cancel outstanding “underwater” stock options or appreciation rights in exchange for cash, Other Awards or stock options or appreciation rights with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or appreciation rights, as applicable, without shareholder approval. The 2017 Plan specifically provides that this provision is intended to prohibit the repricing of “underwater” stock options and appreciation rights and that it may not be amended without approval by our shareholders.
Detrimental Activity and Recapture: Any Evidence of Award may provide for the cancellation or forfeiture and repayment to us of any award or gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if any participant, either during employment or other service with us or a subsidiary or within a specified period after such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award. In addition, any Evidence of Award may provide for cancellation or forfeiture of an award or the forfeiture and repayment of any shares of Common Stock issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules and regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the shares of Common Stock may be traded.
Grants to Non-U.S. Based Participants: In order to facilitate the making of any grant or combination of grants under the 2017 Plan, the Committee may provide for such special terms for awards to participants who are foreign nationals, who are employed by the Company or any of its subsidiaries outside of the United States of America or who provide services to the Company or any of its subsidiaries under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve such supplements to, or amendments, restatements or alternative versions of, the 2017 Plan (including sub-plans) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments, or restatements will include any provisions that are inconsistent with the terms of the 2017 Plan as then in effect unless the 2017 Plan could have been amended to eliminate such inconsistency without further approval by our shareholders.
Withholding: To the extent the Company is required to withhold federal, state, local, or foreign taxes or other amounts in connection with any payment made or benefit realized by a participant or other person under the 2017 Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements, in the discretion of the Committee, may include relinquishment of a portion of such benefit. If a participant’s benefit is to be received in the form of shares of Common Stock, and such participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, we will withhold shares of Common Stock having a value equal to the amount required to be withheld. When a participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax, or other laws, the participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares required to be delivered to the participant, shares of Common Stock having a value equal to the amount required to be withheld or by delivering to us other shares of Common Stock held by such participant. The shares used for tax or other withholding will be valued at an amount equal to the fair market value of such shares of Common Stock on the date the benefit is to be included in participant’s income. In no event will the fair market value of the shares of Common Stock to be withheld and delivered pursuant to the 2017 Plan to satisfy applicable withholding taxes or other amounts in connection with the benefit exceed the minimum amount of taxes required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences and (ii) is permitted by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of shares of Common Stock acquired upon the exercise of stock options.
No Right to Continued Employment: The 2017 Plan does not confer upon any participant any right with respect to continuance of employment or service with the Company or any of its subsidiaries.
Effective Date of the 2017 Plan: The 2017 Plan will become effective on the date it is approved by the Company’s shareholders. No grants will be made under the Predecessor Plans on or after the date on which our shareholders approve the 2017 Plan, provided that outstanding awards granted under the Predecessor Plans will continue unaffected following such date.
Amendment and Termination of the 2017 Plan: The Board generally may amend the 2017 Plan from time to time in whole or in part. However, if any amendment (1) would materially increase the benefits accruing to participants under the 2017 Plan, (2) would materially increase the number of shares which may be issued under the 2017 Plan, (3) would materially modify the requirements for participation in the 2017 Plan, or (4) must otherwise be approved by our shareholders in order to comply with applicable law or the rules of the Nasdaq Stock Market, then such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.
Further, subject to the 2017 Plan’s prohibition on repricing, the Committee generally may amend the terms of any award prospectively or retroactively, except in the case of Qualified Performance-Based Award (other than in connection with the participant’s death or disability or a change in control) where such action would result in the loss of the otherwise available exemption under Section 162(m) of the Code. Except in the case of certain adjustments permitted under the 2017 Plan, no such amendment may be made that would impair the rights of any participant without his or her consent. If permitted by Section 409A of the Code and Section 162(m) of Code and subject to certain other limitations set forth in the 2017 Plan, notwithstanding the minimum vesting requirements described above, and including in the case of termination of employment or service due to death, disability, or retirement, in the case of unforeseeable emergency or other circumstances, or in the event of a change in control, the Committee may provide for continued vesting or accelerate the vesting of certain awards granted under the 2017 Plan (except that with respect to Qualified Performance-Based Awards, no such action may be taken if it would result in the loss of the otherwise available exemption of such award under Section 162(m) of the Code).
The Board may, in its discretion, terminate the 2017 Plan at any time. Termination of the 2017 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the 2017 Plan more than ten years after the effective date of the 2017 Plan, but all grants made on or prior to such date will continue in effect thereafter subject to their terms and the terms of the 2017 Plan.
New Plan Benefits
It is not possible to determine the specific amounts and types of awards that may be awarded in the future under the 2017 Plan because the grant and actual pay-out of awards under the 2017 Plan are subject to the discretion of the plan administrator.
U.S. Federal Income Tax Consequences
The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the 2017 Plan based on Federal income tax laws in effect. This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for 2017 Plan participants, is not intended to be complete and does not describe Federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.
Tax Consequences to Participants
Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient for such restricted stock) at such time as the shares of restricted stock are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.
Performance Shares and Performance Units. No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Common Stock received.
Nonqualified Stock Options. In general:

•	no income will be recognized by an optionee at the time a non-qualified stock option is granted;

•
at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and

•
at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an Incentive Stock Option. The exercise of an Incentive Stock Option, however, may result in alternative minimum tax liability. If shares of Common Stock are issued to the optionee pursuant to the exercise of an Incentive Stock Option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.
If shares of Common Stock acquired upon the exercise of an Incentive Stock Option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.
Appreciation Rights. No income will be recognized by a participant in connection with the grant of an appreciation right. When the appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Common Stock received on the exercise.
Restricted Stock Units. No income generally will be recognized upon the award of restricted stock units. The recipient of a restricted stock unit award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of Common Stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such restricted stock units), and the capital gains/loss holding period for such shares will also commence on such date.
Tax Consequences to the Company or its Subsidiaries
To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code. In this regard, certain types of awards under the 2017 Plan, such as time-vested restricted stock and restricted stock units, cannot qualify as performance-based awards under Section 162(m) of the Code, and in other cases awards may fail to qualify if all requirements for qualification are not met in connection with such awards.
Registration with the SEC
We intend to file a Registration Statement on Form S-8 relating to the issuance of shares of Common Stock under the 2017 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the 2017 Plan by our shareholders.

Vote Required for Approval
Approval of the 2017 Plan requires the vote of holders of a majority of the votes cast at the Annual Meeting.

PROPOSAL 4 - APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934, or the Exchange Act, the Company is providing shareholders with an advisory (non-binding) vote to approve the compensation paid to our “NEOs” as disclosed in this Proxy Statement. This advisory vote is commonly known as a “Say-on-Pay” vote. At the 2011 Annual Meeting, a majority of the votes cast on a proposal regarding the frequency for future Say-on-Pay votes approved the Board’s recommendation to hold future Say-on-Pay votes on a triennial basis. The Company adopted a triennial Say-on-Pay vote program in 2011 after considering these voting results, and the next (and most recent) Say-on-Pay vote took place at the 2014 Annual Meeting of Shareholders during which 99% of the votes cast in the Say-on-Pay vote were voted in favor of our Say-on-Pay resolution.

At its first meeting held after our 2014 Say-on-Pay vote, the Compensation Committee reviewed the voting results described above. After taking into consideration the strong level of support expressed by our shareholders for the executive compensation program for our then-NEOs, the Compensation Committee decided to continue to apply the same guiding philosophy and principles to subsequent decisions and when adopting subsequent policies regarding NEO compensation. No changes have been made to our executive compensation program specifically in reaction to the 2014 Say-on-Pay vote. The Compensation Committee also has continued to monitor voting policy changes adopted by our institutional shareholders and their advisors since 2014, and expects to continue to take those voting policies into account when considering changes to our executive compensation program.

2016 Compensation Program Highlights

As described in the Compensation Discussion and Analysis within this Proxy Statement, our NEOs are rewarded when defined financial and operational performance results are achieved and when value is created for our shareholders. Our Compensation Committee believes that our compensation program is effective in implementing our executive compensation philosophy and establishing a link between compensation and shareholder interests.

Highlights of our compensation program include the following:

•
A substantial percentage of each NEO’s target total direct compensation is variable, and consists of incentives that can be earned for achieving annual and long-term performance goals. Our program is weighted toward pay-for-performance and variable compensation to reinforce our philosophy of compensating our executives when they and the Company are successful in ways that support shareholder interests.

•	Each year, the Compensation Committee establishes performance measures intended to focus executives on the most important Company objectives.

•
In determining the compensation components for each NEO for 2016, the Compensation Committee generally focused on market values at the size-adjusted median of our peer group. The market information is considered a reference point rather than policy for reviewing competitiveness.

•	Our expectations for stock ownership align executives’ interests with those of our shareholders and all of the NEOs have exceeded their requirements.

•
The Company’s clawback policy permits the Compensation Committee to recoup or rescind variable compensation to executives, including NEOs, under certain situations, including restatement of financial results.

•	Our Compensation Committee has retained an independent compensation consultant to advise it with respect to executive and non-employee director compensation matters.

•	We do not have employment agreements with our executives.

•	We do not permit “underwater” stock options or stock appreciation rights to be repriced without stockholder approval.

•
The Company’s anti-hedging policy prohibits the Board of Directors, and the Company’s executives, including NEOs, from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of the Common Stock, including prepaid variable forward contracts, equity swaps, collars, and exchange funds.

______________________________________________________________________________________________________

Shareholder Support

We are asking our shareholders to indicate their support for our NEOs’ compensation as described in this Proxy Statement. This proposal gives our shareholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this Proxy Statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative and other disclosures in this Proxy Statement.”

As an advisory vote, this proposal is not binding on the Company. However, our Compensation Committee and Board value the opinions of our shareholder and expect to consider the outcome of the vote when making future compensation decisions regarding the Company’s NEOs. The next Say-on-Pay vote is expected to be held at our 2018 Annual Meeting of Shareholders.

PROPOSAL 5 - TO RECOMMEND, ON A NON-BINDING ADVISORY BASIS, THE FREQUENCY OF FUTURE NON-BINDING ADVISORY VOTES TO APPROVE THE COMPENSATION PAID TO THE COMPANY’S NEOS

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A SAY-ON-PAY VOTE FREQUENCY OF “EVERY YEAR.”

Pursuant to Section 14A of the Exchange Act, at least once every six years the Company is required to submit for shareholder vote a non-binding resolution to determine whether the Say-on-Pay vote shall occur every one, two, or three years.

After careful consideration of the various arguments supporting each frequency level, the Board believes that submitting the Say-on-Pay vote to shareholders on an annual basis is appropriate for the Company and its shareholders at this time. This recommendation reflects our commitment to strong corporate governance and accountability to our shareholders. An annual Say-on-Pay vote will foster useful communication with our shareholders by allowing our shareholders to annually express their views on the Company’s executive compensation practices.

Shareholder Support

The proxy card provides shareholders with four choices for this frequency proposal (every year, every two years, every three years, or abstain). Shareholders are not voting to approve or disapprove the Board’s recommendation.

The frequency vote is non-binding. Shareholder approval of a one-, two-, or three-year frequency for future Say-on-Pay votes will not require the Company to implement future Say-on-Pay votes every one, two, or three years. Instead, the final decision on the frequency of the future Say-on-Pay votes remains with the Board and/or its committees.

The Board values the opinions of the Company’s shareholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board and its committees will carefully consider the outcome of the frequency vote and other communications from shareholders when making future decisions regarding the frequency of future Say-on-Pay votes.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED SHAREHOLDER MATTERS
The following table sets forth information with respect to the beneficial ownership of the Common Stock as of the Record Date by:

•	each person known by us to beneficially own more than 5% of the Common Stock;

•	each of the Company’s directors and director nominees;

•	each of the NEOs; and

•	all of the Company’s directors and executive officers as a group.
The percentages of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares, (i) voting power, which includes the power to vote or to direct the voting of the security, (ii) investment power, which includes the power to dispose of or to direct the disposition of the security, or (iii) rights to acquire Common Stock that are currently exercisable or convertible, or will become exercisable or convertible within 60 days of the Record Date. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned. As of the Record Date, the Company had 45,711,986 shares outstanding.

	Shares Beneficially Owned
Name and Beneficial Owner	Number	Percentage
Wellington Management Group LLP(1)	4,785,516	10.5%
280 Congress Street, Boston, MA 02210
FMR LLC(2)	3,971,487	8.7%
245 Summer Street, Boston, MA 02210
The Vanguard Group(3)	3,483,261	7.6%
100 Vanguard Blvd, Malvern, PA 19355
Champlain Investment Partners, LLC(4)	2,872,785	6.3%
180 Battery Street, Burlington, VT 05401
BlackRock, Inc.(5)	2,801,048	6.1%
55 East 52nd Street, New York, NY 10055
Fiduciary Management, Inc.(6)	2,513,010	5.5%
100 E. Wisconsin Ave., #200, Milwaukee, WI 53202
Dimensional Fund Advisors LP(7)	2,431,150	5.3%
Bldg. One, 6300 Bee Cave Rd., Austin, TX 78746
First Manhattan Co.(8)	2,392,961	5.2%
399 Park Avenue, New York, NY 10022
Goldman Sachs Asset Management(9)	2,312,140	5.1%
200 West Street, New York, NY 10282
Thomas A. Amato(10)(11)	55,679	—%
Richard M. Gabrys(10)(11)	60,043	—%
Nancy S. Gougarty(10)(11)	22,291	—%
Colin E. Hindman(10)(11)	6,007	—%
Eugene A. Miller(10)(11)	98,098	—%
Herbert K. Parker(10)(11)	22,837	—%
Joshua A. Sherbin(10)(11)	105,397	—%
Nick L. Stanage(10)(11)	21,815	—%
Daniel P. Tredwell(10)(11)	20,658	—%
Samuel Valenti III(10)(11)	27,616	—%
David M. Wathen(10)(11)	118,939	—%
Robert J. Zalupski(10)(11)	85,659	—%
All executive officers and directors as a group (12 persons)(10)(11)	645,039	1.4%
________________________________________

(1)
Information contained in the columns above and this footnote is based on a report on Schedule 13G/A filed with the SEC on February 9, 2017 by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP (“Wellington”). As of December 31, 2016, Wellington had shared voting power with respect to 3,738,200 shares of Common Stock and shared dispositive power with respect to 4,785,516 shares of Common Stock.

(2)
Information contained in the columns above and this footnote is based on a report on Schedule 13G filed with the SEC on February 14, 2017 by FMR LLC. As of December 31, 2016, FMR LLC had sole voting power with respect to 86,856 shares of Common Stock and sole dispositive power with respect to 3,971,487 shares of Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(3)
Information contained in the columns above and this footnote is based on a report on Schedule 13G/A filed with the SEC on February 13, 2017 by The Vanguard Group, Inc. (“Vanguard Group”). As of December 31, 2016, Vanguard Group had sole voting power with respect to 54,034 shares of Common Stock, sole dispositive power with respect to 3,425,694 shares of Common Stock, shared voting power with respect to 5,979 shares of Common Stock, and shared dispositive power with respect to 57,567 shares of Common Stock. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 51,588 shares of Common Stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 8,425 shares of Common Stock as a result of its serving as investment manager of Australian investment offerings.

(4)
Information contained in the columns above and this footnote is based on a report on Schedule 13G/A filed with the SEC on February 14, 2017 by Champlain Investment Partners, LLC (“Champlain Investment”). As of December 31, 2016, Champlain Investment had sole voting power with respect to 1,980,460 shares of Common Stock and sole dispositive power with respect to 2,872,785 shares of Common Stock.

(5)
Information contained in the columns above and this footnote is based on a report on Schedule 13G/A filed with the SEC on January 27, 2017 by BlackRock, Inc. (“BlackRock”). As of December 31, 2016 BlackRock had sole voting power with respect to 2,700,016 shares of Common Stock and sole dispositive power with respect to 2,801,048 shares of Common Stock.

(6)
Information contained in the columns above and this footnote is based on a report on Schedule 13G filed with the SEC on February 14, 2017 by Fiduciary Management, Inc. (“Fiduciary Management”). As of December 31, 2016 Fiduciary Management had sole voting power with respect to 2,164,160 shares of Common Stock and sole dispositive power with respect to 2,513,010 shares of Common Stock.

(7)
Information contained in the columns above and this footnote is based on a report on Schedule 13G filed with the SEC on February 9, 2017 by Dimensional Fund Advisors LP (“Dimensional Fund”). As of December 31, 2016, Dimensional Fund had sole voting power with respect to 2,352,045 shares of Common Stock and sole dispositive power with respect to 2,431,150 shares of Common Stock as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940.

(8)
Information contained in the columns above and this footnote is based on a report on Schedule 13G/A filed with the SEC on February 10, 2017 by First Manhattan Co. (“First Manhattan”). As of December 31, 2016, First Manhattan had sole voting power with respect to 365,525 shares of Common Stock, sole dispositive power with respect to 365,525 shares of Common Stock, shared voting power with respect to 1,905,321 shares of Common Stock, and shared dispositive power with respect to 2,027,436 shares of Common Stock.

(9)
Information contained in the columns above and this footnote is based on a report on Schedule 13G filed with the SEC on January 27, 2017 by Goldman Sachs Asset Management, L.P., together with GS Investment Strategies, LLC (“Goldman Sachs”). As of December 31, 2016, Goldman Sachs had shared voting power with respect to 2,178,040 shares of Common Stock and shared dispositive power with respect to 2,312,140 shares of Common Stock.

(10)	Set forth in the table includes options to purchase shares granted under the Company’s 2006 Plan, that are currently exercisable. See below for further detail.

	Amato	Gabrys	Gougarty	Hindman	Miller	Parker	Sherbin	Stanage	Tredwell	Valenti	Wathen	Zalupski
Stock Options	—	28,427	—	—	28,427	—	—	—	—	—	—	—

(11)	Each director and NEO owns less than one percent of the outstanding shares of the Common Stock and securities authorized for issuance under equity compensation plans.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights(1)(a)	Weighted-average exercise price of outstanding options, warrants, and rights(2)(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)(3)) (c)
Equity compensation plans approved by security holders	1,107,069	$13.19	832,529
Equity compensation plans not approved by security holders	—	—	—
________________________________________

(1)	The number of shares reported may overstate dilution due to the inclusion of performance-based awards.

(2)	Restricted stock units and performance-based awards are not taken into account in the weighted-average exercise price as such awards have no exercise price.

(3)
As of December 31, 2016, includes shares available for future issuance under the Amended 2011 Plan. Number of shares available for future issuance assumes maximum achievement for all existing performance-based awards where performance attainment had not been determined.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, officers, and greater than 10% shareholders (if any) to file reports of ownership and changes in ownership with respect to our securities with the SEC and to furnish copies of these reports to us. We reviewed the filed reports and written representations from our directors, executive officers, and greater than 10% shareholders regarding the necessity of filing reports. We believe that all of our officers, directors, and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements for 2016 with respect to the Company.
Executive Officers
Officers of the Company serve at the pleasure of the Board.

Name	Age	Title
Thomas A. Amato	53	Director, President and Chief Executive Officer
Robert J. Zalupski	58	Chief Financial Officer
Joshua A. Sherbin	54	Senior Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary

Thomas A. Amato. Business experience provided under “Director and Director Nominees.”

Robert J. Zalupski. Mr. Zalupski was appointed the Company’s chief financial officer in January 2015. Previously, he served as vice president, finance and treasurer of the Company since 2003 and assumed responsibility for corporate development in March 2010. He joined the Company as director of finance and treasury in 2002, prior to which he worked in the Detroit office of Arthur Andersen. From 1996 through 2001, Mr. Zalupski was a partner in the audit and business advisory services practice of Arthur Andersen providing audit, business consulting, and risk management services to both public and privately held companies in the manufacturing, defense, and automotive industries. Prior to 1996, Mr. Zalupski held various positions of increasing responsibility within the audit practice of Arthur Andersen serving public and privately held clients in a variety of industries.

Joshua A. Sherbin. Mr. Sherbin was appointed the Company’s general counsel and corporate secretary in 2005, vice president and chief compliance officer in May 2008, and senior vice president in March 2016. Prior to joining the Company, he was employed as the North American corporate counsel and corporate secretary for Valeo, a diversified Tier 1 international automotive supplier headquartered in Europe. Prior to joining Valeo in 1997, Mr. Sherbin was senior counsel, assistant corporate secretary for Kelly Services, Inc., an employment staffing company, from 1995 to 1997. From 1988 until 1995, he was an associate with the law firm Butzel Long in its general business practice.

TRANSACTIONS WITH RELATED PERSONS
Policy for Review, Approval, or Ratification of Transactions with Related Parties
Pursuant to its written charter, the Audit Committee is responsible for reviewing reports and disclosures of insider and affiliated party transactions and monitoring compliance with the Company’s written Code of Conduct, which requires employees to disclose in writing any outside activities, financial interests, relationships, or other situations that do or may involve a conflict of interest or that present the appearance of impropriety.
Pursuant to the written charter of the Corporate Governance and Nominating Committee and the written Corporate Governance Guidelines, members of the Board must properly notify the president and chief executive officer and the Chair of the Corporate Governance and Nominating Committee if any actual or potential conflict of interest arises between the Company and such member. After notification, the Board will evaluate and resolve the matter in the best interest of the Company upon recommendation of the Corporate Governance and Nominating Committee.
It is also the Company’s policy, that the Audit Committee review and approve all transactions (other than those that are de minimis in nature) in which the Company participates and in which any related person has or will have a direct or indirect material interest. In reviewing and approving such transactions, the Audit Committee obtains all information it believes to be relevant to a review and approval of the transaction. After consideration of the relevant information, the Audit Committee approves only those related person transactions that are determined not to be inconsistent with the best interests of the Company.
In addition, the Company’s credit facility contains covenants that restrict the Company’s ability to engage in transactions that are at prices and on terms and conditions not less favorable to the Company than could be obtained at an arm’s-length basis from unrelated parties. Such covenants influence the Company’s policy for review, approval, and ratification of transactions with related parties.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis (“CD&A”) describes and analyzes the executive compensation program in place at the Company for our NEOs for 2016, which NEOs are:

(1)	Thomas A. Amato - President and Chief Executive Officer;

(2)	Robert J. Zalupski - Chief Financial Officer;

(3)	Joshua A. Sherbin - Senior Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary;

(4)	David M. Wathen - Former President and Chief Executive Officer (served until July 25, 2016); and

(5)	Colin E. Hindman - Former Vice President, Human Resources (served until December 31, 2016).
Your understanding of our executive compensation program is important to the Company. The goal of this CD&A is to explain:

•	Our compensation philosophy and objectives for our NEOs in 2016;

•	The respective roles of our Compensation Committee (the “Committee”), the Committee’s external executive compensation consultant, and management in the 2016 executive compensation process;

•	The key components of our 2016 executive compensation program and the successes and achievements our program is designed to reward;

•	How the decisions we made in the 2016 executive compensation process align with our executive compensation philosophy and objectives; and

•	How our NEOs’ 2016 compensation aligned with both our financial and operational performance and our shareholders’ long-term investment interests.
2016 Executive Summary
Philosophy and Objectives of Executive Compensation Program
Our executive compensation philosophy is to employ programs that help attract and retain key leaders, motivate executives to continuously strive to improve both our short-term and long-term financial and operating positions, and reward financial and operating achievement by delivering pay that varies appropriately with the actual performance results achieved. Our objectives are to align our executives’ compensation interests with the investment interests of our shareholders and encourage our executives to make decisions that will increase shareholder value over the longer-term. The Company attempts to achieve its philosophy and objectives by establishing performance criteria for its executive officers and by linking compensation to financial performance goals.

2016 Update

2016 was a year of transition and significant change across TriMas. In July 2016, Thomas Amato was appointed president and chief executive officer, succeeding David Wathen. During the second half of the year, the Company launched the new TriMas Business Model with increased business connectivity and improved analytics to drive future performance. We believe that these changes, as well as refinement of the Company’s strategies, will position TriMas for future earnings expansion and enhanced returns.
Our actions taken during the year demonstrated our efforts to continuously improve our Company, as we invested in many growth and productivity programs in our businesses. Despite these positive initiatives, we continued to face a weak macroeconomic environment, most notably in our energy-facing and industrial end markets, as well as the unfavorable impact of currency exchange. To offset the overall sales decline, we initiated continued cost-cutting and restructuring efforts across all of our businesses to help mitigate the end market pressures and maintain profitability.
During 2016, the management team achieved the following, as detailed below:

•	Mitigated the impact of an 8.1% sales decline through the implementation of continued cost savings initiatives;

•
Successfully completed the Company’s Financial Improvement Plan, announced in September 2015, to mitigate the impact of macroeconomic weakness with targeted cost actions yielding approximately $22 million of annual run-rate savings;

•	Achieved sales growth in our Packaging business as a result of our organic initiatives;

•	Continued to proactively reduce costs in our energy-facing businesses which were impacted by reduced sales related to lower oil-related activity;

•	Generated $80.5 million of cash flow from operating activities, and continued to invest in capital growth and productivity programs;

•
Decreased total debt 10.7% to $374.7 million as of December 31, 2016, as compared to $419.6 million as of December 31, 2015. We ended 2016 with $147.2 million of cash and aggregate availability under our revolving credit and accounts receivable facilities; and

•	Continued to invest in a flexible manufacturing footprint to optimize manufacturing costs long-term, add additional capacity, and enhance customer service.

We remain focused on generating profitable growth, enhancing profit margins, optimizing capital and resource allocation, increasing our cash flow and returns, and striving to be a great place for our employees to work.

Executive Compensation Best Practices
Below we highlight certain executive compensation practices that support the needs of our business, drive performance, and align with our shareholders’ long-term interests. A summary of what we do and do not do in that regard follows.
Effective Corporate Governance Reinforces Our Compensation Program

	WHAT WE DO		WHAT WE DON’T DO
✓
Pay for Performance - We tie pay to performance. The majority of NEO pay is not guaranteed but is generally conditioned upon the achievement of pre-determined financial goals related to corporate and business unit performance.
		✗	No Employment Contracts - We do not have employment contracts with our NEOs.
✓	Mitigate Undue Risk - Our compensation practices are designed to discourage excessive risk-taking as related to performance and payout under our compensation programs.	✗	No Excise Tax Gross-Ups Upon Change-of-Control - We do not provide for excise tax gross-ups on change-of-control payments.
✓	Reasonable Executive Severance/Change-of-Control Benefits - Our post-employment and change-of-control severance benefits are designed to be consistent with competitive market practice.	✗
No Repricing Underwater Stock Options or Stock Appreciation Rights Without Shareholder Approval - We do not permit underwater stock options or stock appreciation rights to be repriced without shareholder approval.

✓	Share Ownership Guidelines - Our guidelines for stock ownership align executives’ interests with those of our shareholders. Each NEO has exceeded this stock ownership requirement.	✗
No Hedging Transactions or Short Sales Permitted and Restrictions on Pledging - Our policies prohibit executives, including the NEOs, and directors from engaging in hedging or short sales and limit executives, including NEOs, and directors from pledging with respect to the Company’s Common Stock.

✓
Regular Review of Share Utilization - We evaluate share utilization by reviewing the dilutive impact of equity compensation on our shareholders and the aggregate shares awarded annually as a percentage of total outstanding shares.

✓
Review Tally Sheets - The Committee reviews tally sheets for our NEOs to ensure they have a clear understanding of the impact of various decisions, including possible payments under various termination scenarios prior to making annual executive compensation decisions.

✓
Double Trigger Change-of-Control Severance Benefits - Our Executive Severance/Change-of-Control Policy provides for payment of cash severance and vesting of equity awards after a change-of-control only if an executive experiences a qualifying termination of employment within a limited period following the change-of-control.

✓	Independent Compensation Consulting Firm - The Committee benefits from its utilization of an independent compensation consulting firm which provides no other services to the Company.

Summary of Key Compensation Decisions and Outcomes for 2016
The key decisions the Committee made for 2016 are summarized below and discussed in greater detail in the remainder of this CD&A:

Base Salary Adjustments
The Committee approved a 10% base salary increase for Mr. Zalupski to align pay with the market median and established base pay for Mr. Amato below the peer group regressed median to provide the Committee with flexibility in making future pay decisions.

Short-Term Incentive Program

•
For fiscal year 2016, the short-term incentive program (“STI”) for our NEOs was subject to initial funding based on achievement of a threshold level of recurring operating profit. The Committee then utilized the following underlying performance measures and weightings for the year: sales at 20%, operating profit margin at 20%, cash flow at 30%, and earnings per share (“EPS”) at 30%.

•
The target incentive award percentages for Messrs. Sherbin, Wathen, and Hindman remained unchanged from 2015. Mr. Zalupski’s target incentive award percentage increased from 60% to 65% of his base salary for 2016 to more closely align his target incentive with the market median. Mr. Amato did not participate in our STI for 2016 due to joining the Company in July 2016. As a result of Mr. Wathen’s departure from the Company, his STI payout was pro-rated from the beginning of the year to July 25, 2016.

•	Based on Company 2016 performance, the initial funding threshold was satisfied. The 2016 STI payout was earned at 65.2% of target.

Long-Term Incentive Program
2016 Long-Term Incentives
In 2016, the Committee granted performance stock units (“PSUs”) and service-based restricted stock units (“RSUs”) to the NEOs other than Mr. Amato, who was not an employee at the time of the annual long-term incentive grant. For each of these participating NEOs, their total long-term incentive (“LTI”) target award value was allocated equally between these two vehicles, and all awards earned are settled in shares. In particular:

•
In February 2016, the Committee approved RSU and PSU awards to the NEOs other than Mr. Amato. The RSUs generally vest in three equal installments on the first three anniversaries of the grant date of the award. The PSUs are subject to a performance period of 36 months. These PSU awards were subject to Relative Total Shareholder Return (“RTSR”) performance measures, as further described below.

•
In July 2016, the Committee approved a stock option award to Mr. Amato in connection with his appointment as president and chief executive officer. The stock options generally vest in three equal installments on the first three anniversaries of the grant date of the award. The stock option award value was generally based on half of his expected future annual long-term incentive target in consideration of his start date.

•
As a result of Mr. Wathen and Mr. Hindman’s departure from the Company, their outstanding LTI awards were adjusted in connection with our Executive Severance/Change of Control Policy. Adjustments to their LTI awards included accelerating the vesting of their service based RSUs upon termination date and, with respect to Mr. Wathen, pro-rating awards (RSUs and PSUs). The outstanding PSUs will vest in normal course and continue to be subject to Company RTSR performance.

•
The 2015 to 2016 PSU cycle was completed at the end of 2016 and, based on Company performance, the initial funding threshold was satisfied. Based on performance results for the TSR metric, awards were earned at 121.13% of target and vested on March 5, 2017, as further described below.

Results and Consideration of 2014 Shareholder Say-on-Pay Vote
The Company has historically conducted its Say-on-Pay votes every three years. At the annual meeting of shareholders held on May 8, 2014, over 99% of the shareholders who voted on or abstained with respect to the triennial Say-on-Pay proposal approved the compensation of our then-NEOs.
In light of this vote outcome, which was considered by the Committee in its first meeting following the 2014 annual meeting, as well as the Committee’s ongoing program evaluation, the Committee views its 2016 decisions regarding various aspects of the compensation program as consistent with the overall philosophy and structure of the program that has been supported by our shareholders. As a result, the Committee did not make any changes to the executive compensation program for 2016 that were based specifically on the results of our 2014 Say-on-Pay vote.

A majority of the shareholders who voted on the frequency for future Say-on-Pay votes at the 2011 annual meeting of shareholders approved triennial advisory Say-on-Pay votes. In alignment with the shareholder recommendation, an advisory vote on the Company’s NEO compensation has historically been submitted to shareholders for vote at every third annual meeting. However, given the Board’s recommendation that future Say-on-Pay votes be conducted on an annual basis, the next advisory Say-on-Pay vote is expected to be held in 2018, and we expect to hold the next required vote on the frequency of future Say-on-Pay votes in 2023.
2016 Executive Compensation Program Description
Overview of Key 2016 Program Elements
Each year, our Committee works closely with the Company’s leadership team to refine our executive compensation program, to clearly articulate its objectives to our executives and to emphasize our focus on performance-based compensation so that executives are rewarded for results that create long-term shareholder value.
The percentage of total compensation that is performance-based (as opposed to fixed) increases as an executive’s responsibility increases. The Committee believes that the portion of an officer’s total compensation that is dependent on performance results achieved should increase and commensurate with position level and accountability.
The main elements of our compensation structure and how each supports our compensation philosophy and objectives are summarized in the following chart:

Principal 2016 Compensation Elements
	Element	Description	Performance Consideration	Primary Objectives
Fixed	Base Salary	Fixed compensation component payable in cash, reviewed annually and subject to adjustment	Based on level of responsibility, experience, knowledge, and individual performance	Attract and retain
Variable	Short-Term Incentive Program	Short-term incentive payable on performance against annually established goals	Measured by corporate and business unit performance oriented towards short-term financial goals	Promote achievement of short-term financial goals aligned with shareholder interests
Variable	Long-Term Incentive Program	Equity based awards consisting of stock options or restricted stock units and performance stock units	Creation of shareholder value and realization of medium and long-term financial and strategic goals	Create alignment with shareholder interests and promote achievement of longer-term financial and strategic objectives
Fixed	Retirement and Welfare Benefits	Retirement plans, health care, and insurance benefits	Indirect - executive must remain employed to be eligible for retirement and welfare benefits	Attract and retain
Fixed	Perquisites - Flexible Cash Allowance and Executive Physicals	Quarterly fixed cash payment and executive physicals	Indirect - executive must remain employed to be eligible	Attract and retain
Role of the Compensation Committee
The Board-designed governance process expressly delegates to the Committee the responsibility to determine and approve Mr. Amato’s compensation, as well as to make all decisions regarding compensation for the other NEOs.
The Committee is composed entirely of independent directors, none of whom derives a personal benefit from the compensation decisions the Committee makes. Although the Committee does have responsibility for Board compensation matters, all such decisions are subject to full Board approval. The Board and Committee recognize the importance of executive compensation decisions to the management and shareholders of the Company.
The role of the Committee is to oversee compensation and benefit plans and policies, review and approve equity grants and administer share-based plans, and review and approve annually all compensation decisions relating to the Company’s directors (which decisions are subject to Board approval) and executive officers, including Mr. Amato and other NEOs. See “Summary of Key Compensation Decisions and Outcomes for 2016” for a summary of Committee decisions and outcomes during 2016.
Input from Management
Certain senior executives provide information used by the Committee in the compensation decision-making process. Specifically, Mr. Amato provides input to the Committee regarding corporate and business unit performance goals and results. He also reviews with the Committee the performance of the executive officers who report directly to him, and makes recommendations to the Committee regarding their compensation. Before Mr. Amato, Mr. Wathen provided this information to the Committee. For 2016, Mr. Zalupski also provided input and analysis regarding financial and operating results. Mr. Hindman, our former vice president, human resources, regularly worked with the Committee chair to prepare materials for Committee discussions and presented management’s recommendations regarding program changes. Since Mr. Hindman’s departure, Mr. Amato has provided this information to the Committee.
The Committee carefully considers management’s input, but is not bound by their recommendations in making its final pay program decisions.
Independent Compensation Committee Consultant
Meridian, as the Committee’s external executive compensation consulting firm, is retained by and reports directly to the Committee.
Use of an outside consultant is an important component of our compensation setting process, as it enables the Committee to make informed decisions based on market data and best practices. Representatives from Meridian attend Committee meetings, meet with Committee members in executive session, and consult with the members as required to provide input with regard to CEO compensation based on the Committee’s assessment of performance.
Meridian has no affiliations with any of the NEOs or members of the Board other than in its role as an outside consultant. The Committee has been advised that Meridian has in place policies and procedures designed to prevent conflicts of interest and after applying such policies and procedures, determined that no conflict of interest existed in performing consulting services for the Company. Meridian does not provide any other services to the Company. All work performed by Meridian, whether with the Committee directly or with management at the direction of the Committee, requires pre-approval by the chair of the Committee. The Committee has assessed the independence of Meridian, as required under Nasdaq listing rules.
During 2016, Meridian conducted a market analysis of peer group compensation levels to enable the Committee to generally confirm that the Company’s executive compensation structure is commensurate with the executive officers’ responsibilities as well as appropriately competitive, provided quarterly updates regarding TSR performance relative to peers (S&P small cap industrial index), prepared an estimated ISS Pay for Performance modeling, provided input on our proxy statement and CD&A, provided an analysis of the historical performance of our peers, reviewed the design of incentives and other programs in place at our peers, and provided input on topics to be included in the Committee’s annual calendar.

Meridian also worked with the Board of Directors to determine market reference points for CEO compensation at similarly-sized peer companies. Meridian analyzed 2015/2016 compensation for TriMas’ peer companies using 2016 SEC filings (proxies, 8-Ks, and Form 4s). Peer group pay data was regressed to $850 million to better understand compensation at truly similarly-sized organizations. Using this information, Meridian provide a set of recommended pay programs for Mr. Amato and the Committee recommended a final package to the Board for approval. The 2016 compensation package was established at levels below the peer group regressed median for base salary, target cash compensation, and total compensation and below our former CEO.
The Role of Compensation Benchmarking Peer Group Assessment and Use of Survey Data
In its annual review of the appropriateness of our peer group, the Committee updated the peer group to exclude five companies. Specifically, Drew Industries Incorporated, Stoneridge, Inc., AMETEK, Inc., and Wabash National were removed as TriMas no longer operates in the business segment in which those companies primarily operate following the Spin Off. Roper Technologies, Inc. was also excluded from the peer group for 2016 as its pay practices were determined to be significantly different from those utilized for the Company.

The peer group includes companies in the same or similar Global Industry Classification Standard categories as the Company (Industrial Machinery) that are roughly comparable to the Company in revenue, which for the Company in 2015 was $864 million (generally, peer group company 2015 revenue ranged from three-fourths to five times the Company’s 2015 revenue). This group also includes companies against which the Company competes for customers, market share, and talent. As a result of the recent Spin Off, the Committee made the determination to use peer group data regressed to the Company’s pre-Spin Off revenue of $1.395 billion when considering 2016 pay decisions. It was decided that in 2016, the Committee would complete a more fulsome review of the peer group and any modifications made to peer group companies reflective of TriMas’ revenue and market capitalization would be used to set future pay decisions in 2017.
The majority of our NEOs are benchmarked solely against peer group data. However, the Company uses published survey data for select executive positions. For 2016, our former vice president, human resources, was benchmarked against other top human resource executives in similarly-sized manufacturing organizations as reported in AonHewitt’s executive compensation survey. Data was provided by AonHewitt to Meridian and reviewed by the Committee in approving the vice president, human resources’ 2016 pay level. For purposes of these evaluations, it was the survey results themselves, and not the identities of the particular entities surveyed, that was material.
The following table identifies the 19 companies in our peer group for 2016:

COMPANY PEER
Actuant Corporation	EnPro Industries, Inc.
Aerojet Rocketdyne Holdings, Inc.	Flowserve Corporation
Aptar Group Inc.	Graco Inc.
Barnes Group Inc.	Greif, Inc.
Carlisle Companies Incorporated	IDEX Corporation
Chart Industries, Inc.	Silgan Holdings Inc.
Colfax Corporation	SPX Corporation
Crane Co.	TransDigm Group Incorporated
Donaldson Company, Inc.	Woodward, Inc.
Ducommun Incorporated
Pay for Performance

A meaningful percentage of each NEO’s target total direct compensation is variable, consisting of STI awards and LTI awards. The actual amounts realized from the incentive awards depend on performance results, consistent with our belief that a substantial percentage of each NEO’s compensation should be tied to Company performance. The chart below reflects information for all reported NEOs, except for Mr. Wathen due to his mid-year departure from the Company. The mix of target compensation for 2016 for Mr. Amato and the average for the other NEOs are as follows:

Analysis of Key 2016 Compensation Components and Decisions
The Committee continues to believe that reviewing market benchmark pay data is an important element in ensuring that the overall executive compensation program remains competitive. For 2016, the Committee’s initial objective was to set target compensation levels for each of the NEOs (other than Mr. Amato) at the size-adjusted market median, with an opportunity to earn above market STI and LTI awards if shareholders received above market returns. However, the Committee did not rigidly rely on this market data, but considered other factors such as overall Company and individual performance, tenure in current role, increasing complexities in certain businesses due to geographic, product, and acquisition expansion, general business conditions, and the goals of retaining and motivating leadership talent when determining final target pay. Regarding the pay package determined for Mr. Amato when he joined the Company, based on consultation with Meridian and a market pay review, the Committee agreed to pay Mr. Amato a market competitive base salary and grant a one-time stock option award equal to half of his annual LTI award consistent with joining the Company approximately half-way through the fiscal year. Mr. Amato will be eligible to participate in the STI program beginning in 2017. Mr. Amato’s 2017 target compensation mix is weighted as follows: 19% base salary, 19% short-term incentive, and 62% long-term incentive, resulting in an overall compensation mix of 19% fixed and 81% variable compensation.
Based on competitive market data provided by Meridian, the Committee made compensation decisions for 2016 that resulted in positioning relative to the benchmark group market median. For this analysis, we consider the target compensation that is within plus or minus 10% of the market median as approximating the median. Generally, compensation decisions for Messrs. Amato, Zalupski, Sherbin, Wathen, and Hindman were within this range.
Effective July 25, 2016, Mr. Wathen agreed to step down from his position as president and chief executive officer of the Company and entered into a separation and release agreement. As part of the agreement, Mr. Wathen will receive payment in the amount of of two times his annual base salary and STI target award, to be paid over a two-year period. In regards to Mr. Wathen’s outstanding equity awards, the unvested equity awards were pro-rated as of the separation date for full calendar months elapsed from grant date. The service based awards vested on his separation date and performance based awards continue to be subject to Company performance and will vest in normal course.
Effective November 9, 2016, Mr. Hindman entered into a separation agreement with the Company and agreed to serve in an advisory capacity for the remainder of the year. As part of the agreement, Mr. Hindman will receive payment in the amount of one times his annual base salary and STI target award, to be paid over a one year period. In regards to Mr. Hindman’s outstanding equity awards, the Committee approved full vesting of outstanding service based awards and certain performance-based equity awards subject to Company performance and will vest in normal course.
Description of the material elements of our 2016 executive compensation program are provided in the following paragraphs.
2016 Base Salary
Base salaries for our NEOs are generally established based on the scope of their responsibilities, prior relevant experience and skills, and competitive market pay levels. The Committee believes that executive base salaries should generally be competitive with the size-adjusted median salaries for executives in comparable positions at the peer companies. We believe that providing competitive salaries is key to our ability to successfully attract and retain talented executives.
Each year, the Committee considers whether to grant merit increases and/or market-based adjustments to the Company’s NEOs. In doing so, it considers several factors such as individual responsibilities, Company and individual performance, experience, and alignment with market levels.
Based on the foregoing considerations, the Committee approved the following initial base salary or salary adjustments in 2016 for our NEOs:

NEO	Base Salary Rate as of January 1, 2016	Base Salary Rate effective July 30, 2016	% Increase
Mr. Amato(1)	N/A	$625,000	—%
Mr. Zalupski(2)	$375,000	$413,000	10.1%
Mr. Sherbin	$400,400	$400,400	—%
Mr. Wathen(3)	$765,000	N/A	—%
Mr. Hindman	$298,200	$298,200	—%

(1)    Mr. Amato was hired in July 2016.
(2)    Mr. Zalupski received a salary adjustment effective February 22, 2016.
(3)    Mr. Wathen departed from the Company on July 25, 2016. His base salary rate was not increased during 2016.

With respect to 2016, Mr. Zalupski received an increase in base pay to align his pay closer to the market median.
2016 Short-Term Incentive Compensation Plan
The goal of the STI is to support our overall business objectives by aligning Company performance with the goals of shareholders and focusing attention on the key measures of success. The STI also plays a key role in ensuring that our annual cash compensation opportunities remain competitive. The STI awards are provided under the Amended 2011 Plan, and for the NEOs other than Mr. Amato were initially funded for 2016 based on our achievement of a threshold level of $55 million in recurring operating profit. For these purposes, recurring operating profit refers to earnings before interest, taxes, and other income/expense, and excludes certain non-recurring charges (cash and non-cash) associated with business restructurings, cost savings projects, and asset impairments. For 2016, our actual recurring operating profit achievement was $94.7 million, and thus the 2016 STI awards for the NEOs other than Mr. Amato were initially funded at 200% of target opportunities, subject to reduction to final payout levels as explained further below. Mr. Amato did not participate in our 2016 STI due to his appointment as an officer of the Company in July 2016.
Target awards. Each of our participating NEOs had a target STI opportunity for the year that was expressed as a percentage of base salary. Target awards for 2016 are shown in the following chart:

NEO	Target STI Amount	Target Award as Percent of Salary
Mr. Amato(1)	$—	—%
Mr. Zalupski	268,500	65.0%
Mr. Sherbin	240,300	60.0%
Mr. Wathen	860,600	112.5%
Mr. Hindman	149,100	50.0%

(1)    Mr. Amato did not have a 2016 STI target opportunity.
With respect to 2016, Mr. Zalupski received an increase in STI target (of $43,500, or approximately 20% from $225,000 in 2015) as a result of his annual compensation review which aligned his pay closer to the market median.
Depending on the performance results achieved, actual awards generally can vary as a percent of target from a threshold of 0% to a maximum of 200%.
Performance Measures
Each year, the Committee approves the specific performance metrics for that year’s program, and their relative weightings based on the importance of each applicable measure to the Company for the fiscal year. If the designated target level for each performance metric is attained, the STI award will pay out at 100% for the metric. The threshold is the lowest level of payout below which no payment is made for that specific component. If performance for a metric is between the identified threshold and the maximum, the actual payout is determined based on the achievement of milestones within a matrix, with the distance between the milestones pre-determined depending on the respective metric.
STI Performance Measures. The following underlying performance metrics were selected for the 2016 STI for the participating NEOs:

•
Sales - 20%. This metric provides for rewards based on the Company’s consolidated level of net sales volume achieved. For purposes of this computation, net sales means net trade sales excluding all intercompany activity.

•
Operating Profit Margin - 20%. This measure rewards based on performance in recurring operating profit as a percent of sales (operating margin). Recurring operating profit means earnings before interest, taxes, and other income/expense, and excludes certain non-recurring charges (cash and non-cash) associated with business restructuring, cost savings projects, and asset impairments. This measure of profitability was selected because it is viewed as a leading indicator of our ability to effectively manage our costs throughout the business cycle.

•
Cash Flow - 30%. Cash flow is the sum of recurring operating profit (defined above), adjusted (1) up or down for other income/expense, (2) up or down for changes in working capital, (3) upward for depreciation and amortization, and (4) downward for capital expenditures, cash interest, and cash taxes. Managing our cash generation capabilities and use of cash is an important measure of our ongoing liquidity and stability.

•
EPS - 30%. EPS is the diluted earnings per share, from continuing operations, as reported in the Company’s publicly filed reports, adjusted to exclude the after-tax impact of non-recurring charges (cash and non-cash) associated with items such as business restructuring, cost savings projects and asset impairments. EPS is viewed by our shareholders as a key measure of overall profitability.

For 2016, the specific underlying performance goals and actual achievements were as follows (dollars in millions, except for EPS):

Metric		Threshold	Target	Maximum	Actual 2016 Results(1)	Weighting	Payout %
Sales	Performance Goal	$822.4	$865.7	$930.6	$799.3	20%	—%
	Payout as % of Target	40%	100%	200%	0%
Operating Profit	Performance Goal	11.5%	12.7%	13.5%	12.0%	20%	12.8%
	Payout as % of Target	40%	100%	200%	64%
Cash Flow	Performance Goal	$55.0	$65.0	$81.3	$70.6	30%	40.4%
	Payout as % of Target	40%	100%	200%	134.5%
EPS	Performance Goal	$1.29	$1.36	$1.45	$1.29	30%	12.0%
	Payout as % of Target	40%	100%	200%	40%

(1)
Actual 2016 Results were determined on a constant currency basis, using currency rates defined at the time the measures were approved. This is intended to evaluate the operating performance of each performance measure relative to targeted levels, and remove the positive or negative impact of changes in foreign currencies relative to the U.S. dollar during the year. As such, our reported actual performance in U.S. dollars may differ from attained results above. Based on the payout percentages, attainment for 2016 gave rise to payout of 65.2% for the STI awards for the participating NEOs.

Award Determination and Payouts. In February of each year, the Committee determines the degree to which the underlying STI goals for the prior year were achieved, which actual results are highlighted in the tables above. As a result, our participating NEOs earned the following STI payouts for 2016 performance:

NEO	Target Award as Percent of Base Salary	Target STI Amounts	STI Payout as % of Total Target Award	STI Earned and Paid in Cash(1)
Mr. Amato	—%	$—	—%	$—
Mr. Zalupski	65.0%	268,500	65.2%	175,062
Mr. Sherbin	60.0%	240,300	65.2%	156,676
Mr. Wathen(2)	112.5%	860,600	65.2%	316,682
Mr. Hindman	50.0%	149,100	65.2%	97,213

(1)	Amounts earned by the NEOs are paid in cash.

(2)	Mr. Wathen left the Company effective July 25, 2016, which resulted in a prorated award from the original target.
Long-Term Incentive Program
Our long-term equity program is designed to reward the achievement of long-term business objectives that benefit our shareholders through stock price increases, thereby aligning the interests of our executives with those of our shareholders.

2016 Long-Term Incentive Awards
Under the 2016 Long-Term Incentive Award Program (“2016 LTI”), equity awards were granted to our NEOs and certain other eligible participants in order to promote the achievement of the Company’s strategic goals. The Committee granted to our NEOs other than Mr. Amato RSUs and PSUs, to be settled in shares, with each vehicle accounting for 50% of the overall 2016 LTI target award value. Mr. Amato received stock options, to align with market trends and provide an effective means of linking pay with achievement of our ongoing business strategy of maximizing Company performance to deliver value to our shareholders.
The 2016 LTI award sizes as a percentage of each NEO’s base salary were as follows:

NEO	2016 LTI Award as a % of Base Salary
Mr. Amato	182%
Mr. Zalupski	170%
Mr. Sherbin	150%
Mr. Wathen	350%
Mr. Hindman	80%
As discussed above, in determining the total value of the 2016 LTI award opportunity for each executive, the Committee reviewed survey data provided by Meridian regarding competitive award levels and considered each participant’s total compensation targets and level of responsibility within the organization. With respect to 2016, Mr. Zalupski’s LTI target increased from 150% to 170% in connection with his annual compensation review which aligned his pay closer to the market median.
The approved target 2016 LTI grants for our NEOs are as follows:

Name	Stock Options ($ Value)	RSUs ($ Value)	2016-2018 Cycle PSUs ($ Value)
Mr. Amato	$1,137,090	$—	$—
Mr. Zalupski	—	351,101	351,101
Mr. Sherbin	—	300,305	300,305
Mr. Wathen	—	1,338,801	1,338,801
Mr. Hindman	—	119,306	119,306

The dollar value listed in the above chart for the stock options is based on the Black Scholes value of $7.58 per share. The dollar values listed in the above chart for the RSUs and PSUs were converted into a number of units based on the Company’s closing stock price on March 1, 2016. With respect to Mr. Wathen’s 2016 PSUs, the Committee determined an effective cap on the maximum opportunity at 143% achievement as opposed to 200% in order to comply with the 2011 Omnibus Incentive Compensation Plan (“2011 Plan”) rule as to the maximum number of shares of stock that can be awarded under the 2011 Plan to any person eligible for an award per calendar year, which is 200,000 shares.

The stock options granted to Mr. Amato in connection with his appointment to president and chief executive officer generally vest in three equal installments on the first three anniversaries of the grant date of the award.

The 2016 RSUs generally vest in three equal installments on the first three anniversaries of the grant date of the award.
The 2016 PSU awards were designed to be earned based on the achievement of specific performance measures over a period of three calendar years. For the 2016-2018 cycle that began on January 1, 2016 and ends on December 31, 2018, the PSU award is earned based on the achievement of a specified RTSR percentile rank during the applicable performance period. The Committee approved RTSR as the performance measure and the use of the S&P SmallCap 600 Capped Industrials index as the peer group for the performance measurement comparison, as outlined in the table below. If, upon the conclusion of the performance period,

RTSR falls between performance levels, straight-line mathematical interpolation will be used to determine the amount of the target PSUs (rounded down to the nearest whole number of PSUs) earned.

Performance Level	Relative Total Shareholder Return	Target PSUs Earned
Threshold	Ranked below or at 25th percentile	0%
Above Threshold	Ranked at 35th percentile	50%
Target	Ranked at 50th percentile	100%
Intermediate	Ranked at 65th percentile	150%
Maximum	Ranked at or above 80th percentile	200%

Based on the degree to which the performance goals are met, any PSUs earned for the 2016-2018 cycle vest in 2019.
2014 PSU Grant (2014 to 2015 Performance Period) - Results
The following information is provided to describe the performance goals for the 2014 PSU awards, the actual results relative to such performance goals, and how the Company calculated the payout amount for each 2014 PSU award.

The 2014 PSU award opportunities provided to the NEOs other than Mr. Amato in 2014 represented performance based opportunities allocating 75% to EPS growth and 25% to ROIC for a performance period running from January 1, 2014 to December 31, 2016. Overall achievement could vary from 7.5% of the target award (assuming just above threshold performance) to 237.5% of the target award (assuming maximum performance), with no award earned if performance fell below threshold levels. However, in connection with the Spin Off, the relative achievement of the performance measures was evaluated as of the date of the Spin Off (June 30, 2015), rather than at the end of the original performance period, and achieved awards have been subject to service-based vesting since such time.

The threshold, target, and maximum growth rates (with resulting EPS amounts), achieved ROIC, and resulting percentage of target award achieved for each portion of the PSU awards are summarized in the following tables:

	Results Achieved	Attainment	Weighting	Total
EPS Growth	6.3%	40.0%	75.0%	30.0%
ROIC	9.0%	—%	25.0%	—%
Total Payout				30.0%

	Threshold		Target		Maximum
	EPS Growth Rate	ROIC	EPS Growth Rate	ROIC	EPS Growth Rate	ROIC	% of Target Achieved
1/1/2014 - 6/30/2015 Performance	4.0%	12.3%	15.0%	14.5%	24.0%	17.9%	30.0%
The amounts reported above were calculated with adjustments for acquisitions, divestitures, severance, business restructuring costs, debt refinancing, expected seasonality, and equity offering dilution pursuant to the terms of the Equity Plans and as approved by the Committee.
After performance results were determined, the earned 2014 PSUs held by each participating NEO were converted into RSUs that generally vest in full on March 5, 2017, subject to continued employment through such date.

2015 PSU Grants Overview

The two 2015 PSU awards were designed to be earned based on the achievement of specific performance measures over periods of twenty-eight months (the “2015-2017 Cycle”) and sixteen months (the “2015-2016 Cycle”), respectively. For each of the 2015-2016 Cycle (which began on September 10, 2015 and ended on December 31, 2016) and the 2015-2017 Cycle (which began on September 10, 2015 and ends on December 31, 2017), the PSU award is earned based on the achievement of a specified RTSR percentile rank during the applicable performance period. The Committee approved RTSR as the performance measure and the use of the S&P SmallCap 600 Capped Industrials index as the peer group for the performance measurement comparison, as outlined in the table below. If, upon the conclusion of the performance period, RTSR falls between performance levels, straight-line mathematical interpolation will be used to determine the amount of the target PSUs (rounded down to the nearest whole number of PSUs) earned.
2015 PSU Grant (2015 - 2016 Cycle) - Results
The following information is provided to describe the performance goals for the 2015-2016 Cycle PSU awards, the actual results relative to such performance goals, and how the Company calculated the payout amount for each 2015-2016 Cycle PSU award. As an initial matter, the 2015-2016 Cycle PSUs were designed for the NEOs other than Mr. Amato to be initially funded based on our achievement of a threshold level of $51.7 million in recurring operating profit. Our actual recurring operating profit achievement was $94.7 million, and thus the NEOs’ other than Mr. Amato 2015-2016 Cycle PSU awards were initially funded at 200% of target opportunities, subject to reduction to final payout levels as explained further below.

The 2015-2016 Cycle PSU award opportunities provided to the NEOs other than Mr. Amato in 2015 represented performance based opportunities allocated 100% to RTSR results for a performance period running from September 10, 2015 to December 31, 2016. Overall achievement could vary from 0% of the target award to 200% of the target award (assuming maximum performance), with no award earned if performance fell below threshold levels.

The RTSR performance levels, achieved results, and resulting percentage of target award achieved for the 2015-2016 Cycle PSU awards are summarized in the following tables:

Performance Level	Relative Total Shareholder Return	Target PSUs Earned
Threshold	Ranked below or at 25th percentile	0%
Above Threshold	Ranked at 35th percentile	50%
Target	Ranked at 50th percentile	100%
Intermediate	Ranked at 65th percentile	150%
Maximum	Ranked at or above 80th percentile	200%

TriMas TSR	RTSR	% of Target Earned
34.68%	56.34 percentile	121.13%

After performance results were determined, the earned 2015-2016 Cycle PSUs were settled in shares in early 2017.
2015 PSU Grant (2015 - 2017 Cycle)

The additional 2015-2017 Cycle PSU award opportunities provided to the NEOs other than Mr. Amato in 2015 represented performance based opportunities allocated 100% to RTSR results for a performance period running from September 10, 2015 to December 31, 2017. Overall achievement could vary from 0% of the target award to 200% (assuming just above threshold performance), with no award earned if performance fell below threshold levels.

The RTSR performance levels for the 2015-2017 Cycle PSU awards are summarized in the following table:

Performance Level	Relative Total Shareholder Return	Target PSUs Earned
Threshold	Ranked below or at 25th percentile	0%
Above Threshold	Ranked at 35th percentile	50%
Target	Ranked at 50th percentile	100%
Intermediate	Ranked at 65th percentile	150%
Maximum	Ranked at or above 80th percentile	200%

As the performance period for this additional 2015-2017 Cycle PSU awards has not yet ended, no payout decisions have been made with respect to these awards. Based on the degree to which the performance goals are met, any PSUs earned for the 2015-2017 Cycle vest in 2018.
2016 Stock Option Grant
Mr. Amato was granted stock options in connection with his appointment as president and chief executive officer. The stock options generally vest in three equal installments on the first three anniversaries of the grant date (July 29, 2016). The stock options were awarded with an exercise price per share equal to the fair market value of the shares as of the close price on the grant date ($17.87). The Company estimated the grant-date fair value of the awards using the Black-Scholes option pricing model using the following weighted-average assumptions: risk-free interest rate of 1.1%, expected volatility of 32.3%, and an expected term of six years. The options have a ten-year term, subject to earlier termination.
Benefits and Retirement Programs
Consistent with our overall philosophy, the NEOs are eligible to participate during their service to the Company in benefit plans that are available to substantially all the Company’s U.S. employees. These programs include participation in the Company’s retirement program (comprised of a 401(k) savings component and a quarterly contribution component), and in our medical, dental, vision, group life, and accidental death and dismemberment insurance programs. These retirement benefits are designed to reward continued employment with the Company and assist participants with financial preparation for retirement.
The Company makes matching contributions for active participants in the 401(k) savings component equal to 25% of the participants’ permitted contributions, up to a maximum of 5% of the participant’s eligible compensation. In addition, for most employees the Company may contribute up to an additional 25% of matching contributions based on the Company’s annual financial performance.
Under the terms of the Company’s quarterly contribution component of its retirement program, the Company contributes to the employee’s plan account an amount determined as a percentage of the employee’s base pay upon an employee’s eligibility following one year of employment. The percentage is based on the employee’s age and for salaried employees ranges from 1.0% contribution for employees under the age of 30 to a 4.5% contribution for employees age 50 and over. For 2016, Messrs. Zalupski, Sherbin, and Wathen, until his departure from the Company effective July 25, 2016, received a 4.5% contribution and Mr. Hindman received a 3.0% contribution.
Executive Retirement Program
The Company’s executive retirement program provides senior managers with retirement benefits in addition to those provided under the Company’s qualified retirement plans. The Company offers these additional programs to enhance total executive pay so that it remains competitive in the market. Effective January 9, 2013, the Company began funding a Rabbi Trust for our obligations under this program. Trust assets are subject to the claims of the Company’s creditors in the event of bankruptcy.
Under the Supplemental Executive Retirement Plan (“SERP”), the Company makes a contribution to each participant’s account at the end of each quarter with the amount determined as a fixed percentage of the employee’s eligible compensation. The percentage is based on the employee’s age on the date of original participation in the plan (a 4.0% contribution for Messrs. Zalupski and Sherbin, a 6.0% contribution for Mr. Wathen until his departure from the Company effective July 25, 2016, and a 2.0% contribution for Mr. Hindman). Contributions vest 100% after five years of eligible employment. Immediate vesting in the Company’s contributions occurs upon attainment of retirement age or death.
The Compensation Limit Restoration Plan (“CLRP”) provides benefits to senior managers, including our NEOs, in the form of Company contributions which would have been payable under the quarterly contribution component of the Company’s tax-qualified retirement plan, but for tax code limits on the amount of pay that can be considered in a qualified plan. There are no employee contributions permitted under this plan. Company contributions under the CLRP vary as a percent of eligible compensation based on the employee’s age.
The executive retirement program also provides for an elective deferral compensation feature to supplement the existing executive retirement program. Employees eligible to receive SERP contributions may elect to defer up to 25% of base pay and up to 100% of bonus. This plan design component is intended to encourage the continued employment and diligent service of plan participants.
Perquisites
The Company maintains a Flexible Cash Allowance Policy. Under this program, certain executives receive a quarterly cash allowance in lieu of other Company-provided perquisites including supplemental universal life insurance, automobile allowance, private club membership, and tax reimbursements. Eligibility for the cash allowances, and the amounts, are periodically reviewed by the Committee.
For the fiscal year 2016, the NEOs received the following cash allowances:

•	Messrs. Zalupski, Sherbin, and Hindman - $55,000; and

•	Mr. Wathen received $41,250 for his service with the Company through July 25, 2016.

The Company also continues to make executive physical examinations available to its officers. Finally, under limited circumstances, NEOs were able to utilize our corporate owned or leased aircraft for personal use (including spousal use). See footnote five to the 2016 Summary Compensation Table below for more information on use of this perquisite in 2016.
Change-of-Control and Severance-Based Compensation
The NEOs are covered by the Company’s Severance Policy (“Severance Policy”), the operation of which is described in further detail below under “Post-Employment Compensation.” In general, the Severance Policy provides that the Company will make severance payments to a covered executive if his or her employment is terminated under certain qualifying circumstances. The Severance Policy does not provide for any excise tax gross-ups; however, it provides for payments otherwise due upon a change-of-control to be reduced to ensure that none are subject to the golden parachute excise tax. The Severance Policy provides important financial protection to the named participants in exchange for non-compete and non-solicit covenants for the duration of an executive’s employment and a period following termination, and a requirement that an executive execute a release of claims in favor of the Company in order to receive any benefits under the Severance Policy. The Committee believes that offering this program is consistent with market practices, assures the Company can both attract and retain executive talent, and will assist with management stability and continuity in the face of a possible business combination.
The Committee periodically reviews the Severance Policy to evaluate both its effectiveness and competitiveness and to determine the value of potential payments. Please see “Analysis of Key 2016 Compensation Components and Decisions” for information regarding what Mr. Wathen and Mr. Hindman received in connection with their departures.
Risk Mitigation in our Compensation Practices
The Committee focuses on risk mitigation in the design and implementation of the Company’s compensation practices. The Committee seeks to properly balance maximizing shareholder value creation, maintaining a strong pay for performance relationship, and providing for business risk mitigation. The Committee and management believe that the Company maintains appropriate compensation policies and practices, and that they do not give rise to risks that are reasonably likely to have a material adverse effect on the Company or encourage excessive risk taking. The Committee notes the employee compensation program includes a number of risk mitigation strategies, as detailed in the following chart:

COMPENSATION PRACTICE	RISK MITIGATION FACTORS

Short-Term Incentive Compensation
Multiple Performance Metrics.  The short-term incentive plan uses multiple performance measures that encourage employees to focus on the overall strength of the business rather than a single financial measure.

Award Cap.  STI awards payable to any individual are capped at 200% of the target award.

Clawback Provision.  Our clawback policy allows us to recapture STI awards from certain executives, including NEOs, in certain situations, including restatement of financial results.

Management Processes.  Board and management processes are in place to oversee risk associated with the STI plan, including, but not limited to, monthly and quarterly business performance reviews by management and regular business performance reviews by the Board, Audit Committee, and our internal management disclosure committee.

Long-Term Incentive Compensation
Stock Ownership Guidelines.  We have stock ownership requirements consistent with market norms for certain executives, including NEOs.

Award Cap.  LTI awards payable to any individual are capped.

Retention of Shares.  With respect to any certain executive, including NEOs, who has not met the ownership guidelines within the required period, the Committee may require the executive to retain all shares necessary to satisfy the guidelines, less an amount that may be relinquished for the exercise price and taxes.

Anti-Hedging/Pledging Restriction Policy.  See discussion below regarding our anti-hedging and short sale/restricted pledging policies.

Clawback Provision.  Our clawback policy permits the Committee to recoup or rescind equity awards to certain executives, including NEOs, under the LTI plan under certain situations, including restatement of financial results.

Accounting and Tax Effects
The impact of accounting treatment is considered in developing and implementing the Company’s compensation programs generally, including the accounting treatment as it applies to amounts awarded or paid to the Company’s executives.
The impact of federal tax laws on the Company’s compensation programs is also considered, including the deductibility of compensation paid to the NEOs, as regulated by Section 162(m) of the Code. While we believe it is in the Company’s and its shareholders’ best interests to have the ability to potentially grant qualified performance-based compensation for purposes of Section 162(m) of the Code under the Company’s executive compensation program, we may decide to grant compensation that will not qualify as qualified performance-based compensation for purposes of Section 162(m) of the Code. Moreover, even if we intend to grant compensation that qualifies as qualified performance-based compensation for purposes of Section 162(m) of the Code, we cannot guarantee that such compensation will so qualify or ultimately will be deductible by the Company.
The Committee’s award of short- and long-term incentives may require achievement of threshold performance metrics. The actual amount to be paid to an NEO in respect to such an incentive award may be determined in accordance with the negative discretion of the Committee, based on its assessment of overall performance results. Although the Committee may take actions intended to limit the impact of Section 162(m) of the Code, the Committee also believes that the tax deduction is only one of several relevant considerations in setting compensation. The Committee believes that the tax deduction limitation should not be permitted to compromise the Company’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.
Likewise, the impact of Section 409A of the Code is taken into account, and the Company’s executive plans and programs are designed to comply with, or be exempt from, the requirements of that section so as to avoid possible adverse tax consequences that may result from noncompliance with Section 409A.

Stock Ownership Guidelines for Executives
To further align the interests of executives with those of shareholders, the Committee adopted stock ownership guidelines for certain executives, including the NEOs. The guidelines are expressed as a multiple of base salary, as set forth below:

Mr. Amato	5x
Messrs. Zalupski and Sherbin	3x
As of December 31, 2016, all of the continuing NEOs were in compliance with the stock ownership guidelines then applicable to them. New executives designated as participants will have five years from the time they are named to a qualifying position to meet the ownership guidelines. Adherence to these guidelines will be evaluated each year on the last trading day of the year, using the executive’s base salary and the value of the executive’s holdings and stock price on such day. Once an executive attains the required ownership level, the executive will not be considered noncompliant solely due to subsequent stock price declines as long as the executive continues to hold at least the number of shares the executive held as of the measurement date until the guideline ownership is again achieved.
The following equity holdings count towards satisfaction of the guidelines:

•	Shares owned (or beneficially owned) by the executive, including shares acquired upon exercise of stock options or acquired through any Company employee benefit plans;

•	Service-vesting restricted stock or restricted stock units, whether vested or not; and

•	Vested, in-the-money stock options.
Prior to attaining sufficient shares to satisfy the guidelines, an executive must hold at least 50% of the shares acquired by him or her upon the:

•	Vesting of restricted stock;

•	Exercise of a stock option;

•	Exercise of a stock appreciation right;

•	Payout of a restricted stock unit in shares; and

•	Payout (in shares) of any other equity award
in each case reduced first by:

•	any shares of Common Stock retained by the Company to satisfy any portion of tax withholding requirements attributable to such events;

•	any shares of Common Stock tendered by the executive to pay any portion of the exercise price of a stock option; and

•
if any portion of the taxes due in connection with such events or the exercise price of options are satisfied by the executive remitting cash to the Company or applicable taxing authority or by the Company withholding amounts from the executive’s compensation or payments otherwise due, the number of shares of Common Stock having a fair market value equal to the amount so remitted or withheld based on the closing price of the Common Stock on the vesting or exercise date, as applicable.

The Committee has the discretion to consider non-compliance with the guidelines in determining whether or the extent to which future equity awards should be granted and may require all stock attained through Company grants be retained until the guidelines are satisfied.
Anti-Hedging and Short Sale/Restricted Pledging Policies
The Company’s anti-hedging policy prohibits our directors, and executives, including NEOs, from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of the Common Stock, including prepaid variable forward contracts, equity swaps, collars, and exchange funds. The policy also prohibits our directors and executives from engaging in short sales related to the Common Stock. Under the policy, directors and executives may pledge shares of Common Stock on a limited basis, provided that, among other things, (a) any pledge is approved in advance by our chief executive officer and general counsel (or by the Governance and Nominating Committee in the case of a pledge by our chief executive officer or general counsel), (b) any pledged shares will cease to be counted as owned for purposes of our stock ownership guidelines, and (c) the sum of (i) the aggregate number of shares of Common Stock pledged by all directors and executives at the time of the requested pledge and (ii) the number of shares requested to be pledged is equal to or less than two times the average daily trading volume in our Common Stock for the preceding 30-day period.

Recoupment Policy
In 2009, the Committee implemented a recoupment (or clawback) policy subjecting incentive compensation and grants under the Equity Plans to executive officers and business unit presidents to potential recoupment. The Board has the authority to trigger recoupment in the event of a material financial restatement or manipulation of a financial measure on which compensation is based where the employee’s intentional misconduct contributed to the restatement or manipulation and, but for such misconduct, a lesser amount of compensation would have been paid. The Committee will reevaluate and, if necessary, revise the Company’s recoupment policy to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act once the rules implementing the recoupment requirements have been finalized by the SEC.
COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of TriMas Corporation has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, it has recommended to the Board that the Compensation Discussion and Analysis be included in the 2017 Proxy Statement and in the Annual Report on Form,10-K of TriMas Corporation filed for the fiscal year ended December 31, 2016.
The undersigned members of the Compensation Committee have submitted this report to the Board.

The Compensation Committee Samuel Valenti III, Chair Richard M. Gabrys Nancy S. Gougarty Eugene A. Miller Herbert K. Parker Nick L. Stanage Daniel P. Tredwell

2016 Summary Compensation Table
The following table summarizes the total compensation paid to or earned by the NEOs in 2016, 2015, and 2014, as applicable.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensa-tion ($)(5)	Total ($)
Thomas A. Amato, President and CEO	2016	257,212	—	—	1,137,090	—	—	901	1,395,203

Robert J. Zalupski, CFO	2016	407,154	—	702,202	—	175,062	—	115,036	1,399,454
	2015	372,065	—	645,049	—	150,300	—	90,714	1,258,128
	2014	294,350	—	202,399	—	92,748	—	85,755	675,252

Joshua A. Sherbin	2016	400,400	—	600,610	—	156,676	—	152,311	1,309,997
General Counsel	2015	400,400	—	770,936	—	160,520	—	94,869	1,426,725
	2014	396,450	—	557,923	—	149,178	—	97,663	1,201,214

David M. Wathen(6)	2,016	444,289	—	2,677,602	—	316,682	—	142,804	3,581,377
Former President and CEO	2015	753,850	—	3,424,970	—	574,881	—	164,151	4,917,852
	2014	731,850	—	2,543,485	—	518,740	—	163,636	3,957,711

Colin E. Hindman(7)	2016	298,200	—	238,612	—	97,213	—	76,562	710,587
Former VP, Human Resources	2015	298,200	—	306,522	—	99,599	—	74,138	778,459

_____________________________________

(1)
All awards in this column for 2016 relate to restricted stock units (including performance stock units) granted under the Amended 2011 Plan that are calculated in accordance with FASB ASC, Topic 718, “Stock Compensation.” This column includes compensation for performance stock units based on the targeted attainment levels, which represents the probable outcome of the performance condition on the date of grant.

(2)
On March 1, 2016, each NEO other than Mr. Amato received time-based restricted stock units that generally vest ratably over a three-year period. In addition, each NEO other than Mr. Amato received a performance-based award which generally cliff-vests after three years and is subject to a targeted achievement of RTSR over the performance period. Maximum fair values for all performance-based awards granted in 2016 were $702,202 for Mr. Zalupski, $600,610 for Mr. Sherbin, $2,677,602 for Mr. Wathen, and $238,612 for Mr. Hindman. Attainment of the performance-based awards can vary from zero percent if the lowest milestone is not attained to a maximum of 200% of target award.

(3)
On July 29, 2016, Mr. Amato received service-based stock options that generally vest ratably over a three-year period. The grant date fair value for the stock options is based on the Black Scholes model stock price of $7.58. Assumptions used in the calculation of this amount for 2016 are included in the “2016 Stock Option Grant” section of the Compensation Discussion and Analysis.

(4)
STI payments are made in the year subsequent to which they were earned. Amounts earned under the 2016 STI were approved by the Committee on February 21, 2017 and paid in cash. For additional information about STI awards, please refer to the “Grants of Plan-Based Awards in 2016” table.

(5)
For 2016, includes perquisite allowance, Company contributions to retirement and 401(k) plans, and personal use of corporate aircraft. Specifically, in 2016, Messrs. Zalupski, Sherbin, and Hindman, each received a perquisite allowance of $55,000, and Mr. Wathen received a perquisite allowance of $41,250. Company contributions during 2016 into the retirement and 401(k) plans were $901 for Mr. Amato, $41,167 for Mr. Zalupski, $41,421 for Mr. Sherbin, $74,740 for Mr. Wathen, and $21,562 for Mr. Hindman. See “Compensation Components-Benefit and Retirement Programs.” Each NEO other than Mr. Amato and Mr. Hindman also received a one-time reimbursement for additional taxes paid as a result of TriMas overstating participants wages reported to the Internal Revenue Service from employer contributions to the Executive Retirement Plan. The payments for the NEOs which were grossed up and subject to normal withholding and taxes were $18,712 for Mr. Zalupski, $55,890 for Mr. Sherbin, and $21,287 for Mr. Wathen. In addition, under certain circumstances, NEOs may utilize our corporate owned or leased aircraft for personal use (including spousal use). In those instances, the value of the benefit is based on the aggregate incremental cost to the Company. Incremental cost is estimated based on the variable costs to the Company, including fuel costs, mileage, certain maintenance, on-board catering, landing/ramp fees, and certain other miscellaneous costs. Fixed costs that do not change based on usage, such as pilot salaries and depreciation of aircraft, are excluded. For income tax purposes, the amounts included in NEO income are calculated based on the standard industry fare level valuation method. No tax gross-ups are provided for this imputed income. Mr. Wathen incurred $5,137 of personal use of Company aircraft during 2016. Where such use includes the NEO’s spouse accompanying him, the Company has determined that there was no incremental cost for the spouse’s presence on such flights.

(6)	Mr. Wathen separated from his position of chief executive officer effective July 25, 2016.

(7)	Mr. Hindman ceased serving as vice president, human resources effective November 3, 2016 and received compensation and benefits in connection with his severance agreement through December 31, 2016.

Grants of Plan-Based Awards in 2016
The following table provides information about the awards granted to the NEOs in 2016.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)					Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)
Thomas A. Amato	Stock Options(1)	7/29/2016	—	—	—	—	—	—	—		150,000	17.87		1,137,090

Robert J. Zalupski	STI(2)		21,480	268,500	537,000	—	—	—	—		—	—		—
	Restricted Stock Unit(3)	3/1/2016	—	—	—	—	—	—	20,653		—	—		351,101
	Performance Stock Unit(4)	3/1/2016	—	—	—	—	20,653	41,306	—	—	—	—	—	351,101

Joshua A. Sherbin	STI(2)		19,224	240,300	480,600	—	—	—	—		—	—		—
	Restricted Stock Unit(3)	3/1/2016	—	—	—	—	—	—	17,665		—	—		300,305
	Performance Stock Unit(4)	3/1/2016	—	—	—	—	17,665	35,330	—	—	—	—	—	300,305

David M. Wathen	STI(2)		68,848	860,600	1,721,200	—	—	—	—		—	—		—
	Restricted Stock Unit(3)	3/1/2016	—	—	—	—	—	—	78,753		—	—		1,338,801
	Performance Stock Unit(4)	3/1/2016	—	—	—	—	78,753	157,506	—	—	—	—	—	1,338,801

Colin E. Hindman	STI(2)		11,928	149,100	298,200	—	—	—	—		—	—		—
	Restricted Stock Unit(3)	3/1/2016	—	—	—	—	—	—	7,018		—	—		119,306
	Performance Stock Unit(4)	3/1/2016	—	—	—	—	7,018	14,036	—	—	—	—	—	119,306

_________________________________

(1)
On July 29, 2016, Mr. Amato received stock options under the Amended 2011 Plan which generally vest ratably over a three year period. The grant date fair value of options is based on the Black Scholes stock price model and $7.58 is the share price.

(2)
The amounts above in the Estimated Possible Payouts Under Non-Equity Incentive Plan Awards column are based on awards pursuant to the STI for each NEO other than Mr. Amato with respect to 2016. The threshold payout is based on the smallest percentage payout of the smallest metric in the NEO’s composite target incentive and the target award is a specified dollar figure for each NEO. The maximum estimated possible payout for each participant is equal to maximum attainment for each metric. The actual cash payout for 2016 of the participating NEOs’ STI awards is disclosed in the 2016 Summary Compensation Table under the Non-Equity Incentive Plan Compensation column.

(3)	On March 1, 2016, each NEO other than Mr. Amato received time-based restricted stock units under the Amended 2011 Plan which awards generally vest ratably over a three-year period.

(4)
On March 1, 2016, each NEO other than Mr. Amato received performance-based awards under the Amended 2011 Plan which awards generally cliff vest after a three-year performance period (2016-2018 Cycle) and are subject to a targeted relative total shareholder return over the performance period. Attainment of these awards can vary from 0% if the lowest milestone is not attained to a maximum of 200% of the target award.

For a detailed description of the programs underlying the awards detailed in the Grants of Plan-Based Awards in 2016 table, please refer to the “Compensation Components” section of the CD&A. For more information about the NEOs’ relative mix of salary and other compensation elements in proportion to total compensation, please refer to the “Pay for Performance” section of the CD&A.

Outstanding Equity Awards at 2016 Fiscal Year-End
The following table summarizes the outstanding equity awards held by the NEOs as of December 31, 2016:

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercis-able(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have not Vested (#)(2)	Market Value of Shares or Units of Stock That Have not Vested $(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Shares, Units or Other Rights That Have not Vested $(3)
Thomas A. Amato	7/29/16 (1)	—	150,000	17.87	7/28/2026	—	—	—	—

Robert J. Zalupski	3/5/14 (4)	—	—	—	—	1,062	24,957	—	—
	3/5/14 (5)	—	—	—	—	478	11,233	—	—
	3/1/15 (6)	—	—	—	—	7,512	176,532	—	—
	9/10/15 (7)	—	—	—	—	—	—	2,599	61,077
	9/10/15 (8)	—	—	—	—	—	—	16,317	383,450
	3/1/16 (9)	—	—	—	—	2,211	51,959	—	—
	3/1/16 (10)	—	—	—	—	20,653	485,346	20,653	485,346

Joshua A. Sherbin	3/5/14 (4)	—	—	—	—	3,085	72,498	—	—
	3/5/14 (5)	—	—	—	—	1,389	32,642	—	—
	3/1/15 (6)	—	—	—	—	8,019	188,447	—	—
	9/10/15 (7)	—	—	—	—	—	—	7,550	177,425
	9/10/15 (8)	—	—	—	—	—	—	17,419	409,347
	3/1/16 (9)	—	—	—	—	2,361	55,484	—	—
	3/1/16 (10)	—	—	—	—	17,665	415,128	17,665	415,128

David M. Wathen	3/5/14 (5)	—	—	—	—	5,007	117,665	—	—
	9/10/15 (7)	—	—	—	—	—	—	19,446	456,981
	9/10/15 (8)	—	—	—	—	—	—	25,886	608,321
	3/1/16 (10)	—	—	—	—	—	—	8,750	205,625

Colin E. Hindman	3/5/14 (5)	—	—	—	—	459	10,787	—	—
	9/10/15 (7)	—	—	—	—	—	—	2,495	58,633
	9/10/15 (8)	—	—	—	—	—	—	6,920	162,620
	3/1/16 (10)	—	—	—	—	—	—	7,018	164,923

________________________________________

(1)	Stock options were granted under the 2011 Long Term Equity Incentive Plan and generally vest ratably over a three-year period.

(2)	All awards in this column relate to restricted stock, restricted stock units, and performance stock unit grants awarded under the Amended 2011 Plan.

(3)	The market value is based on the stock price as of December 30, 2016 ($23.50) multiplied by the number of share or units granted.

(4)	Each participating NEO received a restricted stock award as a part of the Company’s 2014 LTI awards. Restricted stock generally vest ratably over a three-year period.

(5)
Each participating NEO received a performance stock unit award as a part of the Company’s 2014 LTI awards. The performance stock units performance was measured as of June 30, 2015 based on targeted EPS and cumulative cash flow levels being attained at 30% and such awards were converted into service-based restricted stock units that vest on March 5, 2017.

(6)	Each participating NEO received a restricted stock unit award as a part of the Company’s 2015 LTI awards. Restricted stock units generally vest ratably over a three-year period.

(7)
On September 10, 2015, each participating NEO received a performance stock unit award as part of the Company’s 2015 LTI awards (2015-2016 Cycle). The performance stock units generally cliff vest after a 16-month performance period (2015-2016 Cycle) and are subject to a targeted relative total shareholder return over the performance period.

(8)
On September 10, 2015, each participating NEO received a performance stock unit award as part of the Company’s 2015 LTI awards (2015-2017 Cycle). The performance stock units generally cliff vest after a 28-month performance period (2015-2017 Cycle) and are subject to a targeted relative total shareholder return over the performance period.

(9)
On March 1, 2016, each participating NEO received a restricted stock unit award related to the 20% of the 2015 STI award that was required to be received in restricted stock units. The number of units was determined based on the Company's closing stock price as of the grant date. The restricted stock units generally vest one year from date of the grant.

(10)
On March 1, 2016, each participating NEO received a restricted stock unit and performance stock unit award as part of the Company’s 2016 LTI awards. See the “Grants of Plan-Based Awards in 2016” table for details on the grants, including vesting terms.

Option Exercises and Stock Vested in 2016
The following table provides information on stock options and restricted stock that vested or were exercised, as applicable, in 2016 for our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Thomas A. Amato	—	—	—	—
Robert J. Zalupski	—	—	8,745	149,345
Joshua A. Sherbin	—	—	17,044	291,722
David M. Wathen	78,965	1,396,891	95,706	1,689,439
Colin E. Hindman	—	—	18,809	402,884
________________________________________

(1)
Calculated by multiplying the number of shares or units vesting times the closing price of Common Stock on the vesting date (or on the last trading day prior to the vesting date if the vesting date was not a trading day).

2016 Nonqualified Deferred Compensation Table
The following table summarizes the activity in the nonqualified retirement plans for the NEOs in 2016:

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Thomas A. Amato	—	—	—	—	—
Robert J. Zalupski	—	23,164	16,345	—	241,627
Joshua A. Sherbin	—	23,418	29,081	—	324,592
David M. Wathen	—	56,737	38,020	—	538,970
Colin E. Hindman	—	7,189	1,214	—	13,473
________________________________________

(1)
Represents the Company’s contributions to the TriMas Executive Retirement Program. These contributions are included in the column titled “All Other Compensation” in the 2016 Summary Compensation Table.

(2)	None of these amounts are reported in the 2016 Summary Compensation Table.

(3)
The following amounts included in this column were reported in Summary Compensation Tables the prior fiscal years: Mr. Amato, $0; Mr. Zalupski, $40,381; Mr. Sherbin, $185,909; Mr. Wathen, $374,899; and Mr. Hindman, $5,226. Contributions to the Executive Retirement Program are invested in accordance with each NEO’s directive based on the investment options in the Company’s retirement program. Investment directives can be amended by the participant at any time. For further information regarding the Executive Retirement Program, see “Compensation Discussion and Analysis - Executive Retirement Program.”

Post-Employment Compensation
The Company maintains the revised Severance Policy, approved by the Committee in August 2013. The Severance Policy applies to the Company’s executives identified by the Committee, including the NEOs while employed by the Company. The Severance Policy provides that the Company will make severance payments to an executive if his or her employment is terminated under certain circumstances. The Severance Policy includes an excise tax “cap” provision, which reduces the total amount of payments due under the Severance Policy so as to avoid the imposition of excise taxes and the resulting loss of tax deductions to the Company under Section 280G of the Code.
If the Company terminates the employment of each of Mr. Amato, Mr. Zalupski, or Mr. Sherbin for any reason other than for cause, disability, or death (cause and disability as defined in the Severance Policy), or if he terminates his employment for good reason (as defined in the Severance Policy), the Company will provide him with: (1) one year’s annual base salary (generally paid in equal installments over a year); (2) STI payment equal to one year’s payout at his target level in effect on the date of termination (generally paid in equal installments over two years); (3) accrued but unpaid base salary and unused vacation; (4) any STI payment that has been declared for him but not paid; (5) his pro-rated STI for the year of termination through the date of termination based on his target level and actual full-year performance; (6) his pro rata portion of time-based vesting equity awards and certain performance equity awards based on actual performance under all equity plans through the termination date; (7) executive level outplacement services for up to 12 months; and (8) continued medical benefits for up to 24 months following the termination date.
In the case of any participating executive’s voluntary termination or termination for cause, the Company pays the executive the accrued base salary through termination plus earned but unused vacation compensation (and, in the case of voluntary termination, any STI payment that has been declared for the executive but not paid). All other benefits cease as of the termination date. If an executive’s employment is terminated due to death, the Company pays the accrued but unpaid base salary as of the date of death, and accrued but unpaid STI compensation and fully vests all of the executive’s outstanding equity awards including performance-based equity awards at the target performance level. Other than continued participation in the Company’s medical benefit plan for the executive’s dependents for up to 36 months, all other benefits cease as of the date of the executive’s death. If an executive is terminated due to becoming disabled, the Company pays the executive earned but unpaid base salary and STI payments and fully vests all of the executive’s outstanding time-based equity awards and performance-based equity awards at the end of the performance period based on actual performance. All other benefits cease as of the date of such termination in accordance with the terms of such benefit plans.
In the case of a qualifying termination of Mr. Amato’s employment within two years of a change-of-control (as defined below), then, in place of any other severance payments or benefits, the Company will provide Mr. Amato with: (1) a payment equal to 24 months of his base salary rate in effect at the date of termination; (2) an STI payment equal to two years’ payout at his target level in effect at the date of termination; (3) any STI payment that has been declared for the executive but not paid; (4) his pro-rated STI payout for the year of termination through the date of termination based on his target level and actual full-year performance; (5) immediate vesting upon the termination date of all unvested and outstanding time-based vesting equity awards; (6) immediate vesting upon the termination date of all unvested and outstanding performance-based equity awards based on target performance; (7) executive level outplacement services for up to 24 months; and (8) continued medical benefits for up to 24 months following the termination date provided that the timing of the foregoing payments will be made in compliance with Code Section 409A.
In the case of a qualifying termination of each of Mr. Zalupski or Mr. Sherbin’s employment within two years of a change-of-control (as defined below), then, in place of any other severance payments or benefits, the Company will provide the executive with: (1) a payment equal to 36 months of his base salary rate in effect at the date of termination; (2) an STI payment equal to three years’ payout at his target level in effect at the date of termination; (3) any STI payment that has been declared for the executive but not paid; (4) his pro-rated STI payout for the year of termination through the date of termination based on his target level and actual full-year performance; (5) immediate vesting upon the termination date of all unvested and outstanding time-based vesting equity awards; (6) immediate vesting upon the termination date of all unvested and outstanding performance-based equity awards based on target performance; (7) executive level outplacement services for up to 12 months; and (8) continued medical benefits for up to 36 months following the termination date provided that the timing of the foregoing payments will be made in compliance with Code Section 409A.
For purposes of the Severance Policy, “Change-of-Control” shall be deemed to have occurred upon the first of the following events to occur:
(i) any Person (as defined in the Severance Policy) is or becomes the Beneficial Owner (as defined in the Severance Policy), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates (as defined in the Severance Policy)) representing 35% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (a) of paragraph (iii) below;
(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Company’s Board: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended (the “Incumbent Board”); provided, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest (an “Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;
(iii) there is consummated a merger, consolidation, wind-up, reorganization, or restructuring of the Company with or into any other entity, or a similar event or series of such events, other than (a) any such event or series of events which results in (1) the voting securities of the Company outstanding immediately prior to such event or series of events continuing to represent

(either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 51% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (2) the individuals who comprise the Board immediately prior thereto constituting immediately thereafter at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (b) any such event or series of events effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities; or
(iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (it being conclusively presumed that any sale or disposition is a sale or disposition by the Company of all or substantially all of its assets if the consummation of the sale or disposition is contingent upon approval by the Company’s shareholders unless the Board expressly determines in writing that such approval is required solely by reason of any relationship between the Company and any other Person or an Affiliate of the Company and any other Person), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity (a) at least 51% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition and (b) the majority of whose board of directors immediately following such sale or disposition consists of individuals who comprise the Board immediately prior thereto.
Notwithstanding the foregoing, (a) a “Change-of-Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions and (b) if required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a “Change-of-Control” shall be deemed to have occurred only if the transaction or event qualifies as a Section 409A Change-of-Control.

In addition, the Severance Policy states that in return for these benefits, each executive covered under the Severance Policy must refrain from competing against the Company for a period following termination that corresponds to the duration of any severance payments the executive would be entitled to receive or 24 months if no severance payments are payable.
The Severance Policy may be modified by the Committee at any time, provided that the prior written consent of the executive is required if the modification adversely impacts the executive. Further, the Committee may amend or terminate the Severance Policy at any time upon 12 months’ written notice to any adversely affected executive.
Potential Payments Upon Termination or Change-of-Control as of December 30, 2016
The following table estimates the potential executive benefits and payments due to Mr. Amato and the other NEOs (other than Messrs. Wathen and Hindman) upon certain terminations of employment or a Change-of-Control, assuming such events occurred on December 30, 2016. These estimates do not reflect the actual amounts that would be paid to such persons, which would only be known at the time that they become eligible for payment and would only be payable if the specified event occurs.

	Involuntary termination by Company without cause or termination by executive for good reason ($)	Involuntary termination by Company for cause ($)	Qualifying termination in connection with a change of control ($)	Death ($) (4)	Termination as a result of disability ($) (5)
Thomas A. Amato
Cash payments(1)	1,250,000	—	2,500,000	—	—
Value of restricted stock(2)	—	—	—	—	—
Value of stock options(3)	117,292	—	844,500	844,500	844,500
Outplacement services	50,000	—	30,000	—	—
Medical benefits	16,700	—	50,000	50,000	—
Total	1,433,992	—	3,424,500	894,500	844,500

Robert J. Zalupski
Cash payments(1)	681,500	—	2,044,500	—	—
Value of restricted stock(2)	660,375	—	1,679,898	1,679,898	1,679,898
Value of stock options(3)	—	—	—	—	—
Outplacement services	30,000	—	30,000	—	—
Medical benefits	16,700	—	50,000	50,000	—
Total	1,388,575	—	3,804,398	1,729,898	1,679,898

Joshua A. Sherbin
Cash payments(1)	640,700	—	1,922,100	—	—
Value of restricted stock(2)	799,049	—	1,766,096	1,766,096	1,766,096
Value of stock options(3)	—	—	—	—	—
Outplacement services	30,000	—	30,000	—	—
Medical benefits	16,700	—	50,000	50,000	—
Total	1,486,449	—	3,768,196	1,816,096	1,766,096
_____________________________________

(1)
Comprised of multiple of base salary as of December 30, 2016 and applicable STI payments. The 2016 STI bonus is not included as it was deemed for purposes of this table as earned as of December 30, 2016 and is subject to company performance. Assumes that no accrued but unearned vacation pay is due.

(2)
Restricted stock includes service-based shares/units and performance-based stock units, and are either included on a pro-rata basis for the portion of the earnings period that has elapsed or on a fully-vested basis as required by the terms of the Severance Policy. In addition, the number of performance-based stock units included assumes the target metric would be achieved. Restricted stock/units are valued at the market price of the Common Stock of $23.50 at December 30, 2016. Messrs. Amato, Zalupski, and Sherbin had 0, 28,101, and 34,002, shares, respectively, that would have been vested upon an involuntary termination without cause or by executive for good reason as of December 30, 2016, and 0, 71,485, and 75,153 shares, respectively, that would have been vested upon a change-of-control, death or disability.

(3)
Stock options valued for at the market price of the Company’s common stock of $23.50 at December 30, 2016, less the respective exercise price. Mr. Amato has 20,833 stock options that would be vested upon an involuntary termination by Company without cause or termination by executive for good reason, death, or disability and 150,000 for a change of control termination.

(4)
With respect to death, the Severance Policy provides that all obligations of the Company to make any further payments, except for accrued but unpaid salary and accrued but unpaid STI awards, terminate as of the date of the NEO’s death. Equity awards become 100% vested upon death. Each NEO’s dependents are eligible to receive reimbursement for the employee portion of COBRA premiums for a period not to exceed 36 months after the NEO’s date of death.

(5)
With respect to disability, the Severance Policy provides that all obligations of the Company to make any further payments, except for accrued but unpaid salary and accrued but unpaid annual STI awards, terminate on the earlier of (a) six months after the disability related termination or (b) the date the NEO receives benefits under the Company’s long-term disability program. Equity awards become 100% vested upon the disability termination.

What is the purpose of the Annual Meeting?
At the Annual Meeting, holders of the Company’s Common Stock will act upon the matters outlined in the accompanying Notice of Annual Meeting, including: to elect three directors to serve until the annual meeting in 2020; to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017; to approve the TriMas Corporation 2017 Equity and Incentive Compensation Plan; to approve, on a non-binding advisory basis, the compensation paid to the Company’s NEOs; to recommend, on a non-binding advisory basis, the frequency of future non-binding advisory votes to approve the compensation paid to the Company’s NEOs; and to transact such other business as may properly come before the meeting. In addition, management will report on the performance of the Company and will respond to appropriate questions from shareholders.

Who is entitled to vote?
The Company’s Common Stock constitutes the Voting Stock of the Company. As of March 14, 2017 (the “Record Date”), there were no outstanding shares of preferred stock of the Company. Only record holders of Common Stock at the close of business on the Record Date are entitled to receive notice of the Annual

Meeting and to vote those shares of Common Stock that they held on the Record Date. Each outstanding share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting.

What constitutes a quorum?
For business to be conducted at the Annual Meeting, a quorum must be present. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum for all purposes. As of the Record

Date, 45,711,986 shares of Common Stock were issued and outstanding and entitled to vote. Broker non-votes and proxies marked with abstentions or instructions to withhold votes will be counted as present in determining whether there is a quorum.

What is the difference between holding shares as a shareholder of record and being a beneficial owner?
Shareholders of Record. If, at the close of business on the Record Date, your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered the shareholder of record with respect to those shares, and these proxy materials (including a proxy card) are being sent directly to you by the Company. As a shareholder of record, you have the right to grant your voting proxy directly to the Company through the enclosed proxy card or to vote in person at the Annual Meeting.
Beneficial Owners. If, at the close of business on the Record Date, your shares were not issued directly in your name, but were held in a stock brokerage account or by a bank, trustee, or other nominee, you are considered the beneficial owner of shares, and these proxy materials (including a voting instruction card) are being forwarded to you by your broker, trustee, bank, or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, trustee, bank, or nominee on how to vote the shares in your account and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you request and obtain a proxy from your broker, trustee, bank, or nominee. Your broker, trustee, bank, or nominee has enclosed a voting instruction card for you to use in directing the broker, trustee, bank, or nominee on how to vote your shares.

How do I vote?
Shareholders of Record. If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. You may also vote via telephone or internet (as indicated on your proxy card). If you attend the Annual Meeting, you may deliver your completed proxy card in person or vote by ballot.
Beneficial Owners. If you complete and properly sign the

accompanying voting instruction card and return it to your broker, trustee, bank, or other nominee, it will be voted as you direct. You may also vote via telephone or internet (as indicated on your voting instruction card). If you want to vote your shares at the Annual Meeting, you must request and obtain a proxy from such broker, trustee, bank, or other nominee confirming that you beneficially own such shares and giving you the power to vote such shares.

Can I change my vote after I return my proxy card or voting instruction card?
Shareholders of Record. You may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of the Company, at 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304, either written notice revoking the proxy or a properly signed proxy that is dated later than the proxy card. If you attend the Annual Meeting, the individuals named as proxy holders in the enclosed proxy card will nevertheless have authority to vote your shares in accordance with your instructions on the proxy card unless you properly file such notice or new proxy.
Beneficial Owners. If you hold your shares through a bank, trustee, broker, or other nominee, you should contact such person to submit new voting instructions prior to the time such voting instructions are exercised.

How will my shares be voted?
Shareholders of Record. All shares represented by the proxies mailed to shareholders will be voted at the Annual Meeting in accordance with instructions given by the shareholders. Where no instructions are given, the shares will be voted: (1) for the election of the Board of Directors’ nominees for three directors; (2) for the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the year ending December 31, 2017; (3) for the approval of the Company’s 2017 Equity and Incentive Compensation Plan; (4) for the approval, on a non-binding advisory basis, the compensation paid to the Company’s NEOs; and (5) for holding a non-binding advisory vote to approve the compensation paid to our NEOs every year.

Beneficial Owners. The brokers, banks, or nominees holding shares for beneficial owners must vote those shares as instructed, and if no instructions from the beneficial owner are received on a matter deemed to be non-routine, they may not vote the shares on that matter. Under applicable law, a broker, bank, or nominee has the discretion to vote on routine matters, such as Proposal 2, but does not have discretion to vote with respect to non-routine matters, such as Proposals 1, 3, 4, or 5. Common Stock subject to broker non-votes will be considered present at the meeting for purposes of determining whether there is a quorum. Broker non-votes will have no effect in determining the outcome of the vote on Proposals 1 and 5, and will have the effect of a vote against Proposals 3 and 4. In order to avoid a broker non-vote of your shares on this proposal, you must send voting instructions to your bank, broker, or nominee.

What are the Board’s recommendations?
The Board recommends a vote:
Proposal 1—FOR the election of the nominated slate of directors.
Proposal 2—FOR the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

Proposal 3—FOR the approval of the TriMas Corporation 2017 Equity and Incentive Compensation Plan.
Proposal 4—FOR the approval, on a non-binding advisory basis, of the compensation paid to the Company’s NEOs.
Proposal 5—FOR holding a non-binding advisory vote to approve the compensation paid to our NEOs EVERY YEAR.

What vote is required to approve each item?
Proposal 1 - Election of Directors.
The three nominees who receive the most votes cast at the Annual Meeting will be elected as directors, provided a quorum of at least a majority of the outstanding shares of the Company’s Common Stock is represented at the meeting. However, we have adopted a majority voting policy that is applicable in uncontested director elections. This means that the plurality standard will determine whether a director nominee is elected, but our majority voting policy will further require that the number of votes cast “for” a director must exceed the number of votes “withheld” from that director or the director must submit his or her resignation. The Board, taking into account the recommendation of the Corporate Governance and Nominating Committee, would then determine whether to accept or reject the resignation. A proxy card marked “Withhold” or “For All Except” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will have no effect on the election of directors.
Proposal 2 - Ratification of the Appointment of Independent Registered Public Accounting Firm.
The affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting will be necessary to ratify the Audit Committee’s appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017, provided that a quorum is present. Abstentions will have the same effect as a vote against the matter. Although shareholder ratification of the appointment is not required by law and is not binding on the

Company, the Audit Committee will take the appointment under advisement if such appointment is not so ratified.
Proposal 3 - Approval of the TriMas Corporation 2017 Equity and Incentive Compensation Plan.
The affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting will be necessary to approve the TriMas Corporation 2017 Equity and Incentive Compensation Plan, provided that a quorum is present. Abstentions will have the same effect as a vote against the matter.
Proposal 4 - Approval, on a non-binding advisory basis, of the compensation paid to the Company’s NEOs.
The affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting will be necessary to approve the non-binding advisory resolution approving the compensation paid to the Company’s NEOs. While the Board of Directors intends to carefully consider the shareholder vote resulting from this proposal, the final vote is advisory in nature. Abstentions will have the same effect as a vote against the matter.
Proposal 5 - To recommend, on a non-binding advisory basis, the frequency of future non-binding advisory votes to approve the compensation paid to the Company’s NEOs.
The Company will consider shareholders to have expressed a non-binding preference for the frequency option (every one, two, or three years) that receives the most favorable votes. Accordingly, abstentions will have no effect in determining the outcome of the vote on this matter. While the Board of Directors intends to carefully consider the shareholder vote resulting from this proposal, the final vote is advisory in nature.

What will happen if other matters are raised at the meeting?
If any other matter is properly submitted to the shareholders at the Annual Meeting, its adoption will require the affirmative vote of a majority of the shares of Common Stock outstanding on the

Record Date that is present or represented at the Annual Meeting. The Board does not propose to conduct any business at the Annual Meeting other than as stated above.

How do I find out the voting results?
Preliminary voting results will be announced at the Annual Meeting, and final voting results will be published by the Company in a Current Report on Form 8-K.

How may I obtain an additional copy of the proxy materials?
If you share an address with another shareholder, you may receive only one set of proxy materials unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, please request the additional copy by contacting TriMas Corporation, Attention: Investor Relations, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan

48304, Telephone 248-631-5506, or by email to generalcounsel@trimascorp.com. Additionally, if you have been receiving multiple sets of proxy materials and wish to receive only one set of proxy materials, please contact the Company’s Investor Relations department in the manner provided above.

What does it mean if I receive more than one proxy card or voting instruction card?
If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with banks, trustees, brokers, other nominees, and/or the Company’s transfer agent. Please sign and deliver each proxy card and voting instruction card that you receive to ensure that all of your shares will be voted. We recommend that you contact your nominee and/or the Company’s transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address.

Who pays for the solicitation of proxies?
The accompanying proxy is being solicited by the Company’s Board. The Company will bear the cost of soliciting the proxies. Officers and other management employees of the Company will receive no additional compensation for the solicitation of proxies and may use mail, e-mail, personal interview, and/or telephone.

How can I access the Company’s proxy materials and annual report on Form 10-K?
The Financial Information subsection under “Investors” on the Company’s website, www.trimascorp.com, provides access, free of charge, to SEC reports as soon as reasonably practicable after the Company electronically files such reports with, or furnishes such reports to, the SEC, including proxy materials, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to these reports. The Company has posted printable and searchable 2017 proxy materials to the Company’s website at http://ir.trimascorp.com. A copy of the Company’s Annual Report on

Form 10-K for the year ended December 31, 2016, as filed with the SEC, will be sent to any shareholder, without charge, upon written request sent to the Company’s executive offices at TriMas Corporation, Attention: Investor Relations, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304 or by email to generalcounsel@trimascorp.com.
The references to the website address of the Company and SEC in this proxy statement are not intended to function as a hyperlink and, except as specified herein, the information contained on such websites is not part of this proxy statement.

Is a registered list of shareholders available?
The names of shareholders of record entitled to vote at the Annual Meeting will be available to shareholders entitled to vote at the meeting on Thursday, May 11, 2017 at the Company’s headquarters.

How and when may I submit a shareholder proposal or director nomination for the 2018 Annual Meeting of Shareholders (“2018 Annual Meeting”)?
For a shareholder proposal to be considered for inclusion in the Company’s proxy statement for the 2018 Annual Meeting, the Corporate Secretary must receive the written proposal at the Company’s principal executive offices no later than December 6, 2017. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to TriMas Corporation, Senior Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304 or by fax to (248) 631-5413.

For a shareholder proposal or director nomination that is intended to be considered at the 2018 Annual Meeting, but not included in the Company’s proxy statement, the shareholder must give timely notice to the Corporate Secretary not earlier than January 11, 2018 and not later than the close of business on February 10, 2018. Any shareholder proposal must set forth (a) a brief description of the business desired to be brought before the 2018 Annual Meeting and the reasons for conducting such business, (b) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (c) the number of shares of Common Stock that are beneficially owned by the shareholder, (d) any material interest of the shareholder in such business, and (e) any additional information that is required to be provided by the shareholder pursuant to Regulation 14A under the Exchange Act or the Company’s Third Amended and Restated Bylaws.

APPENDIX A

TRIMAS CORPORATION

2017 EQUITY AND INCENTIVE COMPENSATION PLAN

1.Purpose. The purpose of this Plan is to attract and retain non-employee Directors and officers and other key employees of the Company and its Subsidiaries and to provide to such persons incentives and rewards for service or performance.
2.    Definitions. As used in this Plan:
(a)    “Appreciation Right” means a right granted pursuant to Section 5 of this Plan.
(b)    “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.
(c)    “Board” means the Board of Directors of the Company.
(d)    “Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.
(e)    “Change in Control” has the meaning set forth in Section 12 of this Plan.
(f)    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
(g)    “Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 10 of this Plan, and to the extent of any delegation by the Committee to a subcommittee pursuant to Section 10 of this Plan, such subcommittee.
(h)    “Common Stock” means the common stock, par value $0.01 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.
(i)    “Company” means TriMas Corporation, a Delaware corporation, and its successors.
(j)    “Date of Grant” means the date specified by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).
(k)    “Director” means a member of the Board.
(l)    “Effective Date” means the date this Plan is approved by the Stockholders.
(m)    “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under this Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.
(n)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.
(o)    “Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.
(p)    “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its Subsidiaries. The Management Objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. The Committee may grant awards subject to Management Objectives that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. The Management Objectives applicable to any Qualified Performance-Based Award will be based on one or more, or a combination, of the following metrics (including relative or growth achievement regarding such metrics):

(i)
Profits (e.g., gross profit, gross profit growth, operating income, earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, net income (before or after taxes), consolidated net income, net earnings, net sales, cost of sales, basic or diluted earnings per share (before or after taxes), residual or economic earnings, net operating profit (before or after taxes), or economic profit);

(ii)
Cash Flow (e.g., actual or adjusted earnings before or after interest, taxes, depreciation and/or amortization (including EBIT and EBITDA), free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, operating cash flow, total cash flow, cash flow in excess of cost of capital or residual cash flow, or cash flow return on investment);

(iii)	Returns (e.g., profits or cash flow returns on: assets, investment, capital, invested capital, net capital employed, equity, or sales);

(iv)	Working Capital (e.g., working capital targets, working capital divided by sales, days’ sales outstanding, days’ sales inventory, or days’ sales in payables);

(v)	Profit Margins (e.g., profits divided by revenues or gross margins and material margins divided by revenues);

(vi)	Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, or total debt ratio);

(vii)
Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenue, net revenue, revenue growth, net revenue growth, revenue growth outside the United States, gross margin and gross margin growth, material margin and material margin growth, stock price appreciation, total return to stockholders, sales and administrative costs divided by sales, or sales and administrative costs divided by profits); and

(viii)
Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, vitality index, market penetration, market share, geographic business expansion goals, expense targets or cost reduction goals, general and administrative expense savings, selling, general and administrative expenses, objective measures of client/customer satisfaction, employee satisfaction, employee retention, management of employment practices and employee benefits, supervision of litigation and information technology, productivity ratios, economic value added (or another measure of profitability that considers the cost of capital employed), product quality, sales of new products, or goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

In the case of a Qualified Performance-Based Award, each Management Objective will be objectively determinable to the extent required under Section 162(m) of the Code, and, unless otherwise determined by the Committee and to the extent consistent with Code Section 162(m), will exclude the effects of certain designated items identified at the time of grant. Management Objectives that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or financial metrics that are based on, or able to be derived from GAAP, and may be adjusted when established (or to the extent permitted under Section 162(m) of the Code, at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the acceptable levels of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a Participant’s death or disability or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.
(q)    “Market Value per Share” means, as of any particular date, the closing price of a share of Common Stock as reported for that date on the NASDAQ Stock Market or, if the shares of Common Stock are not then listed on the NASDAQ Stock Market, on any other national securities exchange on which the shares of Common Stock are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the shares of Common Stock, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.
(r)    “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.
(s)    “Option Price” means the purchase price payable on exercise of an Option Right.

(t)    “Option Right” means the right to purchase shares of Common Stock upon exercise of an award granted pursuant to Section 4 of this Plan.
(u)    “Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) an officer or other key employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, (ii) a person who provides services to the Company or any Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”), or (iii) a non-employee Director.
(v)    “Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.
(w)    “Performance Share” means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 8 of this Plan.
(x)    “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.
(y)    “Person” means any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).
(z)    “Plan” means this TriMas Corporation 2017 Equity and Incentive Compensation Plan, as amended from time to time.
(aa)    “Predecessor Plans” means the TriMas Corporation 2011 Omnibus Incentive Compensation Plan, as amended, and the TriMas Corporation 2006 Long Term Equity Incentive Plan, as amended.
(bb)    “Qualified Performance-Based Award” means any Cash Incentive Award or award of Performance Shares, Performance Units, Restricted Stock, Restricted Stock Units or other awards contemplated under Section 9 of this Plan, or portion of such award, that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.
(cc)    “Restricted Stock” means shares of Common Stock granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.
(dd)    “Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive shares of Common Stock, cash or a combination thereof at the end of the applicable Restriction Period.
(ee)    “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.
(ff)    “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for with respect to the Appreciation Right.

(gg)    “Stockholder” means an individual or entity that owns one or more shares of Common Stock.
(hh)    “Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50% of the total combined Voting Power represented by all classes of stock issued by such corporation.
(ii)    “Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company or members of the board of directors or similar body in the case of another entity.
3.    Shares Available Under this Plan.

(a)	Maximum Shares Available Under this Plan.

(i)
Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of shares of Common Stock available under this Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Stock, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, or (F) dividend equivalents paid with respect to awards made under this Plan will not exceed in the aggregate (x) 2,000,000 shares of Common Stock minus (y) as of the Effective Date, one share of Common Stock for every one share of Common Stock subject to an award granted under the Predecessor Plans between March 14, 2017 and the Effective Date. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii)
The aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan will be reduced by one share of Common Stock for every one share of Common Stock subject to an award granted under this Plan.

(b)    Share Counting Rules.

(i)
Except as provided in Section 22 of this Plan, if any award granted under this Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), or is unearned, the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under Section 3(a)(i) above.

(ii)
If, after March 14, 2017, any shares of Common Stock subject to an award granted under the Predecessor Plans are forfeited, or an award granted under the Predecessor Plans is cancelled or forfeited, expires or is settled for cash

(in whole or in part), or is unearned, the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under this Plan.

(iii)
Notwithstanding anything to the contrary contained in this Plan: (A) shares of Common Stock withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; (B) shares of Common Stock withheld by the Company, tendered or otherwise used to satisfy a tax withholding obligation (1) with respect only to awards other than Option Rights or Appreciation Rights, will be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan on and after May 11, 2017 until May 10, 2027 but (2) will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan on or after May 11, 2027; (C) shares of Common Stock subject to an Appreciation Right that are not actually issued in connection with the settlement of such Appreciation Right on the exercise thereof, will not be added back to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; and (D) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan.

(iv)
If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for shares of Common Stock based on fair market value, such shares of Common Stock will not count against the aggregate limit under Section 3(a)(i) of this Plan.

(c)    Limit on Incentive Stock Options. Notwithstanding anything to the contrary contained in this Section 3 or elsewhere in this Plan, and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 2,000,000 shares of Common Stock.
(d)    Individual Participant Limits. Notwithstanding anything to the contrary contained in this Section 3 or elsewhere in this Plan, and subject to adjustment as provided in Section 11 of this Plan:

(i)
In no event will any Participant in any calendar year be granted Option Rights and/or Appreciation Rights, in the aggregate, for more than 750,000 shares of Common Stock; provided, however, that with respect to a Participant’s first calendar year of service with the Company or a Subsidiary, the amount set forth in this Section 3(d)(i) is multiplied by two.

(ii)
In no event will any Participant in any calendar year be granted Qualified Performance-Based Awards of Restricted Stock, Restricted Stock Units, Performance Shares and/or other awards under Section 9 of this Plan, in the aggregate, for more than 750,000 shares of Common Stock; provided, however, that with respect to a Participant’s first calendar year of service with the

Company or a Subsidiary, the amount set forth in this Section 3(d)(ii) is multiplied by two.

(iii)
In no event will any Participant in any calendar year receive Qualified Performance-Based Awards of Performance Units and/or other awards payable in cash under Section 9 of this Plan having an aggregate maximum value as of their respective Dates of Grant in excess of $4,000,000; provided, however, that with respect to a Participant’s first calendar year of service with the Company or a Subsidiary, the amount set forth in this Section 3(d)(iii) is multiplied by two.

(iv)
In no event will any Participant in any calendar year receive Qualified Performance-Based Awards that are Cash Incentive Awards having an aggregate maximum value in excess of $4,000,000; provided, however, that with respect to a Participant’s first calendar year of service with the Company or a Subsidiary, the amount set forth in this Section 3(d)(iv) is multiplied by two.

(v)
In no event will any non-employee Director in any calendar year be granted awards under this Plan having an aggregate maximum value at the Date of Grant (calculating the value of any such awards based on the grant date fair value for financial reporting purposes), taken together with any cash fees payable to such non-employee Director for such calendar year, in excess of (A) with respect to the non-executive chairperson of the Board, $600,000 and (B) with respect to any other non-employee Director, $500,000. Notwithstanding the foregoing, in the event of extraordinary circumstances (as determined by the Board) the amounts set forth in the preceding sentence shall be increased to $750,000 with respect to the non-executive chairperson of the Board and $650,000 with respect to any other non-employee Director, as applicable, provided that such increase may apply only if any such non-employee Director receiving additional compensation as a result of such extraordinary circumstances does not participate in the determination that extraordinary circumstances exist, in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee Directors.

(e)    Notwithstanding anything in this Plan to the contrary (except for the discretionary acceleration provisions of this Plan), up to 5% of the aggregate number of shares of Common Stock available for awards under Section 3(a)(i) of this Plan, as may be adjusted under Section 11 of this Plan, may be used for awards granted under Section 4 through Section 9 of this Plan that do not at grant comply with the applicable one-year minimum vesting or performance period requirements set forth in such sections of this Plan.
4.    Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)    Each grant will specify the number of shares of Common Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b)    Each grant will specify an Option Price per share of Common Stock, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.
(c)    Each grant will specify whether the Option Price will be payable (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of shares of Common Stock owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the Company’s withholding of shares of Common Stock otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the shares of Common Stock so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.
(d)    To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares of Common Stock to which such exercise relates.
(e)    Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.
(f)    Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before any Option Rights or installments thereof will become exercisable; provided, that, except as otherwise described in this subsection, no Option Rights may become exercisable sooner than after one year or a one-year performance period. Option Rights may provide for continued vesting or the earlier exercise of such Option Rights, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control.
(g)    Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.
(h)    Option Rights granted under this Plan may be (i) options, including Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.
(i)    No Option Right will be exercisable more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Option Right upon such terms and conditions as established by the Committee.
(j)    Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.
(k)    Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
5.    Appreciation Rights.
(a)    The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any Participant of Appreciation Rights. An Appreciation Right will be the right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.
(b)    Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i)	Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, shares of Common Stock or any combination thereof.

(ii)	Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Committee on the Date of Grant.

(iii)	Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(iv)
Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary that is necessary before the Appreciation Rights or installments thereof will become exercisable; provided, that, except as otherwise described in this subsection, no Appreciation Rights may become exercisable sooner than after one year or a one-year performance period. Appreciation Rights may provide for continued vesting or the earlier exercise of such Appreciation Rights, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control.

(v)	Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights.

(vi)	Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(vii)	Successive grants of Appreciation Rights may be made to the same Participant regardless of whether any Appreciation Rights previously granted to the Participant remain unexercised.

(viii)
Each grant of Appreciation Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

(c)    Also, regarding Appreciation Rights:

(i)
Each grant will specify in respect of each Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant; and

(ii)
No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of a Appreciation Right upon such terms and conditions as established by the Committee.

6.    Restricted Stock. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)    Each such grant or sale will constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.
(b)    Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.
(c)    Each such grant or sale will provide that the Restricted Stock covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until achievement of Management Objectives referred to in Section 6(e) of this Plan. If the elimination of restrictions is based only on the passage of time, the period of time will be no shorter than one year.
(d)    Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant (which restrictions may include rights of repurchase or first refusal of the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture while held by any transferee).
(e)    Any grant of Restricted Stock may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Stock; provided, however, that notwithstanding subparagraph (c) above, for Restricted Stock that vests upon the achievement of Management Objectives, the performance period must be at least one year.
(f)    Notwithstanding anything to the contrary contained in this Plan (including minimum vesting requirements), Restricted Stock may provide for continued vesting or the earlier termination of restrictions on such Restricted Stock, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control; provided, however, that no award of Restricted Stock intended to be a Qualified Performance-Based Award will provide for such early termination of restrictions (other than in connection with the death or disability of the Participant or a Change in Control) to the extent such provisions would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.
(g)    Any such grant or sale of Restricted Stock will require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional Restricted Stock, which will be subject to the same restrictions as the underlying award. For the avoidance of doubt, any such dividends or other distributions on Restricted Stock will be deferred until, and paid contingent upon, the vesting of such Restricted Stock.
(h)    Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Stock.
7.    Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)    Each such grant or sale will constitute the agreement by the Company to deliver shares of Common Stock or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Committee may specify.
(b)    If a grant of Restricted Stock Units specifies that the Restriction Period will terminate only upon the achievement of Management Objectives or that the Restricted Stock Units will be earned based on the achievement of Management Objectives, then, notwithstanding anything to the contrary contained in subparagraph (d) below, the applicable performance period must be at least one year.
(c)    Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.
(d)    If the Restriction Period lapses only by the passage of time rather than the achievement of Management Objectives as provided in subparagraph (b) above, each such grant or sale will be subject to a Restriction Period of not less than one year.
(e)    Notwithstanding anything to the contrary contained in this Plan (including minimum vesting requirements), Restricted Stock Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control; provided, however, that no award of Restricted Stock Units intended to be a Qualified Performance-Based Award will provide for such early lapse or modification of the Restriction Period (other than in connection with the death or disability of the Participant or a Change in Control) to the extent such provisions would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.
(f)    During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the shares of Common Stock deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on a deferred and contingent basis, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on shares of Common Stock underlying Restricted Stock Units will be deferred until and paid contingent upon the vesting of such Restricted Stock Units.
(g)    Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in shares of Common Stock or cash, or a combination thereof.

(h)    Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
8.    Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)    Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.
(b)    The Performance Period with respect to each Cash Incentive Award or grant of Performance Shares or Performance Units will be such period of time (not less than one year) as will be determined by the Committee, which may be subject to continued vesting or earlier lapse or other modification, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such event, the Evidence of Award will specify the time and terms of delivery.
(c)    Each grant of a Cash Incentive Award, Performance Shares or Performance Units will specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.
(d)    Each grant will specify the time and manner of payment of a Cash Incentive Award, Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in shares of Common Stock, in Restricted Stock or Restricted Stock Units or in any combination thereof.
(e)    Any grant of a Cash Incentive Award, Performance Shares or Performance Units may specify that the amount payable or the number of shares of Common Stock, Restricted Stock or Restricted Stock Units payable with respect thereto may not exceed a maximum specified by the Committee on the Date of Grant.
(f)    The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional shares of Common Stock, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid.

(g)    Each grant of a Cash Incentive Award, Performance Shares or Performance Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
9.    Other Awards.
(a)    Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may grant to any Participant shares of Common Stock or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the shares of Common Stock or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Shares of Common Stock delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, shares of Common Stock, other awards, notes or other property, as the Committee determines.
(b)    Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.
(c)    The Committee may grant shares of Common Stock as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.
(d)    If the earning or vesting of, or elimination of restrictions applicable to, an award granted under this Section 9 is based only on the passage of time rather than the achievement of Management Objectives, the period of time shall be no shorter than one year. If the earning or vesting of, or elimination of restrictions applicable to, awards granted under this Section 9 is based on the achievement of Management Objectives, the performance period must be at least one year.
(e)    The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 9 on a deferred and contingent basis, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on shares of Common Stock underlying awards granted under this Section 9 will be deferred until and paid contingent upon the earning of such awards.
(f)    Notwithstanding anything to the contrary contained in this Plan (including minimum vesting requirements), awards under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such event, the Evidence of Award will specify the time and terms of delivery.

10.    Administration of this Plan.
(a)    This Plan will be administered by the Committee. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.
(b)    The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.
(c)    To the extent permitted by law, the Committee may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, Director, or more than 10% “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act, or to any Participant who is, or is determined by the Committee to likely become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision); (B) the resolution providing for such authorization shall set forth the total number of shares of Common Stock such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.
11.    Adjustments. The Committee shall make or provide for such adjustments in the number of and kind of shares of Common Stock covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of shares of Common Stock covered by other awards granted pursuant to Section 9 of this Plan, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the Person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the number of shares of Common Stock specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(c) of this Plan will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.
12.    Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events:
(a)    any Person is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a beneficial owner in connection with a transaction described in clause (i) of Section 12(c) of this Plan;
(b)    the following individuals cease for any reason to constitute a majority of the number of Directors then serving on the Board: individuals who, on the Effective Date, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of Directors) whose appointment or election by the Board or nomination for election by the Stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended (the “Incumbent Board”); provided, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest (an “Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;
(c)    there is consummated a merger, consolidation, wind-up, reorganization or restructuring of the Company with or into any other entity, or a similar event or series of such events, other than (i) any such event or series of events which results in (A) the voting securities of the Company outstanding immediately prior to such event or series of events continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 51% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (B) the individuals who comprise the Board immediately prior thereto constituting immediately thereafter at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (ii) any such event or series of events effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities; or

(d)    the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (it being conclusively presumed that any sale or disposition is a sale or disposition by the Company of all or substantially all of its assets if the consummation of the sale or disposition is contingent upon approval by the Stockholders unless the Board expressly determines in writing that such approval is required solely by reason of any relationship between the Company and any other Person or an affiliate of the Company and any other Person), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity (i) at least 51% of the combined voting power of the voting securities of which are owned by Stockholders in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition and (ii) the majority of whose board of directors immediately following such sale or disposition consists of individuals who comprise the Board immediately prior thereto.
13.    Detrimental Activity and Recapture Provisions. Any Evidence of Award may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary, or (b) within a specified period after termination of such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any shares of Common Stock issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the shares of Common Stock may be traded.
14.    Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Stockholders.
15.    Transferability.
(a)    Except as otherwise determined by the Committee, no Option Right, Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution. In no event will any such award granted under this Plan be transferred for value. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.
(b)    The Committee may specify on the Date of Grant that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer.
16.    Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other Person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other Person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of shares of Common Stock, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold shares of Common Stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the Participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares of Common Stock required to be delivered to the Participant, shares of Common Stock having a value equal to the amount required to be withheld or by delivering to the Company other shares of Common Stock held by such Participant. The shares of Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such shares of Common Stock on the date the benefit is to be included in Participant’s income. In no event will the fair market value of the shares of Common Stock to be withheld and delivered pursuant to this Section 16 to satisfy applicable withholding taxes or other amounts in connection with the benefit exceed the minimum amount required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences and (ii) is permitted by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of shares of Common Stock acquired upon the exercise of Option Rights.
17.    Compliance with Section 409A of the Code.
(a)    To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.
(b)    Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.
(c)    If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the fifth business day of the seventh month after such separation from service.
(d)    Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.
(e)    Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.
18.    Amendments.
(a)    The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the Stockholders in order to comply with applicable law or the rules of the NASDAQ Stock Market or, if the shares of Common Stock are not traded on the NASDAQ Stock Market, the principal national securities exchange upon which the shares of Common Stock are traded or quoted, then, such amendment will be subject to Stockholder approval and will not be effective unless and until such approval has been obtained.
(b)    Except in connection with a corporate transaction or event described in Section 11 of this Plan or in connection with a Change in Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Stockholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Stockholders.
(c)    If permitted by Section 409A of the Code and Section 162(m) of the Code, but subject to the paragraph that follows, notwithstanding the Plan’s minimum vesting requirements, and including in the case of termination of employment or service by reason of death, disability or retirement, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any other awards made pursuant to Section 9 of this Plan subject to any vesting schedule or transfer restriction, or who holds shares of Common Stock subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award, except in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.
(d)    Subject to Section 18(b) of this Plan, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively, except in the case of a Qualified Performance-Based Award (other than in connection with the Participant’s death or disability, or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Management Objectives or the level or levels of achievement with respect to such Qualified Performance-Based Award. Except for adjustments made pursuant to Section 11 of this Plan, no such amendment will impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.
19.    Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Delaware.
20.    Effective Date/Termination. This Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Predecessor Plans, provided that outstanding awards granted under the Predecessor Plans will continue unaffected following the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the Effective Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.
21.    Miscellaneous Provisions.
(a)    The Company will not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b)    This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.
(c)    Except with respect to Section 21(e) of this Plan, to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.
(d)    No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.
(e)    Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.
(f)    No Participant will have any rights as a Stockholder with respect to any shares of Common Stock subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares of Common Stock upon the stock records of the Company.
(g)    The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.
(h)    Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of shares of Common Stock under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the crediting of dividend equivalents or interest on the deferral amounts.
(i)    If any provision of this Plan is or becomes invalid or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect.
22.    Stock-Based Awards in Substitution for Option Rights or Awards Granted by Another Company. Notwithstanding anything in this Plan to the contrary:
(a)    Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for shares of Common Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.
(b)    In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.
(c)    Any shares of Common Stock that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) of this Plan will not reduce the shares of Common Stock available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no shares of Common Stock subject to an award that is granted by, or becomes an obligation of, the Company under Sections 22(a) or 22(b) of this Plan, will be added to the aggregate limit contained in Section 3(a)(i) of this Plan in the following circumstances: (i) if such award is cancelled or forfeited, expires or is settled for cash (in whole or in part), (ii) if such shares of Common Stock are withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option or to satisfy a tax withholding obligation with respect to any award or (iii) if such shares of Common Stock are not actually issued in connection with the settlement of an Appreciation Right on the exercise thereof.

TRIMAS CORPORATION
ATTN: JOSHUA SHERBIN
39400 WOODWARD AVENUE, SUITE 130
BLOOMFIELD HILLS, MI 48304

VOTE BY INTERNET - www.proxyvote.com
Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE FOLLOWING:

	For	Withhold	For All
	All	All	Except
1. Election of Directors	☐	☐	☐
Nominees
01 Richard M. Gabrys
02 Eugene A. Miller
03 Herbert K. Parker
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
__________________________________________________________

To vote against all nominees, mark “Withhold All” above. To vote against an individual nominee, mark “For All Except” and write the nominee’s number on the line above.

		For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017	☐	☐	☐

		For	Against	Abstain
3.	Approval of the TriMas Corporation 2017 Equity and Incentive Compensation Plan	☐	☐	☐

		For	Against	Abstain
4.	Approval, on a non-binding advisory vote, of the compensation paid to the Company’s Named Executive Officers	☐	☐	☐

		Every Year	Every Two Years	Every Three Years	Abstain
5.	To recommend, on a non-binding advisory basis, the frequency of future non-binding advisory votes to approve the compensation paid to the Company’s Named Executive Officers	☐	☐	☐	☐

NOTE: This proxy/voting instruction, when properly executed, will be voted in accordance with the directions indicated, and if no directions are given, will be voted FOR all of the nominees for director under proposal 1, will be voted FOR proposals 2, 3, and 4 and will be voted for the ONE-YEAR FREQUENCY in proposal 5. The proxies will vote in their discretion upon any and all other matters which may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

Please retain and present this top portion of the proxy card as your admission ticket together with a valid picture identification to gain admittance to the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 11, 2017 AT 8:00 A.M. EASTERN TIME

The Proxy Statement and 2016 Annual Report of TriMas Corporation are also available at: http://ir.trimascorp.com

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and 2016 Annual Report are available at www.proxyvote.com.

FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 11, 2017
AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRIMAS CORPORATION

Properly executed proxies received by the day before the cut-off date or the meeting date will be voted as marked and, if not marked, will be voted FOR all of the nominees for director under proposal 1, FOR proposal 2, FOR proposal 3, FOR proposal 4, and for the ONE-YEAR FREQUENCY in proposal 5.

By casting your voting instructions on the reverse side of this proxy form, you hereby (a) acknowledge receipt of the proxy statement related to the above-referenced meeting, (b) appoint the individuals named in such proxy statement, and each of them, as proxies, with full power of substitution, to vote all shares of TriMas Corporation’s common stock that you would be entitled to cast if personally present at such meeting and at any postponement or adjournment thereof, and (c) revoke any proxies previously given.

This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Director recommendations indicated on the reverse side of this proxy, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

Please date, sign and mail the proxy promptly in the self-addressed return envelope which requires no postage if mailed in the United States. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners should sign. Alternatively, you may vote by phone or the internet, as described in the instructions on the reverse side of the proxy.
Continued and to be signed on reverse side

QuickLinks
PROXY SUMMARY
PROPOSAL 1- ELECTION OF DIRECTORS
DIRECTORS COMPENSATION
DIRECTOR COMPENSATION TABLE
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PROPOSAL 2 - RATIFICATION OF INDEPENDENT AUDITOR
PROPOSAL 3 - APPROVAL OF THE COMPANY’S 2017 EQUITY AND INCENTIVE COMPENSATION PLAN
PROPOSAL 4 - APPROVAL OF SAY ON PAY
PROPOSAL 5 - RECOMMENATION OF FREQUENCY OF SAY ON PAY
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
TRANSACTIONS WITH RELATED PERSONS
EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS OVERVIEW
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
FAQ - ABOUT THE MEETING
APPENDIX A - TRIMAS CORPORATION 2017 EQUITY AND INCENTIVE COMPENSATION PLAN
PROXY CARD